Exhibit 99.1

Australia and New Zealand Banking Group Limited

ABN 11 005 357 522

Half Year

31 March 2013

Consolidated Financial Report

Dividend Announcement

and Appendix 4D

The Consolidated Financial Report and Dividend Announcement contains the information required by Appendix 4D of the Australian Securities Exchange Listing Rules. It should be read in conjunction with ANZ’s 2012 Annual Report, and is lodged with the Australian Securities Exchange under listing rule 4.2A.

RESULTS FOR ANNOUNCEMENT TO THE MARKET	APPENDIX 4D

Name of Company:	Australia and New Zealand Banking Group Limited
ABN 11 005 357 522

Report for the half year ended 31 March 2013

Operating Results[1]			A$ million

Operating income	ñ	1% to	8,930

Net statutory profit attributable to shareholders	ñ	1% to	2,940

Cash profit[2]	ñ	10% to	3,182

Dividends[3]	Cents per share	Franked amount[4] per share

Proposed interim dividend	73	100%

Record date for determining entitlements to the proposed interim dividend		15 May 2013

Payment date for the proposed interim dividend		1 July 2013

Dividend Reinvestment Plan and Bonus Option Plan

Australia and New Zealand Banking Group Limited (ANZ) has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2013 interim dividend. For the 2013 interim dividend, ANZ will provide shares under the DRP and BOP through the issue of new shares. The ‘Acquisition Price’ to be used in determining the number of shares to be provided under the DRP and BOP will be calculated by reference to the arithmetic average of the daily volume weighted average sale price of all fully paid ANZ ordinary shares sold in the ordinary course of trading on the ASX during the seven trading days commencing on 17 May 2013, and then rounded to the nearest whole cent. Shares provided under the DRP and BOP will rank equally in all respects with existing fully paid ANZ ordinary shares. Election notices from shareholders wanting to commence, cease or vary their participation in the DRP or BOP for the 2013 interim dividend must be received by ANZ’s Share Registrar by 5.00 pm (Australian Eastern Standard Time) on 15 May 2013. Subject to receiving effective contrary instructions from the shareholder, dividends payable to shareholders with a registered address in Great Britain (including the Channel Islands and the Isle of Man) or New Zealand will be converted to Pounds Sterling and New Zealand dollars respectively at an exchange rate calculated on 17 May 2013.

[1]	Compared to previous corresponding period (six months ended 31 March 2012)
[2]

Reported profit is adjusted to exclude certain non-core items to arrive at cash profit, and has been provided to assist readers to understand the results for the ongoing activities of the Group. The net after tax adjustment was an increase of $242 million made up of several items. Refer pages 76 to 83 of the ANZ Condensed Consolidated Financial Report and Dividend Announcement for the half year 31 March 2013 for further details

[3]	There is no foreign conduit income attributed to the dividends
[4]	The proposed interim dividend will be fully franked for Australian tax purposes (30% tax rate) and carry New Zealand imputation credits of 9 New Zealand cents per ordinary share

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

CONSOLIDATED FINANCIAL REPORT AND DIVIDEND ANNOUNCEMENT

Half year ended 31 March 2013

This Consolidated Financial Report and Dividend Announcement has been prepared for Australia and New Zealand Banking Group Limited (the “Company”) together with its subsidiaries which are variously described as “ANZ”, “Group”, “ANZ Group”, “us”, “we” or “our”.

All amounts are in Australian dollars unless otherwise stated. The information on which the Condensed Consolidated Financial Statements are based, has been reviewed by the Group’s auditors, KPMG. The Company has a formally constituted Audit Committee of the Board of Directors. The signing of these Condensed Consolidated Financial Statements was approved by resolution of a Committee of the Board of Directors on 29 April 2013.

When used in this Results Announcement the words “estimate”, “project”, “intend”, “anticipate”, “believe”, “expect”, “should” and similar expressions, as they relate to ANZ and its management, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ANZ does not undertake any obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

This page has been left blank intentionally

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	ABN 11 005 357 522

For Release: 30 April 2013

Media Release

ANZ 2013 Half Year Result

– revenue growth and productivity drive higher returns and increased dividend –

ANZ today announced a statutory profit after tax of $2.9 billion up 7% compared to the previous half (HOH). Cash profit1 of $3.2 billion increased 8% HOH and 10% against the prior comparable period (PCP).

The interim dividend of 73 cents per share fully franked is 11% higher than interim 2012.

Performance Highlights2

•

Profit before provisions (PBP) increased 7% (+10% PCP) reflecting growth in International and Institutional Banking, particularly in Asia, a strong performance from the Australia Division, emerging benefits from the New Zealand simplification program, a solid contribution from Global Wealth and further Group-wide improvement in productivity.

•	Return on equity (RoE) increased by 80 bps to 15.5% (steady PCP) driven by earnings growth and initial benefits from our focus on capital efficiency. Earnings per share increased 7% to 117.0 cents.

•	Dividend uplift came from stronger earnings with a move to progressively rebalance to a more even distribution of dividend half on half.

•

Revenue, excluding the gain on the sale of Visa shares in 2H12, increased 3% (+4% PCP). Earnings diversification continues with 20% of revenue derived from outside of Australia and New Zealand. Global Markets revenue increased 23% to $1.1 billion (+11% PCP) with customer sales up 7%.

•

ANZ invested over $400 million in growth and transformation initiatives across the bank during the half. Productivity improvements saw expenses, excluding one-offs in 2H12, decline slightly. The cost to income ratio (CTI) decreased to 44.4%.

•

The Group net interest margin excluding Global Markets was steady at 267 bps.[3] The benefits of reduced reliance on wholesale funding and asset repricing were offset by deposit competition and the impact of lower earnings on capital and rate insensitive deposits in a declining interest rate environment.

•	Customer deposits grew 5% (+12% PCP) with net loans and advances up 3% (+7% PCP).[4]

•	The provision charge was $599 million, down 13%. Gross impaired assets declined 10%. The collective provision coverage ratio is 1.01% on a Basel 3 basis (1.06% Basel 2).

•

ANZ remains strongly capitalised under the new Basel 3 capital rules and is at the upper end of global peers comparisons. Capital generation of $2.2 billion increased the Common Equity Tier 1 (CET1) ratio on an Australian Prudential Regulation Authority (APRA) Basel 3 basis to 8.2%, equivalent to an internationally harmonised Basel 3 basis CET1 of 10.3%.

ANZ Chief Executive Officer Mike Smith said: “This result is a good performance and demonstrates ANZ is delivering consistent, well diversified revenue growth supported by strong productivity and capital management outcomes.

“Since 2008 we have worked hard to connect ANZ shareholders and customers to the significant opportunities being created by Asia’s fast-growing economies while building on our traditional strengths in Australia, New Zealand and the Pacific.

“This half saw us strengthen our franchises in Asia Pacific, Australia and New Zealand, hold Group margins steady, produce a lower cost-to-income ratio and achieve a higher return on equity while further strengthening our capital position. Shareholders are benefiting from these outcomes.

“A highlight of our performance was our ability to invest over $400 million in growth initiatives during the period while also producing strong productivity outcomes across the business with expenses down 8% and the cost to income ratio down to 44.4%.

“This outcome is a step change for ANZ. It reflects a continuing commitment to growth while also delivering sustainable productivity outcomes that provides us with ever greater earnings leverage over time.

[1]	Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, the result for the ongoing business activities of the Group.
[2]	All comparisons are on a cash basis and are 1H13 compared to 2H12 unless otherwise noted.
[3]	Group NIM exit margin (ex Markets) 267 bps for quarter ended March 2013, up from 266 bps Group NIM exit margin (ex Markets) at September 2012.
[4]	FX adjusted.

MEDIA RELEASE

“The Asia Pacific Europe and America network contributed 20% of Group revenue with particularly strong performances from Global Markets, Trade, Transaction Banking and Asia Commercial. In Australia, we made further market share gains in priority Retail and Commercial segments, margins were well managed and we saw improving trends in customer satisfaction. In New Zealand we have maintained our market leading position while completing the first phase of the simplification program which has driven productivity benefits during the half. Wealth is being repositioned with a focus on increased cross-sell, product innovation and productivity.

“Provisions were slightly better than expectations and while the credit outlook remains stable we believe ongoing stress in certain parts of the economy warrants a cautious outlook.

“These strong operational results and the pipeline of initiatives that we are now delivering to improve capital efficiency saw ANZ’s return on equity rise 80 basis points during the half to 15.5%.

“We understand that our shareholders value sustainability and predictability in dividend streams. ANZ is focused on maintaining a full year dividend payout in the range of 65% to 70% of cash earnings and aligning our dividend with earnings growth. In the current environment, while we are well placed in our capital position we are committed to driving further capital efficiencies. This will allow us to move the payout ratio steadily towards the higher end of our target range with a more balanced split between the first and second halves.

“This result is further evidence that ANZ is consistently delivering on its promises to its shareholders and to its customers. ANZ is well positioned going into the second half with good momentum on growth opportunities, on costs and on capital management and I am confident about the year as a whole,” Mr Smith said.

PERFORMANCE BY DIVISION5

AUSTRALIA

The Australian franchise (Retail and Corporate & Commercial Banking) delivered a strong result, strengthening our domestic position. Profit was up 7% HOH (+11% PCP) and PBP up 6% (+15% PCP). Revenue grew 2% with costs well controlled, decreasing 3%, or flat excluding capitalised software impairments (-2% PCP).

The Retail business delivered above system growth in mortgages and deposits, continuing the trend of the past three years, and this growth has been largely self funded. Traditional Banking market share has increased 140 bps to 14.3% and market share in the Affluent Segment increased 180 bps to 15.2% during the past two years, the strongest growth of the major banks.

A strong customer focus has driven a steady increase in Corporate and Commercial Banking customer numbers (up 9% in the past 12 months) and customer satisfaction, including improved ratings for “easy to do business with” and “servicing customers’ business needs across Australia, New Zealand and Asia”. The business is harnessing ANZ’s regional platform with trade finance revenues attributable to Corporate and Commercial Banking clients up 9% (+15% PCP) and overall cross sell up 2% (+11% PCP).

To ensure continued growth and delivery of further productivity benefits, we are investing in our Banking on Australia program. We are taking an integrated approach to digital opportunities including constructing a new digital platform. We have delivered ANZ goMoney iPhone and Android apps, which are ranked as the most popular of their type in the market, with over one million registered users. In Corporate and Commercial Banking we launched the award winning ANZ FastPay app, Australia’s first mobile banking app for on-the-go card acceptance. We are improving our sales capability delivering over 150,000 hours of training in the past 12 months. In Retail our improved training and systems saw our proprietary channels contribute the majority of mortgage sales in the half and 55% of total mortgage FUM growth in March. Growth was achieved while maintaining strong mortgage broker volumes and adhering to strict underwriting standards.

Margins improved slightly, up 3 bps, despite deposit pricing and mix pressures. Credit quality remains sound with the provision charge in line with volume growth after allowing for write backs in the second half 2012.

INTERNATIONAL AND INSTITUTIONAL BANKING (IIB)

IIB continues to strengthen returns while growing and diversifying its earnings by geography, product and customer, reducing its historical reliance on Institutional lending and interest rate trading in Australia. In the half 46% of revenue and 59% of deposits came from outside Australia and New Zealand. Profit grew 26% HOH (+3% PCP) with PBP up 17% (+1% PCP). Profit, excluding the impact of the capitalised software impairment in 2H12, increased 10% HOH with PBP up 6%.

In line with our strategy, flow and value added products such as Trade, Foreign Exchange, Debt Capital Markets and Cash Management are experiencing higher growth, with Transaction Banking profit up 26% and Global Markets profit up 30%. Lending volumes, primarily trade related and in priority segments like Resources (+12%) and Financial Institutions (+7%) are growing strongly. Within Global Markets, while income from Trading and Balance Sheet grew strongly, more than half of the revenue came from customer sales.

[5]	All comparisons are on a cash basis and are 1H13 compared to 2H12 unless otherwise noted.

MEDIA RELEASE

Commercial Asia grew revenue strongly (+32%) and ROE improved further, in part due to an improving product mix through strong cross sell of Transaction Banking and Global Markets products which comprise almost 90% of income.

The quality of the ANZ Retail Asia Pacific franchise continues to build. The business managed margin headwinds well, and delivered a strong cost outcome with expenses down 7% (-8% PCP). Building liquidity is a key focus; Customer deposits grew 5%.

The IIB balance sheet continues to grow and strengthen, with deposits up 6% and lending driven predominantly by trade finance in APEA (+ 21%).

Good underlying volume growth, disciplined cost management and ongoing productivity improvements helped offset margin headwinds. Institutional margins improved in the second quarter but were down 14 bp for the half (excluding Markets), 6 bps of which related to the impact of lower interest rates on earnings on capital and rate insensitive deposits in a low interest rate environment.

A strong overall cost reduction outcome included a 14% decline in operations costs in the half (13% PCP), providing capacity for investment in our strategic growth areas. These include new platforms for Cash Management and Markets and in the Asia core banking engine. We also invested further in our regional presence, opening a representative office in Myanmar and our 7th branch in China (Hangzhou).

The quality of our Institutional lending book continues to improve with lending to investment grade clients now 79% of the loan book up from 60% five years ago. Net impaired assets have declined 9% during the half.

NEW ZEALAND (all figures in NZD)

The business moved onto one brand and one technology platform in October 2012. Market share grew in both deposits and mortgages, and customer satisfaction levels have been stable and consideration levels6 increased. Simplification is driving greater business efficiency and the cost to income ratio declined further. Profit grew 22% (+ 19% PCP) with PBP up 11% (+ 7% PCP).

Lending grew modestly, up 1%, and was fully self-funded by customer deposits which grew 4%. We are driving greater quality in our income base and improving cross sell with a circa 30% increase in the proportion of new Retail customers with three products or more over the past year.

Retail lending volumes held up well despite the low growth environment, however a combination of competitive macro conditions and a short term tactical sales campaign led to some margin pressure in the first quarter but margins stabilised in the second quarter. The Commercial segment delivered above system growth in Small Business Banking.

Credit quality has continued to strengthen and the provision charge declined 60% (64% PCP) largely driven by a reduced individual provisions in the Commercial & Agri business. Delinquency rates have declined and gross impaired assets were down both HOH and PCP.

GLOBAL WEALTH

Our key focus is to deepen relationships with existing customers, and Wealth solutions held by ANZ customers grew 9% PCP. ANZ Smart Choice Super launched in late 2012 is seeing new account openings at the rate of more than 800 per week. Specifically designed for the digital channel, this innovative solution allows customers to view and manage their superannuation online, via mobile or tablet.

Profit increased 20% (+15% PCP) with income up 3% primarily through an increase in Funds under Management and in-force insurance premiums. Improved investment markets benefitted Funds under Management. Productivity initiatives and a non-recurring software impairment from the prior period, drove a 7% decrease in operating costs resulting in a 690 bps reduction in the Division’s cost to income ratio (-280 bps PCP).

The number of ANZ financial planners grew 9% in Australia and New Zealand across the half. In addition, ANZ Financial Planning’s productivity in Australia increased with a 21% increase in risk sales per adviser and a 6% increase in investment inflows per adviser (PCP).

BALANCE SHEET, CAPITAL, LIQUIDITY AND FUNDING

ANZ is strongly capitalised; $2.2 billion of capital generation during the half increased our CET1 ratio on an APRA Basel 3 basis to 8.2%, equivalent to an internationally harmonised Basel 3 basis of 10.3% at the end of March, despite an increase in risk weighted assets and the removal of the discount on the Dividend Reinvestment Plan.

Consistent with previous periods, deposit growth exceeded loan growth, with deposits comprising 61% of the Group’s total funding base.

ANZ has completed $12.4 billion of term wholesale funding, leaving the Group well placed to meet the annual funding task of $20-25 billion. Issuance has again been well diversified across senior, subordinated and covered formats and in a range of currencies.

[6]	Source Ipsos Branch Tracker – consumers saying the brand is their first choice or is seriously considered.

MEDIA RELEASE

Liquidity portfolio assets, up $7 billion to $122 billion over the half, continue to provide a strong buffer against market volatility and exceed the Group’s total offshore wholesale debt portfolio.

ANZ has further reduced the remaining notional exposure on the Group Credit Intermediation Trades by US$3.3 billion to US$4.7 billion reducing risk weighted assets by circa $1 billion.

DIVIDEND

In the past ANZ has targeted a Dividend payout ratio (DPOR) equivalent to 67% of cash earnings. The Board believes that a full year DPOR of between 65% and 70% is sustainable in the medium term, with a bias towards the upper end of the range in the near term.

The interim dividend of 73 cents per share reflects strong earnings in the first half, together with a move to progressively rebalance to a more even distribution of dividend half on half.

CREDIT QUALITY

Credit quality performed better than expectations. The first half provision charge of $599 million is down 13% HOH and while slightly higher than the same period in 2012, it contains lower levels of writebacks. Releases of Collective Provision management overlays were also lower.

The Collective Provision ratio of 1.01% on an APRA Basel 3 basis (1.06% on a Basel 2 basis) provides conservative coverage given the ongoing improvement in credit quality, particularly in Institutional where lending to investment grade clients now comprises 79% of the book compared to 60% five years ago.

Gross impaired assets reduced by 10%, and have now reduced at an average of $375 million each half since 2H10. New impaired assets reduced in all Divisions, with total new impaired assets down 15%.

For media enquiries contact:

Paul Edwards	Stephen Ries
Group GM, Corporate Communications	Senior Manager, Media Relations
Tel: +61-3-8654 9999 or +61-434-070101	Tel: +61-3-8654 3659 or +61-409-655551
Email: Paul.Edwards@anz.com	Email: Stephen.Ries@anz.com

For investor and analyst enquiries contact:

Jill Craig	Ben Heath
Group GM, Investor Relations	Senior Manager, Investor Relations
Tel: +61-3-8654 7749 or +61-412-047448	Tel: +61-3-8654 7793 or +61-435-655033
Email: Jill.Craig@anz.com	Email: Ben.Heath@anz.com

SNAPSHOT

CONTENTS

Section 2 – Snapshot

Statutory Results	6

Cash Results	7

Key Balance Sheet Metrics	8

SNAPSHOT

Statutory Results

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12

Net interest income	6,200	6,126	5,984	1%	4%

Other operating income	2,730	2,768	2,833	-1%	-4%

Operating income	8,930	8,894	8,817	0%	1%

Operating expenses	(4,034)	(4,386)	(4,133)	-8%	-2%

Profit before credit impairment and income tax	4,896	4,508	4,684	9%	5%

Provision for credit impairment	(588)	(660)	(538)	-11%	9%

Profit before income tax	4,308	3,848	4,146	12%	4%

Income tax expense	(1,363)	(1,104)	(1,223)	23%	11%

Non-controlling interests	(5)	(2)	(4)	large	25%

Profit attributable to shareholders of the Company	2,940	2,742	2,919	7%	1%

Earnings per ordinary share (cents)

		Half Year			Movement
	Reference Page	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12

Basic	97	108.6	102.6	110.8	6%	-2%

Diluted	97	105.4	99.1	106.2	6%	-1%

		Half Year
Ordinary share dividends (cents)	Reference Page	Mar 13	Sep 12	Mar 12
Interim - 100% franked	96	73	n/a	66
Final - 100% franked	96	n/a	79	n/a
Ordinary share dividend payout ratio[1]	96	68.2%	78.5%	60.8%

Preference share dividend ($M)
Dividend paid[2]	96	3	4	7

Profitability ratios
Return on average ordinary shareholders’ equity[3]		14.4%	13.7%	15.6%
Return on average assets		0.90%	0.85%	0.95%
Net interest margin		2.24%	2.28%	2.35%
Net interest margin (excluding Global Markets)		2.65%	2.67%	2.75%

Efficiency ratios
Operating expenses to operating income		45.2%	49.3%	46.9%
Operating expenses to average assets		1.23%	1.37%	1.35%

Credit impairment provisioning/(release)
Individual provision charge ($M)	99	584	887	690
Collective provision charge/(release) ($M)	99	4	(227)	(152)

Total provision charge ($M)	99	588	660	538
Individual provision charge as a % of average net advances		0.27%	0.42%	0.34%
Total provision charge as a % of average net advances		0.27%	0.31%	0.27%

[1].	Dividend payout ratio is calculated using 31 March 2012 interim, 30 September 2012 final and the proposed 31 March 2013 interim dividends
[2]	Represents dividends paid on Euro Trust Securities (preference shares) issued on 13 December 2004
3.	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares

SNAPSHOT

Cash Profit Results1

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12

Net interest income	6,236	6,126	5,984	2%	4%

Other operating income	2,850	3,002	2,736	-5%	4%

Operating income	9,086	9,128	8,720	0%	4%

Operating expenses	(4,034)	(4,386)	(4,133)	-8%	-2%

Profit before credit impairment and income tax	5,052	4,742	4,587	7%	10%

Provision for credit impairment	(599)	(688)	(570)	-13%	5%

Profit before income tax	4,453	4,054	4,017	10%	11%

Income tax expense	(1,266)	(1,118)	(1,117)	13%	13%

Non-controlling interests	(5)	(2)	(4)	large	25%

Cash profit[1]	3,182	2,934	2,896	8%	10%

Earnings per ordinary share (cents)		Half Year			Movement
	Reference Page	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Basic	25	117.0	109.2	109.3	7%	7%
Diluted	25	113.2	105.2	104.8	8%	8%

		Half Year
Ordinary share dividends (cents)	Reference Page	Mar 13	Sep 12	Mar 12
Ordinary share dividend payout ratio[2]	26	63.0%	73.4%	61.2%

Profitability ratios
Return on average ordinary shareholders’ equity[3]		15.5%	14.7%	15.5%
Return on average assets		0.97%	0.91%	0.95%
Net interest margin	14	2.25%	2.28%	2.35%
Net interest margin (excluding Global Markets)	14	2.67%	2.67%	2.75%
Profit per average FTE ($)		66,847	60,362	58,116

Efficiency ratios
Operating expenses to operating income		44.4%	48.0%	47.4%
Operating expenses to average assets		1.23%	1.37%	1.34%

Credit impairment provisioning/(release)
Individual provision charge ($M)	19	595	915	722
Collective provision charge/(release) ($M)	20	4	(227)	(152)

Total provision charge ($M)	19	599	688	570
Individual provision charge as a % of average net advances		0.28%	0.43%	0.36%
Total provision charge as a % of average net advances		0.28%	0.32%	0.28%

Cash profit by division/geography	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	1,415	1,327	1,271	7%	11%
International and Institutional Banking	1,199	952	1,159	26%	3%
New Zealand	397	319	323	24%	23%
Global Wealth	203	169	177	20%	15%
Group Centre	(32)	167	(34)	large	-6%

Cash profit by division	3,182	2,934	2,896	8%	10%

Australia	2,164	1,893	1,977	14%	9%
Asia Pacific, Europe & America	460	516	447	-11%	3%
New Zealand	558	525	472	6%	18%

Cash profit by geography	3,182	2,934	2,896	8%	10%

1.

Reported profit has been adjusted to exclude non-core items to arrive at cash profit, and has been provided to assist readers to understand the result for the ongoing business activities of the Group. Refer to page 12 for the reconciliation between statutory and cash profit

2.	Dividend payout ratio is calculated using 31 March 2012 interim, 30 September 2012 final and the proposed 31 March 2013 interim dividends
3.	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares

SNAPSHOT

Key Balance Sheet Metrics

		As at			Movement
	Reference Page	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12

Capital adequacy ratio (%)
Common Equity Tier 1
- APRA Basel 3	30	8.2%	8.0%	7.8%
- Internationally Harmonised Basel 3	30	10.3%	10.0%	9.8%
Credit risk weighted assets ($B)[1]	118	275.0	254.9	250.2	8%	10%
Total risk weighted assets ($B)[1]	118	322.6	300.1	284.8	7%	13%

Balance Sheet: Key Items
Net loans & advances ($B)		442.0	427.8	412.6	3%	7%
Total assets ($B)		672.6	642.1	612.2	5%	10%
Customer deposits ($B)		344.1	327.9	308.3	5%	12%
Total equity ($B)		42.5	41.2	39.4	3%	8%

Impaired assets
Gross impaired assets ($M)	22	4,685	5,196	5,343	-10%	-12%
Net impaired assets ($M)	23	3,142	3,423	3,629	-8%	-13%
Net impaired assets as a % of net advances		0.71%	0.80%	0.88%	-11%	-19%
Net impaired assets as a % of shareholders’ equity		7.4%	8.3%	9.2%	-11%	-20%

Individual provision ($M)	99	1,543	1,773	1,714	-13%	-10%
Individual provision as a % of gross impaired assets		32.9%	34.1%	32.1%	-3%	3%
Collective provision ($M)	99	2,769	2,765	2,994	0%	-8%
Collective provision as a % of credit risk weighted assets[1]		1.01%	1.08%	1.20%	-7%	-16%

Net Assets
Net tangible assets per ordinary share ($)		12.56	12.22	11.74	3%	7%
Net tangible assets attributable to ordinary shareholders ($B)		34.5	33.2	31.5	4%	10%

Other information
Full time equivalent staff (FTE)		47,419	48,239	49,509	-2%	-4%
Assets per FTE ($M)		14.2	13.3	12.4	7%	15%
Share price
- high[2]		$29.46	$25.12	$23.68	17%	24%
- low[2]		$23.42	$20.26	$18.60	16%	26%
- closing		$28.53	$24.75	$23.26	15%	23%
Market capitalisation of ordinary shares ($B)		78.3	67.3	62.3	16%	26%

1.

March 2013 risk weighted assets under Basel 3 methodology. September 2012 and March 2012 risk weighted assets under Basel 2 methodology. The change from Basel 2 to Basel 3 on 1 January 2013 increased risk weighted assets by $15.2 billion at that date. Under a Basel 2 methodology the March 2013 collective provision coverage ratio (as a percentage of credit risk weighted assets) would be 1.06%

2.	During the half year reporting period

Net loans & advances by division/geography	As at ($B)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	262.1	253.9	247.6	3%	6%
International and Institutional Banking	102.5	98.3	93.2	4%	10%
New Zealand	71.6	70.3	67.4	2%	6%
Global Wealth	5.8	5.3	5.2	8%	11%
Group Centre	—	—	(0.8)	n/a	-100%

Net loans & advances by division	442.0	427.8	412.6	3%	7%

Australia	312.3	305.8	298.0	2%	5%
Asia Pacific, Europe & America	51.6	45.3	40.7	14%	27%
New Zealand	78.1	76.7	73.9	2%	6%

Net loans & advances by geography	442.0	427.8	412.6	3%	7%

CEO OVERVIEW

CEO Overview1

Strategy and Performance

ANZ is executing a focused strategy to build the best connected, most respected bank across the Asia Pacific region.

We are pursuing significant organic growth opportunities in the Asia Pacific region, focused primarily on corporate and financial institutions, and with our strong domestic businesses in Australia and New Zealand, our distinctive footprint and super regional connectivity, we are uniquely positioned to meet the needs of customers, who are increasingly linked to regional capital, trade and wealth flows.

Management continues to respond to the changing and challenging conditions in different markets. While ANZ’s is primarily a growth strategy, in the light of subdued market conditions and an evolving regulatory environment, management recognises that it must focus on both growth and productivity to deliver suitable returns to shareholders. This has led to an emphasis on capital management and increased use of common infrastructure for greater responsiveness, scale and control. Risks continue to be well managed, with the quality of our lending book increasing.

This half, our differentiated strategy delivered strong growth in cash earnings, up 8% half on half (HOH) and 10% against the prior corresponding period (PCP), with Return on Equity rising 80 bps to 15.5%. Earnings per share grew 7% to 117 cents, with a dividend for the half of 73 cents per share up 11% on the same period in 2012. Dividend uplift came from stronger earnings together with a move to progressively rebalance to a more even distribution half on half. APEA network revenues represented 20% of Group revenues, with Greater China and the ASEAN markets each accounting for 12% of overall revenues.

Group Strategic Aspiration

Our aspiration is to have 25-30% of profit driven by network revenue, that is revenue sourced from outside of Australia and New Zealand, by 2017. We continue to make good progress towards this aspiration with our International and Institutional Banking division now delivering 46% of revenue and 59% of deposits from outside Australia and New Zealand. Ongoing productivity improvements and capital management initiatives remain central to our strategy, and this half our cost-to-income (CTI) ratio fell to 44.4%. This reflects a continuing commitment to growth while also delivering sustainable productivity outcomes that provide us with ever greater earnings leverage over time.

Strategic progress in 1H13

Many of the key trends we observed in 2012 continued into the first half of the 2013 financial year, with subdued credit growth, low volatility, low interest rates and deposit margin pressure across all our markets – albeit less pronounced in Asia. Within this environment, ANZ has made progress on strategic priorities in each business, contributing to the strong profit result.

•

In Australia, growth in our Retail and Commercial segments contributed 6% and 8% increase in earnings respectively for the half. ANZ has grown both mortgages and household deposits faster than system over the past three years and this has been largely self funded. Over the last two years traditional banking market share increased 140 basis points (bps) and market share in the affluent segment increased 180 bps, the strongest growth of the Australian major banks. In Commercial, customer acquisition combined with improved rates of Trade and Mortgages cross-sell contributed to earnings growth of 9%.

•

In International and Institutional Banking, profits were up by 26%. ANZ has built real scale and capability in Asia, and our growth trajectory is now more established and coming off an increasingly higher base. Connectivity is a key differentiator for ANZ, driving cross-border activity around the network.

The Division continues to diversify its earnings base by product, geography and customer. In line with our strategy, flow and value added products such as Trade, Foreign Exchange, Debt Capital Markets and Cash Management are experiencing higher growth with Transaction Banking profit up 26% and Global Markets profit up 30%. Lending volumes, primarily trade related and in priority segments like Resources (+12%) and Financial Institutions (+7%) are growing strongly. Within Global Markets, income from customer sales and related trading was up 21% for the year, accounting for 70% of the total increase in revenues, while income from the Group’s Balance Sheet was up 32% largely due to tightening of credit spreads. Good underlying growth, disciplined cost management and ongoing productivity improvements helped offset margin headwinds.

Pleasingly, this year ANZ was recognised as a Top Four Asian Corporate Bank in the annual Greenwich survey, with overall market penetration increasing from 28% to 41% and core relationships increasing from 12% to 23%, in addition to the strong results in the Australian and New Zealand Peter Lee surveys.

•

In New Zealand, the first phase of the simplification strategy was successfully completed towards the end of calendar year 2012 with the business moving onto one technology platform and one brand in October 2012. We are focussed on improving our ability to leverage the business’ scale to improve productivity while maintaining market share. Profits were up 22% (in NZD) for the half with CTI reducing by 680 bps to 44.7%. The Division is driving greater quality in its income base and improving cross sell with a circa 30% increase in the proportion of new Retail customers with three products or more over the last year. The balance sheet continues to strengthen with lending volumes up 2%, including above market growth in Mortgages, fully self-funded by customer deposits which grew 5%.

•

In our Global Wealth business, deepening relationships with bank customers is a key focus and there was a 9% net increase in Wealth solutions held by ANZ customers during the period. The Division’s profit increased 20% with income up 3% primarily through an increase in Funds under Management (up 6%) and in-force insurance premiums (up 4%). Productivity initiatives drove a 7% decrease in operating costs resulting in a 690 bps decrease in the Division’s CTI ratio (-280 bps PCP).

•	In Operations, our hubs continue to provide operational leverage, with costs down while absorbing increased volumes.

•

ANZ is strongly capitalised; $2.2 billion of capital generation during the half increased our CET1 ratio on an APRA Basel 3 basis to 8.2%, equivalent to an internationally harmonised Basel 3 basis of 10.3% at the end of March, despite an increase in risk weighted assets and the removal of the discount on the Dividend Reinvestment Plan.

•

Risk – gross impaired assets reduced both half on half and relative to the prior corresponding period. Credit quality is in line with expectations and the collective provision ratio of 1.01% following the introduction of APRA Basel 3 standards (1.06% on a Basel 2 basis) provides appropriate coverage given the ongoing portfolio credit quality improvement in the Group’s lending book, in particular in Institutional where investment grade lending now comprises 79% of the book compared to 60% in 2H08.

[1]	The CEO Overview is reported on a cash basis

CEO OVERVIEW

Medium to Long Term Strategic Goals

ANZ’s objective is to deliver above-peer earnings growth with strong capital and expense disciplines, targeting a 200 bps improvement in the Group CTI ratio from FY12 to FY14 and increasing our ROE from current levels. In the past, ANZ has targeted a Dividend Payout Ratio (DPOR) equivalent to 67% of cash earnings. The Board believes that a full year DPOR of between 65% and 70% is sustainable in the medium term, with a bias towards the upper end of the range in the near term.

The interim dividend of 73 cents per share reflects strong earnings in the first half together with a move to progressively rebalance to a more even distribution of dividend half on half. To meet our objectives, we will:

•

Focus our Asian expansion primarily on corporate and financial institutions, supporting our Australian and New Zealand customers, targeting profitable markets and segments in which we have expertise and which are connected through trade and capital flows to the region, while building our niche Retail business for liquidity and efficiency.

•	Further strengthen our position in our core markets of Australia and New Zealand.

•	Use common infrastructure and platforms for greater responsiveness, scale and control.

•	Maintain strong liquidity and actively manage capital to enhance ROE.

•	Build on our Super Regional capabilities – using our management bench-strength and continuing to deepen our international pool of talent.

•	Apply strict acquisition criteria when reviewing inorganic opportunities.

Dividends 1H13

In the past ANZ has targeted a Dividend payout ratio (DPOR) equivalent to 67% of cash earnings. The Board believes that a full year DPOR of between 65 and 70% is sustainable in the medium term, with a bias towards the upper end of the range in the near term. The interim dividend of 73 cents per share reflects strong earnings in the first half, together with a move to progressively rebalance to a more even distribution of dividend half on half.

Summary

ANZ’s financial goal is to deliver top quartile shareholder return (TSR) performance and above-peer EPS growth through the cycle, by building a position as the best connected, most respected bank in the Asia Pacific region.

CFO OVERVIEW

CONTENTS

Section 4 – CFO Overview

Cash profit	12

Divisional performance	13

Review of Group results	14

Income and expenses	14

Credit risk	19

Income tax expense	24

Impact of exchange rate movements/revenue hedges	24

Earnings per share	25

Dividends	26

Economic profit	26

Balance sheet, liquidity and capital	27

Deferred acquisition costs and deferred income	32

Software capitalisation	33

CFO OVERVIEW

Non-IFRS information

The Group provides two additional measures of performance in the Results Announcement which are prepared on a basis other than in accordance with accounting standards – cash profit and economic profit. The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information.

Cash profit

From 1 October 2012, the Group changed from reporting profit on an underlying profit basis to reporting profit on a cash basis. Comparative information has been restated on a consistent basis.

Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, the result for the ongoing business activities of the Group. The adjustments made in arriving at cash profit are included in statutory profit which is subject to review within the context of the Group Condensed Consolidated Financial Statements review. Cash profit is not subject to review by the external auditor, however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.

The CFO Overview section is reported on a cash basis.

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Statutory profit attributable to shareholders of the Company	2,940	2,742	2,919	7%	1%
Adjustments between statutory profit and cash profit[1]	242	192	(23)	26%	large

Cash profit	3,182	2,934	2,896	8%	10%

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Adjustments between statutory profit and cash profit (gains)/losses[1]
Treasury shares adjustment	53	26	70	large	-24%
Revaluation of policy liabilities	19	(35)	(6)	large	large
Economic hedging	192	207	22	-7%	large
Revenue and net investment hedges	16	10	(63)	60%	large
Structured credit intermediation trades	(38)	(16)	(46)	large	-17%

Total adjustments between statutory profit and cash profit[1]	242	192	(23)	26%	large

1. Refer to pages 76 to 83 for analysis of the reconciliation of statutory profit to cash profit

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	6,236	6,126	5,984	2%	4%
Other operating income	2,850	3,002	2,736	-5%	4%

Operating income	9,086	9,128	8,720	0%	4%
Operating expenses	(4,034)	(4,386)	(4,133)	-8%	-2%

Profit before credit impairment and income tax	5,052	4,742	4,587	7%	10%
Provision for credit impairment	(599)	(688)	(570)	-13%	5%

Profit before income tax	4,453	4,054	4,017	10%	11%
Income tax expense	(1,266)	(1,118)	(1,117)	13%	13%
Non-controlling interests	(5)	(2)	(4)	large	25%

Cash profit	3,182	2,934	2,896	8%	10%

CFO OVERVIEW

Divisional performance

	Half Year			Movement
Cash profit by division	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	1,415	1,327	1,271	7%	11%
International and Institutional Banking	1,199	952	1,159	26%	3%
New Zealand	397	319	323	24%	23%
Global Wealth	203	169	177	20%	15%
Group Centre	(32)	167	(34)	large	-6%

Cash profit by division	3,182	2,934	2,896	8%	10%

Cash profit by division – March 2013 Half Year v September 2012 Half Year

•	March 2013 half year v September 2012 half year

Australia

•

Profit increased 7% driven by a 4% increase in net interest income, with solid growth in average net loans and advances and an improvement in margins, and a 3% reduction in expenses, reflecting a $58 million capitalised software impairment in the September 2012 half, partially offset by a 3% increase in provisions.

International and Institutional Banking

•

Profit increased 26% mainly due to stronger performances by Global Markets and Transaction Banking, a 21% fall in provision charges and a 10% reduction in expenses largely due to a $162 million capitalised software impairment in the September 2012 half.

New Zealand

•

Profit increased 24%, reflecting a 60% reduction in provision charges, and a 13% reduction in operating expenses that was largely related to higher NZ Simplification costs in the September 2012 half. 2% average lending growth reflected an increase in Mortgages market share, however this was offset by margin compression.

Global Wealth

•

Profit was up 20% primarily due to improved Funds Management results, with a 6% increase in Funds Under Management and a 7% reduction in operating expenses in part due to a $29 million capitalised software impairment in the September 2012 half.

Group Centre

•	The September 2012 half was significantly impacted by a $291 million gain on sale of Visa shares, partially offset by a software impairment of $24 million.

•	March 2013 half year v March 2012 half year

Australia

•

Profit increased 11% driven by a 10% increase in net interest income with strong growth in both average net loans and advances and margins, and a 2% reduction in expenses due to a reduction in average FTE.

International and Institutional Banking

•

Profit increased 3% with strong Global Markets revenues and lower credit provision charges across the Global Institutional businesses, partially offset by lower margins in Global Loans and Transaction Banking.

New Zealand

•	Profit increased 23% driven primarily by an improvement in credit quality and lower costs related to NZ Simplification.

Global Wealth

•	Profit increased 15% mainly due to improved Funds Management and Insurance results and a 2% reduction in operating expenses.

Group Centre

•

The loss of $32 million was $2 million less than the March 2012 half due to higher net interest income and lower provision charges offset by a lower tax benefit due to tax provisions released in the March 2012 half.

Refer to Section 4 – Segment Review on pages 35 to 65 for further details

CFO OVERVIEW

Review of Group results

Income and expenses

Net interest income

	Half Year			Movement
Group	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Cash net interest income	6,236	6,126	5,984	2%	4%
Average interest earning assets	555,141	538,161	508,762	3%	9%
Net interest margin (%) - cash	2.25	2.28	2.35	-1%	-4%

Group (excluding Global Markets)
Cash net interest income	5,865	5,765	5,650	2%	4%
Average interest earning assets	441,233	431,049	410,917	2%	7%
Net interest margin (%) - cash	2.67	2.67	2.75	0%	-3%

	Half Year			Movement
Cash net interest margin by division (excluding Global Wealth)	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	2.53	2.50	2.45	1%	3%
International and Institutional Banking (excluding Global Markets)	2.77	2.91	3.30	-5%	-16%
New Zealand	2.49	2.59	2.67	-4%	-7%

Group net interest margin (excluding Global Markets) – March 2013 Half Year v September 2012 Half Year

•	March 2013 half year v September 2012 half year (excluding Global Markets)

Net interest margin (flat)

•	Funding and asset mix (+2 bps): reflecting increased proportion of customer deposits and lower reliance on wholesale funding.

•	Funding costs (-5 bps): lower returns on capital and rate-insensitive deposits as a result of the lower interest rate environment, while wholesale funding costs were broadly flat.

•	Deposits (-2 bps): due to continued competition for deposits across all businesses.

•	Assets (+4 bps): benefits of re-pricing mortgages in Australia, partially offset by competition driven margin compression in New Zealand mortgages and Trade finance loans in the APEA region.

Average interest earning assets (+$10.2 billion or 2%)

•

Australia (+ $5.8 billion or 2%): Mortgages up $3.3 billion driven by increase in variable rate lending and Commercial up $2.4 billion, driven by growth in Fixed Loans and tailored commercial facilities.

•

IIB (+$1.9 billion or 2%): Transaction Banking up $2.1 billion with an increase in Trade finance loans in the APEA region, offset by decline in Global Loans by $1.0 billion with reduced inter-bank lending.

•	New Zealand (+$2.8 billion or 4%): Uplift in retail lending, particularly mortgages.

Average deposits and other borrowings (+$5.4 billion or 2%)

•	Australia (+ $7.3 billion or 5%): reflecting increased customer deposits in Retail from higher volumes on Progress Saver and Mortgage offset product, along with growth in deposits in Commercial.

•	IIB (+$1.2 billion or 2%): increase in deposits, with growth concentrated in APEA region.

•	New Zealand (+$2.8 billion or 7%): uplift in customer deposits in Business Banking and Private Banking.

•	Group Centre (-$6.1 billion or 11%): reduced short term wholesale funding borrowing via Commercial Paper and Certificate of Deposit.

CFO OVERVIEW

Income and expenses, cont’d

Net interest income, cont’d

•	March 2013 half year v March 2012 half year (excluding Global Markets)

Net interest margin (-8 bps)

•

Funding and asset mix (flat): improved funding mix from increased proportion of customer deposits offset by some adverse asset mix from higher proportionate growth in lower margin Trade loans business and slower growth in higher margin Cards business.

•	Funding costs (-9 bps): lower returns on capital and rate-insensitive deposits as a result of the lower interest rate environment.

•	Deposits (-12 bps): due to intense competition for deposits across all businesses.

•	Assets (+12 bps): benefits of re-pricing mortgages in Australia, partially offset by competition driven margin compression in Trade finance loans in the APEA region.

Average interest earning assets (+$30.3 billion or 7%)

•

Australia (+ $15.9 billion or 7%): largely self funded growth in lending with Mortgages up $11.0 billion and Commercial up $4.9 billion, primarily in Esanda, Business Banking and Small Business Banking.

•	IIB (+$9.1 billion or 10%): $2.0 billion growth in Global Loans and a $5.7 billion increase in Trade finance lending in Transaction Banking.

•	New Zealand (+$4.7 billion or 7%): Uplift in retail lending, particularly in mortgages.

Average deposits and other borrowings (+$18.3 billion or 6%)

•

Australia (+ $14.7 billion or 11%): reflecting increased customer deposits in Retail from higher volumes on Progress, Online and Business Premium Saver products and term deposits, along with growth in deposits in Commercial.

•	IIB (+$3.8 billion or 5%): mainly due to increased customer deposits within the APEA region.

•	New Zealand (+$5.9 billion or 15%): increase in retail deposits focussing on savings and call product.

•	Group Centre (-$6.5 billion or 11%): reduced short term wholesale funding borrowing via Commercial Paper.

CFO OVERVIEW

Income and expenses, cont’d

Other operating income

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Fee income[1]	1,145	1,137	1,156	1%	-1%
Foreign exchange earnings[1]	134	156	132	-14%	2%
Net income from wealth management	594	542	557	10%	7%
Share of associates’ profit[1]	209	230	166	-9%	26%
Other[1,2]	27	394	55	-93%	-51%
Global Markets other operating income	741	543	670	36%	11%

Cash other operating income	2,850	3,002	2,736	-5%	4%

1. Excluding Global Markets
2. Other income includes a $291 million gain on sale of Visa shares in the September 2012 half

Global Markets income
Net interest income	371	361	334	3%	11%
Other operating income	741	543	670	36%	11%

Cash Global Markets income	1,112	904	1,004	23%	11%

	Half Year			Movement
Other operating income by division	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	587	607	586	-3%	0%
International and Institutional Banking	1,496	1,360	1,400	10%	7%
New Zealand	162	161	154	1%	5%
Global Wealth	680	657	661	4%	3%
Group Centre[1]	(75)	217	(65)	large	15%

Cash other operating income	2,850	3,002	2,736	-5%	4%

1.	Other income includes a $291 million gain on sale of Visa shares in the September 2012 half

Other operating income – March 2013 Half Year v September 2012 Half Year

•	March 2013 half year v September 2012 half year

Fee income

•	Transaction Banking increased $20 million driven by higher trade finance loan volumes and repricing of existing facilities.

Foreign Exchange

•	IIB (excluding Global Markets) reduced $15 million driven by decreased international payment volumes in Transaction Banking.

•	Cards & Payments decreased $8 million driven by lower volumes as a result of seasonality.

Net Income from Wealth Management

•

Global Wealth increased $31 million primarily due to an increase in Funds Management income off the back of higher Funds Under Management, as well as an increase in Insurance income, resulting from improved lapse experience and higher inforce premiums.

•	Retail Asia Pacific increased $5 million due to improved insurance and investment performance in Taiwan, Indonesia and Singapore.

CFO OVERVIEW

Income and expenses, cont’d

Other operating income, cont’d

Share of associates profit

•

P.T. Bank Pan Indonesia (Panin Bank) decreased $19 million mainly driven by seasonal factors impacting underlying business earnings as well as an $8 million adjustment from aligning accounting policies in the September 2012 half.

•	AMMB Holdings Berhad (AMMB) decreased $11 million mainly driven by seasonal factors impacting non-annuity earnings.

•	Bank of Tianjin (BoT) increased $9 million due to increase in underlying earnings driven by strong lending growth.

•	Shanghai Rural Commercial Bank (SRCB) decreased $1 million mainly attributable to an impairment of an investment offset by lower credit provisions and growth in interest income.

Other income

•	Group Centre decreased $307 million mainly due to the $291 million gain on sale of Visa shares in the September 2012 half.

•	Global Loans decreased $30 million due mainly to a gain on restructuring a transaction in the September 2012 half and loan sell downs in the March 2013 half.

•	Asia Partnerships decreased $9 million due to the $10 million dilution gain relating to the BoT investment in the September 2012 half.

•	Mortgages decreased $6 million mainly due to the gain on sale of the Origin business in the September 2012 half.

Global Markets Income

Total Global Markets income is affected by mix impacts between the income categories within other operating income and net interest income. Total Global Markets income increased $208 million or 23%. Key drivers were:

•	Fixed income up $104 million (28%).

•	FX Income up $51 million (14%).

•	Capital Markets up $35 million (40%).

Refer to page 49 for further information.

•	March 2013 half year v March 2012 half year

Fee income

•	Global Relationship Banking decreased $16 million due a reduction in Mergers & Acquisitions activity.

•	Global Loans decreased $12 million as a result of reduced deal activity.

•	Transaction Banking increased $15 million driven by trade finance loan volume growth and pricing initiatives.

Foreign Exchange

•	Group Centre increased $13 million mainly due to higher hedge gains.

•	IIB (excluding Global Markets) reduced $8 million with small declines across a number of countries.

Net Income from Wealth Management

•	Global Wealth increased $23 million primarily due to an increase in Insurance income driven by improved claims experience partially offset by higher lapse experience.

•	Retail Asia Pacific increased $5 million as a result of improved insurance and investment performance in Taiwan, Indonesia and Singapore.

Share of associates profit

•	SRCB increased $17 million mainly attributable to growth in interest income driven by loan repricing and reduced low margin lending as well as lower credit provision charges.

•	BoT increased $8 million due to an increase in underlying earnings mainly attributable to lending growth.

•	Panin Bank increased $7 million mainly due to adjustments from aligning accounting policies in the March 2012 half.

•	AMMB increased by $1 million due to underlying earnings growth.

Other income

•	Group Centre decreased $28 million mainly due to lower earnings from discontinued business (private equity and infrastructure).

•	Global Loans decreased $15 million from loan sell downs in the March 2013 half.

•

Asia Partnerships increased $21 million due to the $31 million write-down of the investment in Saigon Securities Inc (SSI) offset by the $10 million gain on sale of Sacombank both occurring in the March 2012 half.

Global Markets Income

Total Global Markets income is affected by mix impacts between the income categories within other operating income and net interest income. Total Global Markets income increased $108 million or 11%. Key drivers were:

•	FX income increased $10 million (3%).

•	Fixed income up $75 million (19%).

•	Capital Markets up $6 million (5%).

Refer to page 49 for further information.

CFO OVERVIEW

Income and expenses, cont’d

Expenses

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Personnel expenses	2,344	2,338	2,427	0%	-3%
Premises expenses	356	363	353	-2%	1%
Computer expenses[1]	618	825	558	-25%	11%
Restructuring expenses[2]	57	136	138	-58%	-59%
Other expenses	659	724	657	-9%	0%

Total cash operating expenses	4,034	4,386	4,133	-8%	-2%

Total full time equivalent staff (FTE)	47,419	48,239	49,509	-2%	-4%

1.	Computer expenses include a $8 million software impairment in the March 2013 half (Sep 12 half: $273 million; Mar 12 half: $1 million)
2.	Restructuring expenses include $14 million related to the NZ Simplification in the March 2013 half (Sep 12 half: $84 million; Mar 12 half: $64 million)

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	1,465	1,508	1,494	-3%	-2%
International and Institutional Banking	1,446	1,614	1,455	-10%	-1%
New Zealand	470	541	520	-13%	-10%
Global Wealth	460	496	471	-7%	-2%
Group Centre	193	227	193	-15%	0%

Total cash operating expenses	4,034	4,386	4,133	-8%	-2%

Operating expenses – March 2013 Half Year v September 2012 Half Year

•	March 2013 half year v September 2012 half year

•	Personnel expenses increased $6 million as a result of annual salary increases being offset by reductions in staff numbers, increased utilisation of our hub resources and lower temporary staff costs.

•	Premises expenses decreased $7 million (-2%) due to lower utilities and maintenance costs.

•

Computer expenses decreased $207 million (-25%) due to the $273 million impairment of software assets in the September 2012 half, partially offset by increased depreciation and amortisation and higher computer contractor costs.

•	Restructuring expenses reduced $79 million (-58%) mainly due to higher NZ Simplification expense in the September 2012 half.

•	Other expenses decreased $65 million (-9%) due to lower discretionary expenses resulting from an ongoing focus on productivity and expense management.

•	March 2013 half year v March 2012 half year

•	Personnel expenses decreased $83 million (-3%) as a result of lower temporary staff costs and reduced staff numbers across all divisions, partially offset by the cost of annual salary increases.

•	Premises expenses increased $3 million (1%) due to rent increases and higher depreciation and amortisation costs.

•	Computer expenses increased $60 million (11%) due to higher computer contractor costs and increased depreciation and amortisation from increased investment in technology.

•	Restructuring expenses decreased $81 million (-59%) mainly due to higher NZ Simplification expense in the March 2012 half.

•	Other expenses increased $2 million (0%), with ongoing focus on productivity and expense management limiting expense growth.

CFO OVERVIEW

Credit risk

Overall asset quality has improved during the half, with gross impaired assets reducing by $511 million (10%) to $4,685 million at 31 March 2013. Total provisions for impairment losses of $4,312 million as at 31 March 2013 were down $226 million (5%) on 30 September 2012 largely reflecting a reduction in new individual provisions during the period as asset quality improved.

The total credit impairment charge decreased $89 million (13%) half on half, however increased by $29 million (5%) compared to the March 2012 half.

	Half Year			Movement
Provision for credit impairment charge	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	386	375	267	3%	45%
International and Institutional Banking[1]	184	234	217	-21%	-15%
New Zealand	28	70	78	-60%	-64%
Global Wealth	1	2	2	-50%	-50%
Group Centre	—	7	6	-100%	-100%

Provision for credit impairment charge	599	688	570	-13%	5%

1.	Includes impairment of $3 million on AFS assets reclassified to Net Loans & Advances (Sep 12 half: Nil; Mar 12 half: $35 million)

	Half Year			Movement
Individual provision charge	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	370	402	289	-8%	28%
International and Institutional Banking[1]	167	419	321	-60%	-48%
New Zealand	58	89	104	-35%	-44%
Global Wealth	—	2	3	-100%	-100%
Group Centre	—	3	5	-100%	-100%

Total individual provision charge	595	915	722	-35%	-18%

1.	Includes impairment of $3 million on AFS assets reclassified to Net Loans & Advances (Sep 12 half: Nil; Mar 12 half: $35 million)

	Half Year			Movement
New and increased provisions	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	550	545	504	1%	9%
International and Institutional Banking	245	564	383	-57%	-36%
New Zealand	150	182	190	-18%	-21%
Global Wealth	—	3	6	-100%	-100%
Group Centre	—	3	8	-100%	-100%

New and increased provisions for loans and advances	945	1,297	1,091	-27%	-13%

Recoveries and writebacks
Australia	(180)	(143)	(215)	26%	-16%
International and Institutional Banking	(78)	(145)	(62)	-46%	26%
New Zealand	(92)	(93)	(86)	-1%	7%
Global Wealth	—	(1)	(3)	-100%	-100%
Group Centre	—	—	(3)	n/a	-100%

Recoveries and writebacks	(350)	(382)	(369)	-8%	-5%

Total individual provision charge	595	915	722	-35%	-18%

•	March 2013 half year v September 2012 half year

The total individual provision charge decreased $320 million (35%) over the September 2012 half mainly due to large legacy loan provisions being raised in IIB during the September 2012 half. Both Australia and New Zealand divisions first half provisions are lower compared to the second half of 2012.

•	March 2013 half year v March 2012 half year

The total individual provision charge decreased $127 million (18%) over the March 2012 half primarily due to decreased provisions in IIB, associated with large individual provisions on a few legacy Global Institutional loans in March 2012, and lower provisions following an improvement in credit quality in New Zealand. This was partially offset by a provision increase in Australia division, largely driven by higher provisions in the Commercial portfolio.

CFO OVERVIEW

Collective provision charge/(release)

	Half Year			Movement
Collective provision charge by source	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Lending growth	69	74	74	-7%	-7%
Risk profile[1]	(20)	(22)	(174)	-9%	-89%
Portfolio mix	(20)	(11)	(1)	82%	large
Economic cycle and concentration risk adjustment[1]	(25)	(268)	(51)	-91%	-51%

Collective provision charge/(release)	4	(227)	(152)	large	large

1. Risk profile release in March 2012 includes $60 million transferred to Economic cycle and concentration risk adjustment

Collective provision charge/(release) by division
Australia	16	(27)	(22)	large	large
International and Institutional Banking	17	(185)	(104)	large	large
New Zealand	(30)	(19)	(26)	58%	15%
Global Wealth	1	—	(1)	n/a	large
Group Centre	—	4	1	-100%	-100%

Collective provision charge/(release)	4	(227)	(152)	large	large

•	March 2013 half year v September 2012 half year

The collective provision movement of $231 million from the September 2012 half was primarily driven by a $43 million movement in Australia division due to releases from the economic cycle balance and a $202 million movement in IIB due to crystallising individual provisions on a few legacy exposures that triggered a release from the concentration risk provisions in the September 2012 half.

The $4 million collective provision charge reflects a $16 million charge in Australia division primarily driven by underlying growth and seasonality in both Retail and Commercial segments, a $17 million charge in IIB which was primarily due to growth and changes in portfolio mix. The release in New Zealand of $30 million mainly reflects economic overlay releases given lower than expected earthquake losses, and to offset individual losses on customers affected by the NZ drought and the PSA virus.

•	March 2013 half year v March 2012 half year

The collective provision movement of $156 million from March 2012 half was driven by a $38 million movement in Australia division primarily driven by releases from the economic cycle balance and a $121 million movement in IIB due to crystallisation of individual provisions and the associated collective provision release.

CFO OVERVIEW

Credit risk, cont’d

Credit risk on impaired derivatives loss/(gain)

Credit valuation adjustments (CVA) on impaired derivatives are transferred to the individual provision charge in cash profit (refer also page 78) so that all incurred losses are reflected as credit impairment charges.

The amounts involved are as follows:

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Credit risk on impaired derivatives loss/(gain)	11	28	32	-61%	-66%

Expected loss

Management believe that disclosure of modelled expected loss data for individual provisions will assist in assessing the longer term expected loss rates on the lending portfolio as it removes the volatility in reported earnings created by the use of the IFRS incurred credit loss provisioning. The expected loss methodology is used internally for return on equity analysis and economic profit reporting.

The expected one year loss on the lending portfolio as at the balance date was $1,700 million, an increase of $45 million over the September 2012 half year.

	% of Group exposure at default	As at
Expected loss as a percentage of exposure at default		Mar 13	Sep 12	Mar 12
Australia	44%	0.30%	0.31%	0.31%
International and Institutional Banking	42%	0.18%	0.19%	0.21%
New Zealand	12%	0.24%	0.23%	0.25%
Global Wealth	1%	0.12%	0.15%	0.14%
Other	1%	0.00%	0.00%	0.02%

Total	100%	0.24%	0.24%	0.26%

Annual expected loss ($million)		1,700	1,655	1,679

	% of Group gross lending assets	As at
Expected loss as a percentage of gross lending assets		Mar 13	Sep 12	Mar 12
Australia	59%	0.36%	0.36%	0.37%
International and Institutional Banking	23%	0.52%	0.53%	0.57%
New Zealand	16%	0.28%	0.26%	0.29%
Global Wealth	1%	0.13%	0.17%	0.17%
Other	1%	0.65%	0.74%	0.00%

Total	100%	0.38%	0.38%	0.40%

CFO OVERVIEW

Credit risk, cont’d

Provision for credit impairment balance

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Collective provision[1]	2,769	2,765	2,994	0%	-8%
Individual provision	1,543	1,773	1,714	-13%	-10%

Total provision for credit impairment	4,312	4,538	4,708	-5%	-8%

1.

The collective provision includes amounts for off-balance sheet credit exposures: $531 million at 31 March 2013 (Sep 2012: $529 million; Mar 2012: $545 million). The impact on the income statement for the half year ended 31 March 2013 was a $2 million charge (Sep 2012 half: $14 million release; Mar 2012 half: $22 million release)

Gross impaired assets

	As at ($M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Impaired loans	3,978	4,364	4,664	-9%	-15%
Restructured items	524	525	340	0%	54%
Non-performing commitments and contingencies	183	307	339	-40%	-46%

Gross impaired assets	4,685	5,196	5,343	-10%	-12%

	Half Year			Movement
Gross impaired assets by division	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	1,746	1,794	1,748	-3%	0%
International and Institutional Banking	1,893	2,222	2,247	-15%	-16%
New Zealand	1,013	1,144	1,311	-11%	-23%
Global Wealth	33	36	37	-8%	-11%

Cash gross impaired assets	4,685	5,196	5,343	-10%	-12%

•	March 2013 half year v September 2012 half year

Gross impaired assets decreased by 10% over the September 2012 half year, driven by the reduced flow of new impaired assets across all divisions combined with asset realisations and write-offs in IIB and New Zealand.

•	March 2013 half year v March 2012 half year

Gross impaired assets decreased by 12% over the March 2012 half year, driven by the reduced flow of new impaired assets across all divisions combined with asset realisations and write-offs in IIB and New Zealand.

CFO OVERVIEW

Credit risk, cont’d

Net impaired assets

	As at ($M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Gross impaired assets	4,685	5,196	5,343	-10%	-12%
Individual provisions
Impaired loans	(1,518)	(1,729)	(1,701)	-12%	-11%
Non-performing commitments and contingencies	(25)	(44)	(13)	-43%	92%

Net impaired assets	3,142	3,423	3,629	-8%	-13%

•	March 2013 half year v September 2012 half year

Net impaired assets decreased by 8% over the September 2012 half year consequent to the reduced flow of new impaired assets, most notably in IIB and New Zealand, and a higher level of writeoffs relative to new individual provisions. The Group has an individual provision coverage ratio on impaired assets of 32.9% at 31 March 2013.

•	March 2013 half year v March 2012 half year

Net impaired assets decreased by 13% over the March 2012 half year driven by the reduced flow of new impaired assets combined with a reduction in individual provision balance of $171 million. Individual provisions in IIB and New Zealand have reduced with Australia partially offsetting the reduction. The Group has an individual provision coverage ratio on impaired assets of 32.9% at 31 March 2013, up from 32.1% as at 31 March 2012.

New Impaired Assets

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Impaired loans	1,551	1,657	1,913	-6%	-19%
Restructured items	13	54	249	-76%	-95%
Non-performing commitments and contingencies	7	136	194	-95%	-96%

Total new impaired assets	1,571	1,847	2,356	-15%	-33%

	Half Year			Movement
New impaired assets by division	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	782	862	835	-9%	-6%
International and Institutional Banking	453	641	1,065	-29%	-57%
New Zealand	335	340	447	-1%	-25%
Global Wealth	1	4	9	-75%	-89%

Total new impaired assets	1,571	1,847	2,356	-15%	-33%

•	March 2013 half year v September 2012 half year

New impaired assets decreased by 15% over the September 2012 half, with new impaired loans decreasing across all divisions but most notably in IIB and New Zealand. Restructured items and non performing commitments and contingencies were also lower, mainly driven by improvements in IIB.

•	March 2013 half year v March 2012 half year

New impaired assets decreased by 33% over the March 2012 half, with the higher March 2012 number driven by the impairment of a few substantial legacy loans in IIB. New impaired loans in the March 2013 half decreased across all divisions but most notably in IIB and New Zealand. Restructured items and non performing commitments and contingencies were also lower, mainly driven by improvements in IIB.

27

CFO OVERVIEW

Income tax expense

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Income tax expense on cash profit	1,266	1,118	1,117	13%	13%
Effective tax rate (cash profit)	28.4%	27.6%	27.8%

•	March 2013 half year v September 2012 half year

The effective tax rate was up 0.8% primarily due to a reduction in tax provisions in the September 2012 half and as a result of higher relative profit growth in Australia.

•	March 2013 half year v March 2012 half year

The effective tax rate was up 0.6% primarily due to a reduction in tax provisions in the March 2012 half.

Impact of exchange rate movements/revenue hedges

The Group uses derivative instruments to economically hedge against the adverse impact on future offshore revenue streams from exchange rate movements.

Movements in average exchange rates, net of associated revenue hedges, resulted in a decrease of $9 million in the Group’s cash profit after tax for the March 2013 half. This included the impact on earnings (cash basis) from associated revenue and expense hedges, which decreased $19 million (before tax) over the September 2012 half (March 2012 half year: decrease of $4 million). Hedge revenue is booked in the Group Centre.

	Half Year Mar 2013			Half Year Mar 2013
	v. Half Year Sep 2012			v. Half Year Mar 2012
	FX unadjusted % growth	FX adjusted % growth	FX Impact $M	FX unadjusted % growth	FX adjusted % growth	FX Impact $M
Net interest income	2%	2%	11	4%	4%	28
Other operating income	-5%	-4%	(21)	4%	4%	1

Operating income	0%	0%	(10)	4%	4%	29
Operating expenses	-8%	-8%	(4)	-2%	-3%	(8)

Profit before credit impairment and income tax	7%	7%	(14)	10%	10%	21
Provision for credit impairment	-13%	-13%	1	5%	5%	1

Profit before income tax	10%	10%	(13)	11%	10%	22
Income tax expense	13%	14%	4	13%	13%	(6)
Non-controlling interests	large	large	—	25%	25%	—

Cash profit	8%	9%	(9)	10%	9%	16

The Group’s cash profit adjusted for exchange rate movements is as follows:

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	6,236	6,137	6,012	2%	4%
Other operating income	2,850	2,981	2,737	-4%	4%

Operating income	9,086	9,118	8,749	0%	4%
Operating expenses	(4,034)	(4,390)	(4,141)	-8%	-3%

Profit before credit impairment and income tax	5,052	4,728	4,608	7%	10%
Provision for credit impairment	(599)	(687)	(569)	-13%	5%

Profit before income tax	4,453	4,041	4,039	10%	10%
Income tax expense	(1,266)	(1,114)	(1,123)	14%	13%
Non-controlling interests	(5)	(2)	(4)	large	25%

Cash profit (exchange rate adjusted)	3,182	2,925	2,912	9%	9%

CFO OVERVIEW

Earnings related hedges

The Group has taken out economic hedges against New Zealand dollar and US dollar (and USD linked) revenue and expense streams. New Zealand dollar exposure relates to the New Zealand geography (refer page 73) and the debt component of New Zealand dollar intra-group funding of this business, which amounted to NZD1.766 billion at 31 March 2013. Most of our US dollar earnings are in APEA (refer page 71). Details of these hedges are set out below.

	Half Year
NZD Economic hedges	Mar 13 $M	Sep 12 $M	Mar 12 $M
Net open NZD position (notional principal)[1]	1,315	997	794
Amount taken to income (pre tax) [2]	(3)	—	5
Amount taken to income (pre tax cash basis) [3]	(2)	—	3

USD Economic hedges
Net open USD position (notional principal)[1]	728	725	1,060
Amount taken to income (pre tax) [2]	13	19	103
Amount taken to income (pre tax cash basis) [3]	23	40	22

1.	Value in AUD at original contract rate
2.	Unrealised valuation movement plus realised revenue from closed out hedges
3.	Realised revenue from closed out hedges

As at 31 March 2013, the following hedges are in place to partially hedge future earnings against adverse movements in exchange rates:

•	NZD1.6 billion at a forward rate of approximately NZD1.25/AUD.

•	USD0.7 billion at a forward rate of approximately USD0.99/AUD.

•

An unrealised loss of $11 million (pre-tax) on the outstanding NZD and USD economic hedges was booked to the income statement during the half and has been treated as an adjustment to statutory profit as these are hedges of future periods’ NZD and USD revenues.

Earnings per share (cents)

	Half Year			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12

Cash earnings per share (cents)[1]
Basic	117.0	109.2	109.3	7%	7%
Diluted	113.2	105.2	104.8	8%	8%

Weighted average number of ordinary shares (M)[2]
Basic	2,716.6	2,682.2	2,644.1	1%	3%
Diluted	2,904.4	2,910.9	2,904.0	0%	0%

Cash profit ($M)	3,182	2,934	2,896	8%	10%
Preference share dividends ($M)[1]	(3)	(4)	(7)	-25%	-57%

Cash profit less preference share dividends ($M)	3,179	2,930	2,889	8%	10%

Diluted cash profit less preference share dividends ($M)	3,289	3,063	3,042	7%	8%

1.	The earnings per share calculation excludes the Euro Trust Securities (preference shares)
2.	Includes Treasury shares held in OnePath Australia

CFO OVERVIEW

Dividends

	Half Year			Movement
Dividend per ordinary share (cents)	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Interim (fully franked)[1]	73	n/a	66	n/a	11%
Final (fully franked)	n/a	79	n/a	n/a	n/a

Ordinary share dividends used in payout ratio ($M)[2]	2,003	2,150	1,769	-7%	13%
Cash profit ($M)	3,182	2,934	2,896	8%	10%
Less: Preference share dividends paid	(3)	(4)	(7)	-25%	-57%
Ordinary share dividend payout ratio (cash basis)[2]	63.0%	73.4%	61.2%

1.	Interim dividend for 2013 is proposed
2.

Dividend payout ratio is calculated using proposed 2013 interim dividend of $2,003 million, which is based on the forecast number of ordinary shares on issue at the dividend record date. Dividend payout ratios for the September 2012 half year and March 2012 half year are calculated using actual dividend paid of $2,150 million and $1,769 million respectively. Dividend payout ratio is calculated by adjusting profit attributable to shareholders of the company by the amount of preference share dividends paid

The Directors propose that an interim dividend of 73 cents be paid on each eligible fully paid ANZ ordinary share on 1 July 2013. The proposed 2013 interim dividend will be fully franked for Australian tax purposes.

New Zealand imputation credits of NZ 9 cents per ordinary share will also be attached.

ANZ has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2013 interim dividend and ANZ will provide shares under the DRP and BOP through the issue of new shares. The “Acquisition Price” to be used in determining the number of shares to be provided under the DRP and BOP will be calculated in accordance with the DRP and BOP Terms and Conditions. Refer to Note 5 of the Notes to Condensed Consolidated Financial Statements for further details regarding the calculation of the “Acquisition Price” and the operation of the DRP and BOP.

Economic profit

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Profit attributable to shareholders of the company	2,940	2,742	2,919	7%	1%
Adjustments between statutory profit and cash profit	242	192	(23)	26%	large

Cash profit	3,182	2,934	2,896	8%	10%
Economic credit cost adjustment	(171)	(106)	(224)	61%	-24%
Imputation credits	644	609	522	6%	23%

Economic return	3,655	3,437	3,194	6%	14%
Cost of capital	(2,243)	(2,197)	(2,064)	2%	9%

Economic profit	1,412	1,240	1,130	14%	25%

Economic profit is a risk adjusted profit measure used to evaluate business unit performance and is considered in determining the variable component of remuneration packages. Economic Profit is used for internal management purposes and is not subject to audit.

Economic profit is calculated via a series of adjustments to cash profit. The economic credit cost adjustment replaces the actual credit loss charge with internal expected loss based on the average loss per annum on the portfolio over an economic cycle. The benefit of imputation credits is recognised, measured at 70% of Australian tax. The cost of capital is a major component of economic profit. At an ANZ Group level, this is calculated using ordinary shareholders’ equity (excluding non-controlling interests), multiplied by the cost of capital rate (currently 11%) plus the dividend on preference shares. At a business unit level, capital is allocated based on economic capital, whereby higher risk businesses attract higher levels of capital. This method is designed to help drive appropriate risk management and ensure business returns align with the relevant risk. Key risks covered include credit risk, operating risk, market risk and other risks.

Economic profit has improved half on half due to increased cash profit and higher imputation credits from high relative profit growth in Australia, partially offset by higher capital requirements and a higher credit cost adjustment.

CFO OVERVIEW

Balance sheet, liquidity and capital

Condensed balance sheet

	As at ($B)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Assets
Liquid assets	53.1	36.6	35.8	45%	48%
Due from other financial institutions	20.8	17.1	16.3	22%	28%
Trading and available-for-sale assets	62.9	61.2	56.0	3%	12%
Derivative financial instruments	41.7	48.9	39.6	-15%	5%
Net loans and advances	442.0	427.8	412.6	3%	7%
Regulatory deposits	1.7	1.5	1.4	14%	17%
Investments backing policy liabilities	31.2	29.9	30.2	4%	3%
Other	19.2	19.1	20.3	1%	-6%

Total assets	672.6	642.1	612.2	5%	10%

Liabilities
Due to other financial institutions	43.3	30.5	29.7	42%	46%
Customer deposits	344.1	327.9	308.3	5%	12%
Other deposits and other borrowings	76.4	69.2	74.8	10%	2%

Deposits and other borrowings	420.5	397.1	383.1	6%	10%
Derivative financial instruments	45.1	52.6	41.4	-14%	9%
Bonds and notes	60.2	63.1	61.1	-5%	-1%
Policy liabilities and external unit holder liabilities	34.8	33.5	33.5	4%	4%
Other	26.2	24.1	24.0	9%	9%

Total liabilities	630.1	600.9	572.8	5%	10%

Total equity	42.5	41.2	39.4	3%	8%

Liquidity risk

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. The timing mismatch of cash flows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group. The Group maintains a portfolio of liquid assets to manage potential stresses in funding sources. The minimum level of liquidity portfolio assets to hold is based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term.

The Group’s approach to liquidity risk management incorporates the following key components:

•	Scenario modelling of funding sources

The Global financial crisis highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. ANZ’s short term liquidity scenario modelling stresses cash flow projections against multiple ‘survival horizons’ over which the Group is required to remain cash flow positive. In addition, longer term scenarios are in place that measure the structural liquidity position of the balance sheet. Scenarios modelled are either prudential requirements or Board mandated scenarios. Under these scenarios, customer and wholesale balance sheet asset/liability flows are stressed.

•	Liquidity portfolio

The Group holds a diversified portfolio of cash and high credit quality securities that may be sold or pledged to provide same-day liquidity. This portfolio helps protect the Group’s liquidity position by providing cash in a severely stressed environment. All assets held in the prime portfolio are securities eligible for repurchase under agreements with the applicable central bank (i.e. ‘repo eligible’).

The liquidity portfolio is well diversified by counterparty, currency and tenor. Under the liquidity policy framework, securities purchased for ANZ’s liquidity portfolio must be of a similar or better credit quality to ANZ’s external long-term or short-term credit ratings and continue to be repo eligible.

Supplementing the prime liquid asset portfolio, the Group holds additional liquidity:

•	central bank deposits with the US Federal Reserve, Bank of England, Bank of Japan and European Central Bank of $26.1 billion;

•	Australian Commonwealth and State Government securities of $7.4 billion and gold and precious metals of $3.3 billion, and

•	cash and other securities to satisfy local country regulatory liquidity requirements which are not included in the liquid assets below.

CFO OVERVIEW

Liquidity risk, cont’d

	As at
Prime liquidity portfolio (Market Values)[1]	Mar 13 AUD $B	Sep 12 AUD $B	Mar 12 AUD $B
Australia	25.3	24.0	21.2
New Zealand	10.5	11.0	10.5
United States	1.3	1.4	1.4
United Kingdom	4.4	3.3	3.1
Singapore	3.2	4.5	5.0
Hong Kong	0.3	0.6	0.3
Japan	1.4	1.3	1.2

Total excluding internal Residential Mortgage Backed Securities	46.4	46.1	42.7
Internal Residential Mortgage Backed Securities (Australia)	35.3	34.9	24.6
Internal Residential Mortgage Backed Securities (New Zealand)	3.3	3.0	4.0

Total prime portfolio	85.0	84.0	71.3
Other eligible securities including gold and cash on deposit with central banks[2]	36.8	30.6	28.1

Total liquidity portfolio	121.8	114.6	99.4

1.	Market value is post the repo discount applied by the applicable central bank
2.	Liquid asset holdings in Australia and New York are netted down against overnight interbank borrowings

Regulatory Change

The Basel 3 Liquidity changes include the introduction of two new liquidity ratios to measure liquidity risk (the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR)). A component of the liquidity required under the proposed standards will likely be met via the previously announced Committed Liquidity Facility from the Reserve Bank of Australian (RBA), however the size and availability of the facility has not yet been agreed with APRA and the RBA. While ANZ has an existing stress scenario framework and structural liquidity risk metrics and limits in place, the requirements proposed are in general more challenging. These changes may impact the future composition and size of ANZ’s liquidity portfolio, the size and composition of the Bank’s funding base and consequently could affect future profitability. The Basel Committee on Banking Supervision released revised LCR details in January 2013 which included the re-calibration of certain balance sheet ‘run-off factors’. APRA is expected to release further details on its requirements shortly.

Wholesale Funding

ANZ targets a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency.

As at March 2013, the composition of the Group’s funding profile was:

•	Term wholesale funding with a remaining maturity of more than one year of $61.4 billion, representing 11% of total funding ($68.4 billion, 12% of total funding at Sep 2012).

•	Term wholesale funding with a remaining maturity of one year or less of $32.0 billion, representing 5% of total funding ($25.4 billion, 5% of total funding at Sep 2012).

•	Short-term wholesale funding (including central bank deposits) of $90.7 billion, representing 15% of total funding ($78.9 billion, 14% of total funding at Sep 2012).

•	Shareholders’ equity and hybrids of $47.6 billion, representing 8% of total funding ($46.3 billion, 8% of total funding at Sep 2012).

$8.6 billion of term wholesale debt (with a remaining term greater than one year as at 31 March, 2013) was issued during the first half of FY13, and in addition $0.4 billion was issued by ANZ Wealth. $3.4 billion of term wholesale funding has been issued since 31 March 2013.

•	Access to all major global wholesale funding markets remained available to ANZ during half year 2013.

•	All wholesale funding needs were comfortably met.

•	The weighted average tenor of new term debt was 4.0 years (4.6 years in 2012).

•

The weighted average cost of new term debt issuance decreased in the first half of 2013 as a result of improved market conditions. However average portfolio costs remain substantially above pre-crisis levels and have only recently stabilised at these elevated levels.

CFO OVERVIEW

Liquidity risk, cont’d

The following tables show the Group’s funding composition:

	As at ($M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Customer deposits and other liabilities[1]
Australia	145,550	140,810	132,784	3%	10%
International and Institutional Banking	151,847	142,651	132,744	6%	14%
New Zealand	41,423	39,622	37,782	5%	10%
Global Wealth	10,042	9,449	9,659	6%	4%
Group Centre	(4,727)	(4,656)	(4,666)	2%	1%

Customer deposits	344,135	327,876	308,303	5%	12%
Other[2]	12,373	9,841	9,624	26%	29%

Total customer deposits and other liabilities (funding)	356,508	337,717	317,927	6%	12%

Wholesale funding[3,4]
Bonds and notes[5]	59,422	62,693	61,107	-5%	-3%
Loan capital	11,666	11,914	12,605	-2%	-7%
Certificates of deposit	61,564	56,838	59,603	8%	3%
Commercial paper issued	14,486	12,164	15,084	19%	-4%
Due to other financial institutions[6]	38,678	30,538	29,688	27%	30%
Other wholesale borrowings[7]	4,242	4,585	2,665	-7%	59%

Total wholesale funding	190,058	178,732	180,752	6%	5%

Shareholders’ equity (excl preference shares)	41,648	40,349	38,572	3%	8%

Total funding	588,214	556,798	537,251	6%	9%

Wholesale funding maturity[3,4]
Short term wholesale funding (excluding Central Banks)	72,351	63,433	64,735	14%	12%
Central Bank deposits	18,360	15,475	14,872	19%	23%

Total short term wholesale funding	90,711	78,908	79,607	15%	14%
Long term wholesale funding[3]
- Less than 1 year residual maturity	31,977	25,391	22,782	26%	40%
- Greater than 1 year residual maturity	61,392	68,449	71,677	-10%	-14%
Hybrid capital including preference shares	5,978	5,984	6,686	0%	-11%

Total wholesale funding and preference share capital excluding shareholders’ equity	190,058	178,732	180,752	6%	5%

Total funding maturity
Short term wholesale funding (excluding Central Banks)	12%	11%	12%
Central Bank deposits	3%	3%	3%

Total short term wholesale funding	15%	14%	15%
Long term wholesale funding
- Less than 1 year residual maturity	5%	5%	4%
- Greater than 1 year residual maturity	11%	12%	13%
Total customer liabilities (funding)	61%	61%	59%
Shareholders’ equity and hybrid debt	8%	8%	9%

Total funding and shareholders’ equity	100%	100%	100%

1.	Includes term deposits, other deposits and an adjustment to the Group Centre to eliminate OnePath Australia investments in ANZ deposit products
2.	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in OnePath Australia
3.	Long term wholesale funding amounts are stated at original hedged exchange rates. Movements due to currency fluctuations in actual amounts borrowed are classified as short term wholesale funding
4.	Liability for acceptances have been removed as they do not provide net funding
5.	Excludes term debt issued externally by ANZ Wealth
6.	Liquid asset holdings in Australia and New York are netted down against overnight interbank borrowings
7.	Includes net derivative balances, special purpose vehicles, other borrowings and Euro Trust Securities (preference shares)

CFO OVERVIEW

Capital Management

Basel 3 Capital Ratios

	As at
	APRA Basel 3			Internationally Harmonised
	Mar 13	Sep 12[1]	Mar 12[1]	Mar 13	Sep 12[1]	Mar 12[1]
Common Equity Tier 1	8.2%	8.0%	7.8%	10.3%	10.0%	9.8%
Tier 1	9.8%	9.7%	9.7%	12.1%	11.8%	11.8%
Total capital	11.7%	11.7%	11.8%	14.0%	13.9%	14.0%

Risk weighted assets ($B)	322.6	315.4	303.7	307.6	299.5	289.6

1.

Tier 1 and Total Capital ratios include the application of a 10% ‘hair cut’ to the face value of the additional Tier 1 and Tier 2 securities on issue at those dates Further details of the components of capital and the capital adequacy calculation are set out on pages 116 to 120

Calculation of Capital Adequacy

For calculation of minimum capital requirements under Pillar 1 (Capital Requirements) of the Basel Accord, ANZ has been accredited by Australian Prudential Regulation Authority (APRA) to use the Advanced Internal Ratings Based (AIRB) methodology for credit risk weighted assets and Advanced Measurement Approach (AMA) for the operational risk weighted asset equivalent.

Effective 1 January 2013, APRA has adopted the majority of Basel 3 capital reforms in Australia. The Basel 3 reforms include; increased capital deductions from Common Equity Tier 1 (“CET1”) capital, an increase in capitalisation rates (including prescribed minimum capital buffers, fully effective 1 January 2016), tighter requirements around new Tier 1 and Tier 2 securities and transitional arrangements for existing Tier 1 and Tier 2 securities that do not conform to the new regulations. Other changes include capital requirements for counterparty credit risk and an increase in the asset value correlation with respect to exposures to large and unregulated financial institutions.

APRA Basel 3 Common Equity Tier 1 – March 2013 Half Year v September 2012 Half Year

CFO OVERVIEW

APRA Basel 3 to Internationally Harmonised Basel 3 Common Equity Tier 1 – March 2013 Half Year1

1.

ANZ’s interpretation of the regulations documented in the Basel Committee publications; “Basel III: A global regulatory framework for more resilient banks and banking systems” (June 2011) and “International Convergence of Capital Measurement and Capital Standards” (June 2006)

The above provides a reconciliation of CET1 under APRA’s Basel 3 prudential capital standards to Internationally Harmonised Basel 3 standards. APRA views the Basel 3 reforms as a minimum requirement and hence has not incorporated some of the concessions proposed in the Basel 3 rules and has also set higher requirements in other areas. As a result, Australian banks’ Basel 3 reported capital ratios will not be directly comparable with international peers (Internationally Harmonised Basel 3).

In addition, APRA has implemented an accelerated implementation timetable for the Basel 3 capital reforms, particularly in relation to minimum capital ratios and deductions which became effective 1 January 2013. Introduction of the prescribed minimum capital buffers will be fully effective 1 January 2016 and the Leverage Ratio from 1 January 2015.

APRA is still yet to finalise capital standards on the Basel 3 reforms dealing with the improvements in capital disclosures, including the leverage ratio, contingent capital and measures to address systematic and inter-connected risks.

Level 3 Conglomerates (“Level 3”)

APRA has announced that it will proceed with implementing Level 3 Conglomerates framework on 1 January 2014, with draft Level 3 capital adequacy standards expected to be released in the second quarter of 2013. The standards will regulate a bancassurance group such as ANZ as a single economic entity with minimum capital requirements and additional reporting on risk exposure levels. Based upon APRA’s March 2010 Discussion Paper, and draft prudential standards covering group governance and risk exposures released in December 2012, ANZ is not expecting any material impact on its operations.

CFO OVERVIEW

Deferred acquisition costs and deferred income

The Group recognises as assets deferred acquisition costs relating to the acquisition of interest earning assets or the issuance of funding. The Group also recognises deferred income that is integral to the yield of an originated financial instrument, net of any direct incremental costs. This income is deferred and recognised as net interest income over the expected life of the financial instrument under AASB 139: ‘Financial Instruments: Recognition and Measurement’. Deferred acquisition costs that do not relate to interest earning assets, for example those relating to the acquisition of life investment contracts, are excluded from this analysis.

The balances of deferred acquisition costs and deferred income were:

	Deferred Acquisition Costs[1]			Deferred Income
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 $M	Sep 12 $M	Mar 12 $M
Australia	745	704	647	70	101	114
International and Institutional Banking	17	12	6	251	276	278
New Zealand	106	80	43	38	35	30
Global Wealth	1	1	1	3	3	3
Group Centre	44	53	64	—	—	—

Total	913	850	761	362	415	425

1.

Deferred acquisition costs largely include the amounts of brokerage capitalised and amortised in the Australia and New Zealand divisions. Deferred acquisition costs also include capitalised debt raising expenses

Deferred acquisition costs and associated amortisation during the period were:

	Half Year Mar 2013		Half Year Sep 2012
	Amortisation Charge $M	Capitalised Costs[1] $M	Amortisation Charge $M	Capitalised Costs[1] $M
Australia	191	232	184	241
International and Institutional Banking	5	10	3	9
New Zealand	19	45	13	50
Global Wealth	—	—	—	—
Group Centre	11	2	10	(1)

Total	226	289	210	299

1.	Costs capitalised exclude brokerage trailer commissions paid

CFO OVERVIEW

Software capitalisation

At 31 March 2013, the Group’s intangibles included $1,857 million in relation to costs incurred in acquiring and developing software.

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Balance at start of period	1,762	1,743	1,572	1%	12%
Software capitalised during the period	284	462	324	-39%	-12%
Amortisation during the period	(181)	(170)	(150)	6%	21%
Software impaired/written-off	(8)	(273)	(1)	-97%	large
Foreign exchange differences	—	—	(2)	n/a	-100%

Total capitalised software	1,857	1,762	1,743	5%	7%

Capitalised cost analysis by Division	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	76	116	64	-34%	19%
International and Institutional Banking	115	195	150	-41%	-23%
New Zealand	12	18	13	-33%	-8%
Global Wealth	15	26	20	-42%	-25%
Group Centre	66	107	77	-38%	-14%

Total	284	462	324	-39%	-12%

Net book value by Division	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	359	338	323	6%	11%
International and Institutional Banking	914	873	906	5%	1%
New Zealand	84	81	72	4%	17%
Global Wealth	75	75	94	0%	-20%
Group Centre	425	395	348	8%	22%

Total	1,857	1,762	1,743	5%	7%

CFO OVERVIEW

This page has been left blank intentionally

SEGMENT REVIEW

CONTENTS

Section 5 – Segment Review

Segment performance	36

Australia	38

International and Institutional Banking	44

New Zealand	54

Global Wealth	60

Group Centre	65

SEGMENT REVIEW

Segment Performance

The Group operates on a divisional structure with Australia, International and Institutional Banking (IIB), New Zealand and Global Wealth being the operating divisions.

Effective 1 October 2012, Corporate Banking Australia transferred to the Australia division from IIB and comparatives have been restated accordingly.

There have been no other major structure changes, however there have been a number of minor restatements as a result of changes to customer segmentation, changes to net interbusiness unit expense methodologies and the realignment of support functions. Prior period comparatives are adjusted for such changes.

The Segment Review section is reported on a cash basis.

March 2013 Half Year

AUD M	Australia	International & Institutional Banking	New Zealand	Global Wealth	Group Centre	Group
Net interest income	3,282	1,775	889	58	232	6,236

Other external operating income	587	1,496	162	680	(75)	2,850

Operating income	3,869	3,271	1,051	738	157	9,086

Operating expenses	(1,465)	(1,446)	(470)	(460)	(193)	(4,034)

Profit before credit impair’t and income tax	2,404	1,825	581	278	(36)	5,052

Provision for credit impairment	(386)	(184)	(28)	(1)	—	(599)

Profit before income tax	2,018	1,641	553	277	(36)	4,453

Income tax expense and non-controlling interests	(603)	(442)	(156)	(74)	4	(1,271)

Cash profit	1,415	1,199	397	203	(32)	3,182

September 2012 Half Year

AUD M	Australia	International & Institutional Banking	New Zealand	Global Wealth	Group Centre	Group
Net interest income	3,171	1,811	890	60	194	6,126

Other external operating income	607	1,360	161	657	217	3,002

Operating income	3,778	3,171	1,051	717	411	9,128

Operating expenses	(1,508)	(1,614)	(541)	(496)	(227)	(4,386)

Profit before credit impair’t and income tax	2,270	1,557	510	221	184	4,742

Provision for credit impairment	(375)	(234)	(70)	(2)	(7)	(688)

Profit before income tax	1,895	1,323	440	219	177	4,054

Income tax expense and non-controlling interests	(568)	(371)	(121)	(50)	(10)	(1,120)

Cash profit	1,327	952	319	169	167	2,934

March 2013 Half Year vs September 2012 Half Year

%	Australia	International & Institutional Banking	New Zealand	Global Wealth	Group Centre	Group
Net interest income	4%	-2%	0%	-3%	20%	2%

Other external operating income	-3%	10%	1%	4%	large	-5%

Operating income	2%	3%	0%	3%	-62%	0%

Operating expenses	-3%	-10%	-13%	-7%	-15%	-8%

Profit before credit impair’t and income tax	6%	17%	14%	26%	large	7%

Provision for credit impairment	3%	-21%	-60%	-50%	-100%	-13%

Profit before income tax	6%	24%	26%	26%	large	10%

Income tax expense and non-controlling interests	6%	19%	29%	48%	large	13%

Cash profit	7%	26%	24%	20%	large	8%

SEGMENT REVIEW

March 2013 Half Year

AUD M	Australia	International & Institutional Banking	New Zealand	Global Wealth	Group Centre	Group
Net interest income	3,282	1,775	889	58	232	6,236

Other external operating income	587	1,496	162	680	(75)	2,850

Operating income	3,869	3,271	1,051	738	157	9,086

Operating expenses	(1,465)	(1,446)	(470)	(460)	(193)	(4,034)

Profit before credit impair’t and income tax	2,404	1,825	581	278	(36)	5,052

Provision for credit impairment	(386)	(184)	(28)	(1)	-	(599)

Profit before income tax	2,018	1,641	553	277	(36)	4,453

Income tax expense and non-controlling interests	(603)	(442)	(156)	(74)	4	(1,271)

Cash profit	1,415	1,199	397	203	(32)	3,182

March 2012 Half Year

AUD M	Australia	International & Institutional Banking	New Zealand	Global Wealth	Group Centre	Group
Net interest income	2,992	1,856	890	62	184	5,984

Other external operating income	586	1,400	154	661	(65)	2,736

Operating income	3,578	3,256	1,044	723	119	8,720

Operating expenses	(1,494)	(1,455)	(520)	(471)	(193)	(4,133)

Profit before credit impair’t and income tax	2,084	1,801	524	252	(74)	4,587

Provision for credit impairment	(267)	(217)	(78)	(2)	(6)	(570)

Profit before income tax	1,817	1,584	446	250	(80)	4,017

Income tax expense and non-controlling interests	(546)	(425)	(123)	(73)	46	(1,121)

Cash profit	1,271	1,159	323	177	(34)	2,896

March 2013 Half Year vs March 2012 Half Year

%	Australia	International & Institutional Banking	New Zealand	Global Wealth	Group Centre	Group
Net interest income	10%	-4%	0%	-6%	26%	4%

Other external operating income	0%	7%	5%	3%	15%	4%

Operating income	8%	0%	1%	2%	32%	4%

Operating expenses	-2%	-1%	-10%	-2%	0%	-2%

Profit before credit impair’t and income tax	15%	1%	11%	10%	-51%	10%

Provision for credit impairment	45%	-15%	-64%	-50%	-100%	5%

Profit before income tax	11%	4%	24%	11%	-55%	11%

Income tax expense and non-controlling interests	10%	4%	27%	1%	-91%	13%

Cash profit	11%	3%	23%	15%	-6%	10%

SEGMENT REVIEW

Australia

Philip Chronican

Australia division comprises Retail and Corporate and Commercial Banking businesses. Retail includes Mortgages, Deposits, Cards and Payments along with the Retail Distribution Network. Corporate and Commercial Banking includes our core banking offerings to Corporate Banking, Business Banking, Regional Business Banking and Small Business Banking customers and Esanda.

Cash profit – March 2013 Half Year v September 2012 Half Year

Australia division has continued to strengthen its domestic franchise through selective growth in market share and enhanced cross sell, while at the same time launching the “Banking on Australia” transformation program.

Banking on Australia Transformation Program

Banking on Australia responds to changing customer banking preferences and further strengthens our Australian franchise.

We are investing in digital and mobile channels to meet the needs of our customers, lower cost to serve, provide common platforms and create further revenue opportunities. We currently have 1 million registered goMoney users and more than 23k downloads of our award winning ANZ FastPay app1. We are transforming our distribution network to reduce branch footprint costs, build out our contact centre capability and improve frontline banker productivity, with revenue per FTE increasing 13% over the prior comparative period. Simpler Banking productivity initiatives are underway and delivering tangible benefits, with the ratio of operating expenses to operating income reducing from 41.8% in the March 2012 half to 37.9% this half.

[1]	ANZ FastPay won the “Innovation in Payments” award at the Financial Insight Innovation Awards 2013. This is the same award ANZ goMoney won in 2011

Retail update

As a result of our targeted focus on higher value customer segments, increased share of wallet and consistent above system growth in both Household Lending and Household Deposits, ANZ has continued to grow Traditional Banking market share and had the strongest growth of the majors for this measure in the twelve months to March 20132.

[2]

Source: Roy Morgan Research: Aust Population aged 14+, rolling 12 months, Trade Banking Consumer Market (Deposits, Cards & Loans), Peers: CBA (excl Bankwest), NAB, Westpac (excl Bank of Melbourne & St George)

Corporate and Commercial Banking update

Corporate and Commercial Banking continues to focus on growing the business through targeted customer acquisition (customer numbers grew by a net 77k or 9% since March 2012), increased cross-sell (up 11% since March 2012) and leveraging ANZ’s super-regional footprint.

•	March 2013 half year v September 2012 half year

Cash profit increased 7% in the half, with a 4% increase in net interest income and a 3% reduction in expenses.

Key factors affecting the result were:

•	Net interest income increased 4% with growth in average net loans and advances of 2% and a 3 basis point improvement in net interest margin.

•	The 2% growth in average net loans and advances was driven by above system growth in Mortgages and strong growth in Business
Banking, Small Business Banking and Esanda. Asset growth was largely self-funded with average deposit growth of 5%, with the majority of the deposit growth coming from savings products.

•	Divisional margin improved 3bps as a result of active management of pricing, discounting, commissions and an increase in proprietary mortgage sales, outweighing deposit pricing pressures.

•	Other external operating income decreased by 3% due mainly to the inclusion of non-recurring Origin mortgage portfolio sale proceeds in the September half.

•	Operating expenses were down 3% due to an ongoing focus on productivity and expense management, and the impact of non recurring software asset impairments in the September half.

•

Provision for credit impairment increased 3% in the half. This is partly due to the impact of surplus flood provision releases in the September half not recurring. Credit quality remains sound and is largely in line with the September half.

•	March 2013 half year v March 2012 half year

Cash profit increased 11%, with a 10% increase in net interest income and a 2% reduction in expenses, offset by a 45% increase in credit provisions.

Key factors affecting the result were:

•	Net interest income increased 10% as a result of strong growth in average net loans and advances of 7% combined with an 8 basis point improvement in net interest margin.

•

Growth in average net loans and advances of 7% was driven by above system growth in Mortgages of 6% and strong growth in Corporate and Commercial Banking of 8%. Average deposit growth was 11%, with the majority coming from savings products.

•	Net interest margin improved 8 basis points over the prior comparative period as a result of disciplined margin management, partly offset by deposit pricing pressures.

•	Operating expenses were down 2% as result of a reduction in average FTE and benefits from operational efficiencies, procurement saves and lower discretionary spending.

•

Provision for credit impairment increased 45% reflecting higher individual provisions largely due to prior comparative period write-backs in Corporate Banking, combined with an increase in collective provisions after the release of surplus flood provisions in the March 2012 half.

SEGMENT REVIEW

Australia

Philip Chronican

Australia Total

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	3,282	3,171	2,992	4%	10%
Other external operating income	587	607	586	-3%	0%

Operating income	3,869	3,778	3,578	2%	8%
Operating expenses	(1,465)	(1,508)	(1,494)	-3%	-2%

Profit before credit impairment and income tax	2,404	2,270	2,084	6%	15%
Provision for credit impairment	(386)	(375)	(267)	3%	45%

Profit before tax	2,018	1,895	1,817	6%	11%
Income tax expense and non-controlling interests	(603)	(568)	(546)	6%	10%

Cash profit	1,415	1,327	1,271	7%	11%

Consisting of:
Retail	826	782	662	6%	25%
Corporate and Commercial Banking	589	543	617	8%	-5%
Other	—	2	(8)	-100%	-100%

Cash profit	1,415	1,327	1,271	7%	11%

Balance Sheet
Net loans & advances	262,065	253,933	247,571	3%	6%
Other external assets	2,909	2,872	2,943	1%	-1%

External assets	264,974	256,805	250,514	3%	6%

Customer deposits	145,550	140,810	132,784	3%	10%
Other external liabilities	16,577	17,479	15,556	-5%	7%

External liabilities	162,127	158,289	148,340	2%	9%

Risk weighted assets[1]	105,551	98,559	93,905	7%	12%
Average net loans and advances	257,920	252,133	242,020	2%	7%
Average deposits and other borrowings	144,293	137,000	129,555	5%	11%

Ratios
Return on average assets	1.09%	1.04%	1.04%
Net interest average margin	2.53%	2.50%	2.45%
Operating expenses to operating income	37.9%	39.9%	41.8%
Operating expenses to average assets	1.13%	1.18%	1.22%

Individual provision charge/(release)	370	402	289	-8%	28%
Individual provision charge/(release) as a % of average net advances	0.29%	0.32%	0.24%
Collective provision charge/(release)	16	(27)	(22)	large	large
Collective provision charge/(release) as a % of average net advances	0.01%	(0.02%)	(0.02%)
Net impaired assets	1,016	1,078	1,057	-6%	-4%
Net impaired assets as a % of net advances	0.39%	0.42%	0.43%

Total full time equivalent staff (FTE)	14,518	14,606	15,169	-1%	-4%

1.	March 2013 risk weighted assets under Basel 3 methodology, September 2012 and March 2012 risk weighted assets under Basel 2 methodology

SEGMENT REVIEW

Australia

Philip Chronican

Individual provision charge/(release)	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail	186	208	208	-11%	-11%
Mortgages	22	21	22	5%	0%
Cards & Payments	155	179	179	-13%	-13%
Deposits	9	8	7	13%	29%
Corporate and Commercial Banking	184	194	81	-5%	large
Corporate Banking	13	18	(31)	-28%	large
Esanda	53	50	32	6%	66%
Regional Business Banking	43	54	26	-20%	65%
Business Banking	33	29	22	14%	50%
Small Business Banking	42	43	32	-2%	31%

Individual provision charge/(release)	370	402	289	-8%	28%

Collective provision charge/(release)	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail	19	(24)	(9)	large	large
Mortgages	5	(12)	(2)	large	large
Cards & Payments	15	(12)	(9)	large	large
Other	(1)	—	2	n/a	large
Corporate and Commercial Banking	(3)	(3)	(13)	0%	-77%
Corporate Banking	(6)	—	(11)	n/a	-45%
Esanda	(2)	10	9	large	large
Regional Business Banking	(8)	4	2	large	large
Business Banking	4	9	2	-56%	100%
Small Business Banking	9	5	9	80%	0%
Other	—	(31)	(24)	-100%	-100%

Collective provision charge/(release)	16	(27)	(22)	large	large

Total provision charge/(release)	386	375	267	3%	45%

SEGMENT REVIEW

Australia

Philip Chronican

Net loans & advances	As at ($M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail	198,883	192,740	189,429	3%	5%
Mortgages	187,920	182,115	178,527	3%	5%
Cards & Payments	10,894	10,554	10,828	3%	1%
Other	69	71	74	-3%	-7%
Corporate and Commercial Banking	63,182	61,193	58,125	3%	9%
Corporate Banking	9,296	9,208	8,786	1%	6%
Esanda	16,352	15,847	14,957	3%	9%
Regional Business Banking	11,373	11,372	10,854	0%	5%
Business Banking	16,403	15,542	14,665	6%	12%
Small Business Banking	9,758	9,224	8,893	6%	10%
Other	—	—	(30)	n/a	-100%
Operations and Support	—	—	17	n/a	-100%

Net loans & advances	262,065	253,933	247,571	3%	6%

Customer deposits	As at ($M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail	101,986	97,611	91,910	4%	11%
Mortgages	14,093	13,187	12,221	7%	15%
Cards & Payments	322	382	322	-16%	0%
Deposits	87,562	84,032	79,359	4%	10%
Other	9	10	8	-10%	13%
Corporate and Commercial Banking[1]	43,549	43,182	40,845	1%	7%
Esanda	66	96	129	-31%	-49%
Regional Business Banking	5,058	5,029	4,902	1%	3%
Business Banking	12,331	12,791	11,851	-4%	4%
Small Business Banking	26,094	25,266	23,963	3%	9%
Operations and Support	15	17	29	-12%	-48%

Customer deposits	145,550	140,810	132,784	3%	10%

1.	Corporate Banking deposits of $5.8 billion are included in the IIB division deposits (Sep 12 half: $6.2 billion; Mar 12 half: $5.8 billion)

SEGMENT REVIEW

Australia

Philip Chronican

Retail

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	1,916	1,850	1,679	4%	14%
Other external operating income	452	471	451	-4%	0%

Operating income	2,368	2,321	2,130	2%	11%
Operating expenses	(982)	(1,022)	(983)	-4%	0%

Profit before credit impairment and income tax	1,386	1,299	1,147	7%	21%
Provision for credit impairment	(205)	(184)	(199)	11%	3%

Profit before tax	1,181	1,115	948	6%	25%
Income tax expense and non-controlling interests	(355)	(333)	(286)	7%	24%

Cash profit	826	782	662	6%	25%

Risk weighted assets	50,815	47,237	46,948	8%	8%

	Half Year			Movement
Individual provision charge/(release)	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Mortgages	22	21	22	5%	0%
Cards & Payments	155	179	179	-13%	-13%
Deposits	9	8	7	13%	29%

Individual provision charge/(release)	186	208	208	-11%	-11%

Collective provision charge/(release)
Mortgages	5	(12)	(2)	large	large
Cards & Payments	15	(12)	(9)	large	large
Other	(1)	—	2	n/a	large

Collective provision charge/(release)	19	(24)	(9)	large	large

Total provision charge/(release)	205	184	199	11%	3%

	As at ($M)			Movement
Net loans & advances	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Mortgages	187,920	182,115	178,527	3%	5%
Cards & Payments	10,894	10,554	10,828	3%	1%
Other	69	71	74	-3%	-7%

Net loans & advances	198,883	192,740	189,429	3%	5%

Customer deposits
Mortgages	14,093	13,187	12,221	7%	15%
Cards & Payments	322	382	322	-16%	0%
Deposits	87,562	84,032	79,359	4%	10%
Other	9	10	8	-10%	13%

Customer deposits	101,986	97,611	91,910	4%	11%

SEGMENT REVIEW

Australia

Philip Chronican

Corporate and Commercial Banking

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	1,363	1,319	1,309	3%	4%
Other external operating income	136	140	136	-3%	0%

Operating income	1,499	1,459	1,445	3%	4%
Operating expenses	(481)	(491)	(497)	-2%	-3%

Profit before credit impairment and income tax	1,018	968	948	5%	7%
Provision for credit impairment	(181)	(191)	(68)	-5%	large

Profit before tax	837	777	880	8%	-5%
Income tax expense and non-controlling interests	(248)	(234)	(263)	6%	-6%

Cash profit	589	543	617	8%	-5%

Risk weighted assets	53,620	50,608	46,501	6%	15%

	Half Year			Movement
Individual provision charge/(release)	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Corporate Banking	13	18	(31)	-28%	large
Esanda	53	50	32	6%	66%
Regional Business Banking	43	54	26	-20%	65%
Business Banking	33	29	22	14%	50%
Small Business Banking	42	43	32	-2%	31%

Individual provision charge/(release)	184	194	81	-5%	large

Collective provision charge/(release)
Corporate Banking	(6)	—	(11)	n/a	-45%
Esanda	(2)	10	9	large	large
Regional Business Banking	(8)	4	2	large	large
Business Banking	4	9	2	-56%	100%
Small Business Banking	9	5	9	80%	0%
Other	—	(31)	(24)	-100%	-100%

Collective provision charge/(release)	(3)	(3)	(13)	0%	-77%

Total provision charge/(release)	181	191	68	-5%	large

	As at ($M)			Movement
Net loans & advances	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Corporate Banking	9,296	9,208	8,786	1%	6%
Esanda	16,352	15,847	14,957	3%	9%
Regional Business Banking	11,373	11,372	10,854	0%	5%
Business Banking	16,403	15,542	14,665	6%	12%
Small Business Banking	9,758	9,224	8,893	6%	10%
Other	—	—	(30)	n/a	-100%

Net loans & advances	63,182	61,193	58,125	3%	9%

Customer deposits[1]
Esanda	66	96	129	-31%	-49%
Regional Business Banking	5,058	5,029	4,902	1%	3%
Business Banking	12,331	12,791	11,851	-4%	4%
Small Business Banking	26,094	25,266	23,963	3%	9%

Customer deposits	43,549	43,182	40,845	1%	7%

1.	Corporate Banking deposits of $5.8 billion are included in the IIB division deposits (Sep 12 half: $6.2 billion; Mar 12 half: $5.8 billion)

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

The International and Institutional Banking (IIB) division comprises Global Institutional (including Transaction Banking, Global Loans and Global Markets), Retail Asia Pacific and Asia Partnerships, together with Relationship & Infrastructure.

Cash profit – March 2013 Half Year v September 2012 Half Year

IIB’s scale and capability in Asia is providing a platform to build further momentum on the Super Regional Strategy, through capturing an increasing share of trade and capital flows and value-added services from volume growth. IIB delivered strong income growth in Foreign Exchange, Capital Markets, Trade and Resources. ANZ was voted a top four corporate bank in Asia in the 2013 Greenwich Associates Survey.

The results reflect geographically diverse revenue growth, with APEA now contributing 34% of Global Institutional income.

Margin pressure in Australia continued albeit at a lesser rate. Global Markets’ strong results were driven by improved trading conditions and increased customer volumes. With the build out of scale and capability in Asia, IIB has benefitted from strong volume growth in Asia compared to the more constrained business environments in Australia and New Zealand. Disciplined cost management helped fund IIB’s investment in growth areas in APEA. Improved net impaired assets position was driven by continued actions to de-risk the Global Institutional portfolio.

•	March 2013 half year v September 2012 half year

Cash profit increased 26%, mainly due to the strong performance of Global Markets and Transaction Banking, partially offset by margin compression, coupled with lower credit provisions and the impact of the capitalised software impairment in the September 2012 half year.

Key factors affecting the result were:

•

Net interest income declined 2% with net interest margin (excluding Global Markets) 14 basis points lower. Margins were driven lower by pricing pressure in customer deposits, lower returns on capital and rate insensitive deposits in low interest rate environments and competition in loans. The above offset the benefits from the volume growth. Overall average customer deposits were 5% higher and average net loans and advances increased 3%, with growth concentrated in the APEA region.

•

Other external operating income was 10% higher, driven by 36% growth in Global Markets with favourable trading conditions and higher customer volume. Asia Partnerships’ contribution was lower due to lower earnings and the gain arising from dilution of our Bank of Tianjin stake in the September 2012 half year.

•	Operating expenses were 10% lower, mainly due to the $162 million write-down of software assets in the September 2012 half year. Excluding the impact of the capitalised software impairment, expenses were flat. Cost savings from productivity initiatives and increased utilisation of the hub resources allowed targeted investment to continue.

•

Provision charges for credit impairment decreased 21%, due to higher individual provision charges in the September 2012 half year on a few legacy Global Institutional loans in Australia. This was partially offset by collective provision releases in the September 2012 half year from associated concentration risk provisions. Excluding the above legacy exposures, credit quality remained sound.

•	March 2013 half year v March 2012 half year

Cash profit increased 3%, driven by the strong Global Markets performance, stronger Asian Partnerships results and lower credit provision charges in the Global Institutional businesses, partially offset by margin compression.

Key factors affecting the result were:

•

Net interest income decreased 4%. Solid growth in APEA accounted for most of the overall increases in average customer deposits (up 10%) and average net loans and advances (up 9%). However, net interest margin (excluding Global Markets) declined 53 basis points reflecting lower returns on retained capital, margin compression from competition and the impact of the change in the funding and asset mix.

•

Other external operating income increased 7%, driven by the strong Global Markets performance. Asia Partnerships’ contribution was higher mainly due to the impact of an impairment charge in the March 2012 half year relating to our investment in Saigon Securities Incorporation (SSI).

•	Operating expenses were 1% lower, with cost savings from productivity gains and greater utilisation of the hub resources largely offset by continued re-investment in the business.

•

Provision charges for credit impairment were 15% lower, largely due to individual provision charges in the March 2012 half year on a few legacy Global Institutional loans in Australia. This was partially offset by collective provision releases in the March 2012 half year from associated concentration risk provisions.

44

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

International and Institutional Banking Total

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	1,775	1,811	1,856	-2%	-4%
Other external operating income	1,496	1,360	1,400	10%	7%

Operating income	3,271	3,171	3,256	3%	0%
Operating expenses	(1,446)	(1,614)	(1,455)	-10%	-1%

Profit before credit impairment and income tax	1,825	1,557	1,801	17%	1%
Provision for credit impairment	(184)	(234)	(217)	-21%	-15%

Profit before income tax	1,641	1,323	1,584	24%	4%
Income tax expense and non-controlling interests	(442)	(371)	(425)	19%	4%

Cash profit	1,199	952	1,159	26%	3%

Consisting of:
Global Institutional	1,037	842	1,062	23%	-2%
Asia Partnerships	186	217	127	-14%	46%
Retail Asia Pacific	34	40	24	-15%	42%
Relationship & Infrastructure	(58)	(147)	(54)	-61%	7%

Cash profit	1,199	952	1,159	26%	3%

Balance Sheet
Net loans & advances	102,570	98,278	93,237	4%	10%
Other external assets	182,291	168,608	152,624	8%	19%

External assets	284,861	266,886	245,861	7%	16%

Customer deposits	151,847	142,651	132,744	6%	14%
Other deposits and borrowings	9,193	9,040	8,862	2%	4%

Deposits and other borrowings	161,040	151,691	141,606	6%	14%
Other external liabilities	82,580	76,654	65,435	8%	26%

External liabilities	243,620	228,345	207,041	7%	18%

Risk weighted assets[1]	166,407	152,741	144,609	9%	15%
Average net loans and advances	99,816	96,921	91,339	3%	9%
Average deposits and other borrowings	154,309	146,769	139,881	5%	10%

Ratios
Return on average assets	0.88%	0.72%	0.94%
Net interest average margin	1.65%	1.75%	1.95%
Net interest average margin (excluding Global Markets)	2.77%	2.91%	3.30%
Operating expenses to operating income	44.2%	50.9%	44.7%
Operating expenses to average assets	1.06%	1.21%	1.18%

Individual provision charge/(release)	167	419	321	-60%	-48%
Individual provision charge/(release) as a % of average net advances	0.34%	0.86%	0.70%
Collective provision charge/(release)	17	(185)	(104)	large	large
Collective provision charge/(release) as a % of average net advances	0.03%	(0.38%)	(0.23%)
Net impaired assets	1,401	1,541	1,637	-9%	-14%
Net impaired assets as a % of net advances	1.37%	1.57%	1.76%

Total full time equivalent staff (FTE)	13,526	14,070	14,448	-4%	-6%

1.	March 2013 risk weighted assets under Basel 3 methodology. September 2012 and March 2012 risk weighted assets under Basel 2 methodology

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

Individual provision charge/(release)	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail Asia Pacific	23	(15)	2	large	large
Global Institutional	144	430	305	-67%	-53%
Transaction Banking	15	60	(7)	-75%	large
Global Loans	122	343	244	-64%	-50%
Global Markets	7	27	68	-74%	-90%
Relationship & Infrastructure	—	4	14	-100%	-100%

Individual provision charge/(release)	167	419	321	-60%	-48%

Collective provision charge/(release)	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail Asia Pacific	(5)	2	(11)	large	-55%
Global Institutional	21	(180)	(76)	large	large
Transaction Banking	10	3	(2)	large	large
Global Loans	8	(132)	(67)	large	large
Global Markets	3	(51)	(7)	large	large
Relationship & Infrastructure	1	(7)	(17)	large	large

Collective provision charge/(release)	17	(185)	(104)	large	large

Total provision charge/(release)	184	234	217	-21%	-15%

Net loans & advances	As at ($M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail Asia Pacific	5,693	4,939	4,121	15%	38%
Global Institutional	95,521	92,238	88,188	4%	8%
Transaction Banking	22,202	19,001	16,360	17%	36%
Global Loans	67,612	67,665	65,745	0%	3%
Global Markets	5,707	5,572	6,083	2%	-6%
Relationship & Infrastructure	1,356	1,101	928	23%	46%

Net loans & advances	102,570	98,278	93,237	4%	10%

Customer deposits	As at ($M)			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail Asia Pacific	10,932	10,423	9,546	5%	15%
Global Institutional	139,506	130,695	121,680	7%	15%
Transaction Banking	62,470	65,124	61,537	-4%	2%
Global Loans	722	847	625	-15%	16%
Global Markets	76,314	64,724	59,518	18%	28%
Relationship & Infrastructure	1,409	1,533	1,518	-8%	-7%

Customer deposits	151,847	142,651	132,744	6%	14%

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

Global Institutional

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	1,554	1,591	1,643	-2%	-5%
Other external operating income	1,121	938	1,060	20%	6%

Operating income	2,675	2,529	2,703	6%	-1%
Operating expenses	(1,064)	(1,111)	(1,015)	-4%	5%

Profit before credit impairment and income tax	1,611	1,418	1,688	14%	-5%
Provision for credit impairment	(165)	(250)	(229)	-34%	-28%

Profit before income tax	1,446	1,168	1,459	24%	-1%
Income tax expense and non-controlling interests	(409)	(326)	(397)	25%	3%

Cash profit	1,037	842	1,062	23%	-2%

Consisting of:
Transaction Banking	275	219	338	26%	-19%
Global Loans	359	313	394	15%	-9%
Global Markets	403	310	330	30%	22%

Cash profit	1,037	842	1,062	23%	-2%

Balance Sheet
Net loans & advances	95,521	92,238	88,188	4%	8%
Other external assets	175,620	162,247	146,515	8%	20%

External assets	271,141	254,485	234,703	7%	16%

Customer deposits	139,506	130,695	121,680	7%	15%
Other deposits and borrowings	9,190	8,994	8,823	2%	4%

Deposits and other borrowings	148,696	139,689	130,503	6%	14%
Other external liabilities	81,796	75,947	64,808	8%	26%

External liabilities	230,492	215,636	195,311	7%	18%

Risk weighted assets	155,382	141,586	133,956	10%	16%
Average net loans and advances	93,225	91,410	86,634	2%	8%
Average deposits and other borrowings	142,013	135,404	129,519	5%	10%

Ratios
Return on average assets	0.80%	0.67%	0.90%
Net interest average margin	1.50%	1.59%	1.79%
Net interest average margin (excluding Global Markets)	2.54%	2.66%	3.05%
Operating expenses to operating income	39.8%	43.9%	37.6%
Operating expenses to average assets	0.82%	0.88%	0.86%

Individual provision charge/(release)	144	430	305	-67%	-53%
Individual provision charge/(release) as a % of average net advances	0.31%	0.94%	0.71%
Collective provision charge/(release)	21	(180)	(76)	large	large
Collective provision charge/(release) as a % of average net advances	0.05%	(0.39%)	(0.18%)
Net impaired assets	1,353	1,519	1,593	-11%	-15%
Net impaired assets as a % of net advances	1.42%	1.65%	1.81%

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

Global Institutional by Product

	Half Year			Movement
Transaction Banking	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	393	418	443	-6%	-11%
Other external operating income	346	329	329	5%	5%

Operating income	739	747	772	-1%	-4%
Operating expenses	(329)	(380)	(311)	-13%	6%

Profit before credit impairment and income tax	410	367	461	12%	-11%
Provision for credit impairment	(25)	(63)	9	-60%	large

Profit before income tax	385	304	470	27%	-18%
Income tax expense and non-controlling interests	(110)	(85)	(132)	29%	-17%

Cash profit	275	219	338	26%	-19%

Risk weighted assets	34,255	30,162	28,389	14%	21%

Individual provision charge/(release)	15	60	(7)	-75%	large
Collective provision charge/(release)	10	3	(2)	large	large
Net loans & advances	22,202	19,001	16,360	17%	36%
Customer deposits	62,470	65,124	61,537	-4%	2%

Global Loans
Net interest income	790	812	866	-3%	-9%
Other external operating income	34	66	61	-48%	-44%

Operating income	824	878	927	-6%	-11%
Operating expenses	(192)	(234)	(221)	-18%	-13%

Profit before credit impairment and income tax	632	644	706	-2%	-10%
Provision for credit impairment	(130)	(211)	(177)	-38%	-27%

Profit before income tax	502	433	529	16%	-5%
Income tax expense and non-controlling interests	(143)	(120)	(135)	19%	6%

Cash profit	359	313	394	15%	-9%

Risk weighted assets	75,191	75,368	75,589	0%	-1%

Individual provision charge/(release)	122	343	244	-64%	-50%
Collective provision charge/(release)	8	(132)	(67)	large	large
Net loans & advances	67,612	67,665	65,745	0%	3%

Global Markets
Net interest income	371	361	334	3%	11%
Other external operating income	741	543	670	36%	11%

Operating income	1,112	904	1,004	23%	11%
Operating expenses	(543)	(497)	(483)	9%	12%

Profit before credit impairment and income tax	569	407	521	40%	9%
Provision for credit impairment	(10)	24	(61)	large	-84%

Profit before income tax	559	431	460	30%	22%
Income tax expense and non-controlling interests	(156)	(121)	(130)	29%	20%

Cash profit	403	310	330	30%	22%

Risk weighted assets	45,936	36,056	29,979	27%	53%

Individual provision charge/(release)	7	27	68	-74%	-90%
Collective provision charge/(release)	3	(51)	(7)	large	large
Customer deposits	76,314	64,724	59,518	18%	28%

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

Analysis of Global Markets operating income

	Half Year			Movement
Composition of Global Markets operating income by product class	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Fixed income	470	366	395	28%	19%
Foreign exchange	409	358	399	14%	3%
Capital markets	122	87	116	40%	5%
Other	111	93	94	19%	18%

Global Markets operating income	1,112	904	1,004	23%	11%

	Half Year			Movement
Composition of Global Markets operating income by geography	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	525	427	476	23%	10%
Asia Pacific, Europe & America	447	373	401	20%	11%
New Zealand	140	104	127	35%	10%

Global Markets operating income	1,112	904	1,004	23%	11%

	Half Year			Movement
Composition of Global Markets operating income by activity	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Sales[1]	575	538	624	7%	-8%
Trading[2]	283	174	229	63%	24%
Balance sheet[3]	254	192	151	32%	68%

Global Markets operating income	1,112	904	1,004	23%	11%

	Half Year			Movement
Composition of Global Markets’ Sales income by geography[1]	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	263	239	300	10%	-12%
Asia Pacific, Europe & America	263	240	245	10%	7%
New Zealand	49	59	79	-17%	-38%

Global Markets’ Sales income	575	538	624	7%	-8%

	Half Year			Movement
Composition of Global Markets’ Trading and Balance Sheet income by geography[2,3]	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	262	188	176	39%	49%
Asia Pacific, Europe & America	185	133	156	39%	19%
New Zealand	90	45	48	100%	88%

Global Markets’ Trading and Balance Sheet income	537	366	380	47%	41%

1.	Sales represents direct client flow business on core products such as fixed income, FX, commodities and capital markets
2.	Trading primarily represents management of the Group’s strategic positions and those taken as part of direct client sales flow
3.	Balance sheet represents hedging of interest rate risk on the Group’s loan and deposit books and the management of the Group’s liquidity portfolio

Global Markets Analysis

Global Markets continued to focus on the priority customers, products, and geographies. With APEA now representing 40% of Global Markets revenue, growth in that market is focused on flow businesses such as Foreign Exchange, as well as Commodities and Capital Markets. Domestically the Australian and New Zealand businesses have benefitted from strong growth in Fixed Income.

•	March 2013 half year v September 2012 half year

Markets continued to benefit from its strategy to grow a more diversified business in terms of both products and regional footprint.

Key growth areas continued to drive revenue growth:

•	FX income up 14% largely in APEA, a solid result in low volatility market.
•	Sales revenue up 7% driven by strong Capital Markets activity.

•

Fixed Income revenue up 28%, benefitted from favourable market conditions with tightening credit spreads as sentiment about the global economy improved, contributing strongly to overall revenue growth in Australia (up 23%) and New Zealand (up 35%).

•	March 2013 half year v March 2012 half year

In a more difficult market with lower volatility reducing sales volumes and margins, Markets produced a credible result growing revenue by 11%. Growth was spread evenly across all geographies:

•	FX income increased 3% with volume growth at lower margins.

•	Fixed income increased 19% benefitting from narrowing of credit spreads on the liquidity portfolio.

49

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

Market risk

Traded market risk

Below are aggregate Value at Risk (VaR) exposures at 99% confidence level covering both physical and derivatives trading positions for the Bank’s principal trading centres. All figures are in AUD.

99% confidence level (1 day holding period)

	As at Mar 13	High for period	Low for period	Avg for period	As at Sep 12	High for year	Low for year	Avg for year
	$M	Mar 13 $M	Mar 13 $M	Mar 13 $M	$M	Sep 12 $M	Sep 12 $M	Sep 12 $M
Value at Risk at 99% confidence
Foreign exchange	6.3	12.6	3.3	5.4	3.5	10.0	3.5	5.9
Interest rate	8.3	11.6	2.8	5.2	4.5	8.1	2.8	5.4
Credit	3.8	5.6	2.8	3.8	4.0	7.5	2.6	4.7
Commodities	2.3	4.2	1.5	2.6	1.8	4.8	1.5	3.3
Equity	1.3	2.9	1.0	1.8	1.2	4.0	0.7	1.6
Diversification benefit	(12.9)	n/a	n/a	(10.5)	(6.9)	n/a	n/a	(11.6)

Total VaR	9.1	13.6	5.5	8.3	8.1	13.6	5.7	9.3

Non-traded interest rate risk

Non-traded interest rate risk is managed by Global Markets and relates to the potential adverse impact of changes in market interest rates on future net interest income for the Group. Interest rate risk is reported using various techniques including VaR and scenario analysis to a 1% rate shock.

99% confidence level (1 day holding period)

	As at Mar 13	High for period	Low for period	Avg for period	As at Sep 12	High for year	Low for year	Avg for year
	$M	Mar 13 $M	Mar 13 $M	Mar 13 $M	$M	Sep 12 $M	Sep 12 $M	Sep 12 $M
Value at Risk at 99% confidence
Australia	42.0	42.0	25.5	34.8	25.9	28.5	13.7	20.4
New Zealand	12.3	17.9	11.6	14.4	11.2	14.6	10.3	12.3
Asia Pacific, Europe & America	4.2	5.9	4.2	4.8	5.5	6.0	4.5	5.2
Diversification benefit	(12.3)	n/a	n/a	(18.0)	(14.9)	n/a	n/a	(15.3)

Total VaR	46.2	46.2	27.3	36.0	27.7	29.4	15.7	22.6

Impact of 1% rate shock on the next 12 months’ net interest income1

	As at
	Mar 13	Sep 12
As at period end	1.06%	1.55%
Maximum exposure	1.77%	2.45%
Minimum exposure	1.06%	1.26%
Average exposure (in absolute terms)	1.43%	1.95%

1.

The impact is expressed as a percentage of net interest income. A positive result indicates that a rate increase is positive for net interest income. Conversely, a negative indicates a rate increase is negative for net interest income.

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

Global Institutional by Geography

	Half Year			Movement
Australia	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	933	958	1,007	-3%	-7%
Other external operating income	569	525	591	8%	-4%

Operating income	1,502	1,483	1,598	1%	-6%
Operating expenses	(545)	(629)	(576)	-13%	-5%

Profit before credit impairment and income tax	957	854	1,022	12%	-6%
Provision for credit impairment	(80)	(180)	(176)	-56%	-55%

Profit before income tax	877	674	846	30%	4%
Income tax expense and non-controlling interests	(263)	(200)	(255)	32%	3%

Cash profit	614	474	591	30%	4%

Risk weighted assets	79,198	74,998	72,232	6%	10%

Individual provision charge/(release)	78	391	264	-80%	-70%
Collective provision charge/(release)	3	(211)	(88)	large	large
Net loans & advances	47,430	49,173	48,596	-4%	-2%
Customer deposits	52,115	55,969	55,799	-7%	-7%

Asia Pacific, Europe & America
Net interest income	479	475	476	1%	1%
Other external operating income	428	341	373	26%	15%

Operating income	907	816	849	11%	7%
Operating expenses	(440)	(406)	(363)	8%	21%

Profit before credit impairment and income tax	467	410	486	14%	-4%
Provision for credit impairment	(80)	(64)	(55)	25%	45%

Profit before income tax	387	346	431	12%	-10%
Income tax expense and non-controlling interests	(97)	(87)	(93)	11%	4%

Cash profit	290	259	338	12%	-14%

Risk weighted assets	65,584	56,483	51,526	16%	27%

Individual provision charge/(release)	63	39	44	62%	43%
Collective provision charge/(release)	16	25	11	-36%	45%
Net loans & advances	42,631	37,632	34,015	13%	25%
Customer deposits	77,101	65,318	56,573	18%	36%

New Zealand
Net interest income	142	158	160	-10%	-11%
Other external operating income	124	72	96	72%	29%

Operating income	266	230	256	16%	4%
Operating expenses	(79)	(76)	(76)	4%	4%

Profit before credit impairment and income tax	187	154	180	21%	4%
Provision for credit impairment	(5)	(6)	2	-17%	large

Profit before income tax	182	148	182	23%	0%
Income tax expense and non-controlling interests	(49)	(39)	(49)	26%	0%

Cash profit	133	109	133	22%	0%

Risk weighted assets	10,600	10,105	10,198	5%	4%

Individual provision charge/(release)	3	—	(3)	n/a	large
Collective provision charge/(release)	2	6	1	-67%	100%
Net loans & advances	5,460	5,433	5,577	0%	-2%
Customer deposits	10,290	9,408	9,308	9%	11%

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

Retail Asia Pacific

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	207	194	198	7%	5%
Other external operating income	159	169	157	-6%	1%

Operating income	366	363	355	1%	3%
Operating expenses	(306)	(328)	(332)	-7%	-8%

Profit before credit impairment and income tax	60	35	23	71%	large
Provision for credit impairment	(18)	13	9	large	large

Profit before income tax	42	48	32	-13%	31%
Income tax expense and non-controlling interests	(8)	(8)	(8)	0%	0%

Cash profit	34	40	24	-15%	42%

Risk weighted assets	6,870	6,714	5,942	2%	16%

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Individual provision charge/(release)	23	(15)	2	large	large
Collective provision charge/(release)	(5)	2	(11)	large	-55%
Net loans & advances	5,693	4,939	4,121	15%	38%
Customer deposits	10,932	10,423	9,546	5%	15%

Asia Partnerships

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	(19)	(18)	(21)	6%	-10%
Other external operating income	206	237	149	-13%	38%

Operating income	187	219	128	-15%	46%
Operating expenses	(3)	(3)	(5)	0%	-40%

Profit before credit impairment and income tax	184	216	123	-15%	50%
Provision for credit impairment	—	—	—	n/a	n/a

Profit before income tax	184	216	123	-15%	50%
Income tax expense and non-controlling interests	2	1	4	100%	-50%

Cash profit	186	217	127	-14%	46%

SEGMENT REVIEW

International and Institutional Banking

Alex Thursby

This page has been left blank intentionally

SEGMENT REVIEW

New Zealand

David Hisco

The New Zealand division comprises Retail and Commercial business units. Retail includes Mortgages, Cards and Unsecured Lending to personal customers. Commercial includes Commercial & Agri (‘CommAgri’) and Small Business Banking.

New Zealand’s results and commentary are reported in NZD. AUD results are shown on page 59.

Cash profit – March 2013 Half Year v September 2012 Half Year

The New Zealand division has completed the initial phase of its brand integration and simplification programme, including the move to one core banking system, providing a platform to better leverage our business scale to unlock productivity benefits and drive earnings growth. Despite the subdued economic environment, we are growing market share in target segments and have maintained customer satisfaction at high levels.

Retail update

The transition to a single brand and one core banking system has positioned the business to optimise coverage and capability from its distribution network, and leverage cost productivities. Lending volumes have held up well in the low credit growth environment, but margins have reduced due to lending competition intensifying.

Commercial update

Commercial has focused on growing Small Business Banking and improving the quality of the CommAgri lending book. Above-system growth in Small Business Banking, coupled with simplification productivity initiatives and a significant improvement in CommAgri credit quality, have offset the impact of margin compression.

•	March 2013 half year v September 2012 half year

Cash profit increased 22% in the half with the impact of margin compression offset by significant cost reductions and a 60% reduction in the provisioning charge.

Key factors affecting the result were:

•	Net interest income decreased 2%, with the negative impact of margin contraction more than offsetting the positive contribution from lending growth.

•

Net interest margin contracted 10 basis points due to stronger competition, unfavourable lending mix and higher funding costs. Higher funding costs were partly driven by lower returns from capital and rate insensitive deposits in a low interest rate environment.

•	Average net loans and advances increased 2%, driven primarily by above-system growth in mortgages. This growth was funded by customer deposits which increased 4% in the half.

•	Other operating income decreased 1%, with the preceding half benefiting from one-off insurance recoveries. Fee growth remains constrained in a competitive retail environment.
•

Operating expenses decreased 15%. This included a NZ$90 million reduction in restructuring costs as work on integrating the core banking system winds down. Excluding this factor, operating costs decreased 3%, reflecting productivity gains from simplifying the business.

•

Provisioning has continued to trend downward, declining NZ$54 million in the half. The individual provision charge decreased NZ$41 million, with the biggest improvement in the Commercial book. The release from collective provisions was NZ$13 million higher than for the preceding half.

•	March 2013 half year v March 2012 half year

Cash profit increased 19% driven by strong lending growth, lower costs and an improvement in credit quality, partially offset by net interest margin contraction.

Key factors affecting the result were:

•

Net interest margin contracted 18 basis points due to stronger competition, unfavourable lending mix and higher funding costs. Higher funding costs were partly driven by lower returns from capital and rate insensitive deposits in a low interest rate environment.

•	Average net loans and advances growth at 4% was strong in a low credit growth environment, driven primarily by above-system growth in mortgages.

•	Other operating income increased 2%, comprising volume-driven increases in insurance, management fees and commissions that reflect improved cross-sell.

•

Simplifying the business has driven operational and technology cost savings. Adjusting for the lower costs due to the wind down of the integration project (NZ$70 million), operating costs decreased 2% when compared with the March 2012 half.

•

The provisioning charge reduced 64% compared with the March 2012 half. This reflected a 16 basis point improvement in the IP loss rate. Strong credit processes have ensured the continuation of the downward trend in delinquencies, and maintained high recovery and rehabilitation rates.

SEGMENT REVIEW

New Zealand

David Hisco

New Zealand Total

Table reflects NZD for New Zealand

AUD results shown on page 59

	Half Year			Movement
	Mar 13 NZD M	Sep 12 NZD M	Mar 12 NZD M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	1,114	1,141	1,153	-2%	-3%
Other external operating income	203	206	199	-1%	2%

Operating income	1,317	1,347	1,352	-2%	-3%
Operating expenses	(589)	(693)	(673)	-15%	-12%

Profit before credit impairment and income tax	728	654	679	11%	7%
Provision for credit impairment	(36)	(90)	(101)	-60%	-64%

Profit before income tax	692	564	578	23%	20%
Income tax expense and non-controlling interests	(195)	(155)	(160)	26%	22%

Cash profit	497	409	418	22%	19%

Consisting of:
Retail	177	185	179	-4%	-1%
Commercial	332	299	297	11%	12%
Operations & Support	(12)	(75)	(58)	-84%	-79%

Cash profit	497	409	418	22%	19%

Balance Sheet
Net loans & advances	89,258	88,041	85,516	1%	4%
Other external assets	1,856	2,061	2,021	-10%	-8%

External assets	91,114	90,102	87,537	1%	4%

Customer deposits	51,650	49,644	47,970	4%	8%
Other deposits and borrowings	4,337	5,445	4,458	-20%	-3%

Deposits and other borrowings	55,987	55,089	52,428	2%	7%
Other external liabilities	16,629	17,503	16,856	-5%	-1%

External liabilities	72,616	72,592	69,284	0%	5%

Risk weighted assets[1]	50,787	49,762	46,803	2%	9%
Average net loans and advances	88,530	86,839	85,314	2%	4%
Average deposits and other borrowings	56,429	54,093	50,747	4%	11%

Ratios
Return on average assets	1.10%	0.92%	0.96%
Net interest average margin	2.49%	2.59%	2.67%
Operating expenses to operating income	44.7%	51.5%	49.8%
Operating expenses to average assets	1.31%	1.56%	1.54%

Individual provision charge/(release)	73	114	135	-36%	-46%
Individual provision charge/(release) as a % of average net advances	0.16%	0.26%	0.32%
Collective provision charge/(release)	(37)	(24)	(34)	54%	9%
Collective provision charge/(release) as a % of average net advances	(0.09%)	(0.06%)	(0.08%)
Net impaired assets	881	979	1,158	-10%	-24%
Net impaired assets as a % of net advances	0.99%	1.11%	1.35%

Total full time equivalent staff (FTE)	7,721	8,182	8,056	-6%	-4%

1.	March 2013 risk weighted assets under Basel 3 methodology. September 2012 and March 2012 risk weighted assets under Basel 2 methodology

SEGMENT REVIEW

New Zealand

David Hisco

Individual provision charge/(release)	Half Year			Movement
	Mar 13 NZD M	Sep 12 NZD M	Mar 12 NZD M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail	39	36	39	8%	0%
Commercial	34	78	96	-56%	-65%
CommAgri	28	70	87	-60%	-68%
Small Business Banking	6	8	9	-25%	-33%

Individual provision charge/(release)	73	114	135	-36%	-46%

Collective provision charge/(release)	Half Year			Movement
	Mar 13 NZD M	Sep 12 NZD M	Mar 12 NZD M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail	(9)	(4)	(8)	large	13%
Commercial	(28)	(20)	(26)	40%	8%
CommAgri	(19)	(15)	(27)	27%	-30%
Small Business Banking	(9)	(5)	1	80%	large

Collective provision charge/(release)	(37)	(24)	(34)	54%	9%

Total provision charge/(release)	36	90	101	-60%	-64%

Net loans & advances	As at (NZD M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail	35,806	35,506	34,754	1%	3%
Commercial	53,452	52,535	50,762	2%	5%
CommAgri	34,239	34,369	33,778	0%	1%
Small Business Banking	19,213	18,166	16,984	6%	13%

Net loans & advances	89,258	88,041	85,516	1%	4%

Customer deposits	As at (NZD M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Retail	31,392	30,538	28,883	3%	9%
Commercial	20,258	19,106	19,087	6%	6%
CommAgri	9,644	9,208	9,549	5%	1%
Small Business Banking	10,614	9,898	9,538	7%	11%

Customer deposits	51,650	49,644	47,970	4%	8%

1.	March 2013 risk weighted assets under Basel 3 methodology, September 2012 and March 2012 risk weighted assets under Basel 2 methodology

SEGMENT REVIEW

New Zealand

David Hisco

Retail

	Half Year			Movement
	Mar 13 NZD M	Sep 12 NZD M	Mar 12 NZD M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	451	466	471	-3%	-4%
Other external operating income	145	147	142	-1%	2%

Operating income	596	613	613	-3%	-3%
Operating expenses	(320)	(325)	(334)	-2%	-4%

Profit before credit impairment and income tax	276	288	279	-4%	-1%
Provision for credit impairment	(30)	(32)	(31)	-6%	-3%

Profit before income tax	246	256	248	-4%	-1%
Income tax expense and non-controlling interests	(69)	(71)	(69)	-3%	0%

Cash profit	177	185	179	-4%	-1%

Risk weighted assets	19,504	18,756	16,805	4%	16%

	Half Year			Movement
	Mar 13 NZD M	Sep 12 NZD M	Mar 12 NZD M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Individual provision charge/(release)	39	36	39	8%	0%
Collective provision charge/(release)	(9)	(4)	(8)	large	13%
Net loans & advances	35,806	35,506	34,754	1%	3%
Customer deposits	31,392	30,538	28,883	3%	9%

SEGMENT REVIEW

New Zealand

David Hisco

Commercial

	Half Year			Movement
	Mar 13 NZD M	Sep 12 NZD M	Mar 12 NZD M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	655	661	676	-1%	-3%
Other external operating income	58	62	59	-6%	-2%

Operating income	713	723	735	-1%	-3%
Operating expenses	(245)	(253)	(252)	-3%	-3%

Profit before credit impairment and income tax	468	470	483	0%	-3%
Provision for credit impairment	(6)	(58)	(70)	-90%	-91%

Profit before income tax	462	412	413	12%	12%
Income tax expense and non-controlling interests	(130)	(113)	(116)	15%	12%

Cash profit	332	299	297	11%	12%

Risk weighted assets	30,866	30,603	29,596	1%	4%

	Half Year			Movement
Individual provision charge/(release)	Mar 13 NZD M	Sep 12 NZD M	Mar 12 NZD M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
CommAgri	28	70	87	-60%	-68%
Small Business Banking	6	8	9	-25%	-33%

Individual provision charge/(release)	34	78	96	-56%	-65%

Collective provision charge/(release)
CommAgri	(19)	(15)	(27)	27%	-30%
Small Business Banking	(9)	(5)	1	80%	large

Collective provision charge/(release)	(28)	(20)	(26)	40%	8%

Total provision charge/(release)	6	58	70	-90%	-91%

	As at (NZD M)			Movement
Net loans & advances	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
CommAgri	34,239	34,369	33,778	0%	1%
Small Business Banking	19,213	18,166	16,984	6%	13%

Net loans & advances	53,452	52,535	50,762	2%	5%

Customer deposits
CommAgri	9,644	9,208	9,549	5%	1%
Small Business Banking	10,614	9,898	9,538	7%	11%

Customer deposits	20,258	19,106	19,087	6%	6%

SEGMENT REVIEW

New Zealand

David Hisco

New Zealand Total

Table reflects AUD for New Zealand

NZD results shown on page 55

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	889	890	890	0%	0%
Other external operating income	162	161	154	1%	5%

Operating income	1,051	1,051	1,044	0%	1%
Operating expenses	(470)	(541)	(520)	-13%	-10%

Profit before credit impairment and income tax	581	510	524	14%	11%
Provision for credit impairment	(28)	(70)	(78)	-60%	-64%

Profit before income tax	553	440	446	26%	24%
Income tax expense and non-controlling interests	(156)	(121)	(123)	29%	27%

Cash profit	397	319	323	24%	23%

Consisting of:
Retail	142	145	138	-2%	3%
Commercial	265	233	229	14%	16%
Operations & Support	(10)	(59)	(44)	-83%	-77%

Cash profit	397	319	323	24%	23%

Balance Sheet
Net loans & advances	71,584	70,268	67,354	2%	6%
Other external assets	1,489	1,645	1,592	-9%	-6%

External assets	73,073	71,913	68,946	2%	6%

Customer deposits	41,423	39,622	37,782	5%	10%
Other deposits and borrowings	3,478	4,346	3,511	-20%	-1%

Deposits and other borrowings	44,901	43,968	41,293	2%	9%
Other external liabilities	13,336	13,970	13,276	-5%	0%

External liabilities	58,237	57,938	54,569	1%	7%

Risk weighted assets[1]	40,731	39,717	36,863	3%	10%
Average net loans and advances	70,635	67,789	65,836	4%	7%
Average deposits and other borrowings	45,023	42,216	39,160	7%	15%

Ratios
Return on average assets	1.10%	0.92%	0.96%
Net interest average margin	2.49%	2.59%	2.67%
Operating expenses to operating income	44.7%	51.5%	49.8%
Operating expenses to average assets	1.31%	1.56%	1.54%

Individual provision charge/(release)	58	89	104	-35%	-44%
Individual provision charge/(release) as a % of average net advances	0.16%	0.26%	0.32%
Collective provision charge/(release)	(30)	(19)	(26)	58%	15%
Collective provision charge/(release) as a % of average net advances	(0.09%)	(0.06%)	(0.08%)
Net impaired assets	706	782	912	-10%	-23%
Net impaired assets as a % of net advances	0.99%	1.11%	1.35%

Total full time equivalent staff (FTE)	7,721	8,182	8,056	-6%	-4%

1.	March 2013 risk weighted assets under Basel 3 methodology. September 2012 and March 2012 risk weighted assets under Basel 2 methodology

SEGMENT REVIEW

Global Wealth

Joyce Phillips

The Global Wealth division comprises Private Wealth, Funds Management and Insurance business units which provides investment, superannuation, insurance products and services (including Private Banking) for customers across Australia, New Zealand and Asia.

Cash profit – March 2013 Half Year v September 2012 Half Year

Global Wealth update

In line with our strategy, ANZ Global Wealth continued to deepen relationships with existing ANZ banking customers, seeing growth in sales through ANZ channels across Australia, New Zealand & Asia. This is being supported by the embedding of wealth solutions into retail sales processes and the training of branch and call centre staff.

In late 2012, we launched ANZ Smart Choice Super in Australia, a low cost and innovative solution that automatically adjusts to a customer’s stage in life and allows them to check their superannuation balance on a mobile or tablet.

ANZ Global Wealth continued to show strong performance in life insurance with solid inforce growth across all products. Funds Under Management growth was driven by the turn-around in global investment markets across all geographies and there was improved productivity from ANZ and aligned adviser channels in Australia.

ANZ Global Wealth continues to simplify the business and leverage our global capability, and this has seen an improvement in productivity.

Funds Management update

Whilst the Funds Management business has strengthened core retail superannuation and investment offerings, business conditions remain challenging. ANZ Smart Choice Super product has been launched and is growing rapidly. The large volume of regulatory change impacting the superannuation industry in Australia is being taken as an opportunity to transform the business and ensure simplicity and scalability of our operating model going forward.

The New Zealand business continues to make good progress and continues to enjoy a dominant market position in Kiwisaver.

Insurance update

Business momentum remains strong despite a difficult economic environment and market for insurance. Our presence is strong across all areas of Direct, Group and Retail Insurance with inforce premiums growing well while the business continues to focus on retention and claims management activities to improve profitability.

Private Wealth update

Improved profitability in all geographies, with a focus on leveraging ANZ’s regional presence. ANZ Global Wealth signed a Memorandum of Understanding with Switzerland’s Vontobel Group, a Swiss Private Bank, to enhance product offerings.

•	March 2013 half year v September 2012 half year

Cash Profit was higher by 20% mainly due to improved Funds Management results. Productivity and business simplification activities, along with software impairment charges in the September 2012 half resulted in a 7% reduction in operating costs, and a 690 bps fall in cost to income ratio.

Key factors affecting the result were:

•

Funds management operating income improved by 3%. This was mainly driven by the growth in FUM of 6% to $54.8 billion following strong gains from the investment market, partially offset by the impact of margin compression and losses from the annuity portfolio. Despite signs of market recovery, investors’ appetite for higher margin growth products remains subdued.

•	Insurance operating income increased by 1% mainly due to improved lapse experience and an increase in inforce premiums by 4% to $1.9 billion.

•

Private Wealth operating income remains flat. Volumes continued to improve across all geographies with customer deposits and net loans and advances growing by 6% and 8% respectively, offset by margin compression. Cash profit improved 26% in the period.

•	Operating expenses were down 7% due to benefits from operational efficiencies and the inclusion of non-recurring software asset impairments in the September half.

•	March 2013 half year v March 2012 half year

Cash Profit increased by 15% due to improved Funds Management, Insurance and Private Wealth results. The cost to income ratio fell by 280 bps to 62.3% as a result of operational efficiency initiatives.

Key factors affecting the result were:

•

Funds management operating income improved by 1% as a result of 8% growth in FUM to $54.8 billion, partially offset by margin compression and adverse annuity experience. Demand for low-risk deposit products remained strong despite signs of improvement in market conditions.

•	Higher insurance operating income by 5% driven by improved claims experience, partially offset by higher lapse experience. Inforce premiums also improved by 10% to $1.9 billion.

•

Private Wealth operating income remains flat. Volumes continued to improve with customer deposits and net loans and advances growing by 4% and 11% respectively, offset by margin compression. Cash profit grew 33%.

•	Decline in operating expenses by 2%, reflecting operational efficiencies from simplifying the business, reduction in average FTE and lower discretionary spend.

SEGMENT REVIEW

Global Wealth

Joyce Phillips

Global Wealth Total

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	58	60	62	-3%	-6%
Other operating income	80	88	84	-9%	-5%
Net funds management and insurance income	600	569	577	5%	4%

Operating income	738	717	723	3%	2%
Operating expenses	(460)	(496)	(471)	-7%	-2%

Profit before credit impairment and income tax	278	221	252	26%	10%
Provision for credit impairment	(1)	(2)	(2)	-50%	-50%

Profit before income tax	277	219	250	26%	11%
Income tax expense and non-controlling interests	(74)	(50)	(73)	48%	1%

Cash profit	203	169	177	20%	15%

Consisting of:
Business Segment
Funds Management[1]	54	30	38	80%	42%
Insurance	108	107	96	1%	13%
Private Wealth	24	19	18	26%	33%
Corporate and Other[2]	17	13	25	31%	-32%

Total Global Wealth	203	169	177	20%	15%

Geography
Australia	173	141	159	23%	9%
New Zealand	30	28	23	7%	30%
Asia Pacific, Europe & America	—	—	(5)	n/a	-100%

Total Global Wealth	203	169	177	20%	15%

Income from invested capital[3]	28	30	27	-7%	4%

Balance Sheet
Funds under management	54,805	51,667	50,981	6%	8%
Average funds under management	53,218	50,723	49,987	5%	6%
In-force premiums	1,893	1,822	1,722	4%	10%
Customer deposits	10,042	9,449	9,659	6%	4%
Net loans & advances	5,776	5,361	5,226	8%	11%

Ratios
Operating expenses to operating income	62.3%	69.2%	65.1%
Funds management expenses to average FUM[4]
Australia	0.59%	0.76%	0.68%
New Zealand	0.49%	0.57%	0.66%
Insurance expenses to in-force premiums
Australia	10.8%	11.5%	12.5%
New Zealand	41.6%	40.0%	43.1%
Retail insurance lapse rates
Australia	13.3%	14.5%	13.3%
New Zealand	16.8%	19.3%	15.5%

Total full time equivalent staff (FTE)	4,198	4,059	4,458	3%	-6%

Aligned adviser numbers[5]	1,911	2,109	2,164	-9%	-12%

1.	Funds management includes Pensions & Investments business and E*Trade
2.	Corporate and other includes income from invested capital, profits from advice and distribution business and unallocated corporate tax credits

3.

Income from invested capital represents after tax revenue generated from investing insurance and investment business’ capital balances (required for regulatory purposes) net of group funding charges and borrowing costs which is included as part of Corporate and Other results. The invested capital as at 31 March 2013 was $1.95 billion (Sep 12: $2.1 billion), which comprises fixed interest securities of 29% and cash on term deposit of 71% (Sep 12: 26% fixed interest securities and 74% cash on term deposits)

4.	Funds management expense and FUM only relates to Pensions & Investments business
5.	Includes corporate authorised representatives of dealer groups wholly or partially controlled by OnePath Group and ANZ Group financial planners

SEGMENT REVIEW

Global Wealth

Joyce Phillips

Major business segments

	Half Year			Movement
Funds Management[6]	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	18	18	18	0%	0%
Other operating income	33	31	25	6%	32%
Funds management income	388	386	390	1%	-1%
Funds management volume related expenses	(183)	(186)	(179)	-2%	2%

Operating income	256	249	254	3%	1%
Operating expenses	(183)	(214)	(198)	-14%	-8%

Profit before credit impairment and income tax	73	35	56	large	30%
Provision for credit impairment	—	—	—	n/a	n/a

Profit before income tax	73	35	56	large	30%
Income tax expense and non-controlling interests	(19)	(5)	(18)	large	6%

Cash profit	54	30	38	80%	42%

	Half Year			Movement
Insurance	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	13	14	15	-7%	-13%
Other operating income	25	34	33	-26%	-24%
Insurance income	366	359	328	2%	12%
Insurance volume related expenses	(133)	(139)	(119)	-4%	12%

Operating income	271	268	257	1%	5%
Operating expenses	(124)	(123)	(126)	1%	-2%

Profit before credit impairment and income tax	147	145	131	1%	12%
Provision for credit impairment	—	—	—	n/a	n/a

Profit before income tax	147	145	131	1%	12%
Income tax expense and non-controlling interests	(39)	(38)	(35)	3%	11%

Cash profit	108	107	96	1%	13%

	Half Year			Movement
Private Wealth	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	50	50	54	0%	-7%
Other operating income	23	23	25	0%	-8%
Net funds management income	23	23	17	0%	35%

Operating income	96	96	96	0%	0%
Operating expenses	(61)	(68)	(66)	-10%	-8%

Profit before credit impairment and income tax	35	28	30	25%	17%
Provision for credit impairment	(1)	(1)	(3)	0%	-67%

Profit before income tax	34	27	27	26%	26%
Income tax expense and non-controlling interests	(10)	(8)	(9)	25%	11%

Cash profit	24	19	18	26%	33%

6.	Funds management includes Pensions & Investments business and E*Trade

SEGMENT REVIEW

Global Wealth

Joyce Phillips

	Half Year			Movement
Net insurance income	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Life Insurance Planned profit margin
Group & Individual	173	178	178	-3%	-3%
Experience profit/(loss)[7]	(12)	(27)	(33)	-56%	-64%
Assumption changes[8]	—	1	—	-100%	n/a
General Insurance operating profit margin	28	23	22	22%	27%

Australia	189	175	167	8%	13%

Life Insurance Planned profit margin
Individual	44	35	39	26%	13%
Experience profit/(loss)[7]	—	3	3	-100%	-100%
Assumption changes[8]	—	7	—	-100%	n/a

New Zealand	44	45	42	-2%	5%

Total	233	220	209	6%	11%

7.	Experience profit/(loss) variations are gains or losses arising from actual experience differing from plan on Group and Individual business (Australia) and Individual business (New Zealand)
8.	Assumption changes are gains or losses arising from a change in valuation methods and best estimate assumptions

	Half Year			Movement
Operating expenses by business segment	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Funds management[9]	183	214	198	-14%	-8%
Insurance	124	123	126	1%	-2%
Private Wealth	61	68	66	-10%	-8%
Corporate and Other	92	91	81	1%	14%

Total	460	496	471	-7%	-2%

9.	Funds management includes Pensions & Investments business and E*Trade

	Half Year			Movement
Operating expenses by geography	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	378	413	387	-8%	-2%
New Zealand	54	56	56	-4%	-4%
Asia Pacific, Europe & America	28	27	28	4%	0%

Total	460	496	471	-7%	-2%

	As at ($M)			Movement
Funds under management	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Funds under management - average	53,218	50,723	49,987	5%	6%
Funds under management - end of period	54,805	51,667	50,981	6%	8%

Composed of:
Australian equities	18,208	15,234	15,337	20%	19%
Global equities	10,301	10,441	10,428	-1%	-1%
Cash and fixed interest	22,775	22,676	21,969	0%	4%
Property and infrastructure	3,521	3,316	3,247	6%	8%

Total	54,805	51,667	50,981	6%	8%

	As at ($M)			Movement
Funds under management by region	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	45,385	42,842	42,573	6%	7%
New Zealand	9,420	8,825	8,408	7%	12%

Total	54,805	51,667	50,981	6%	8%

SEGMENT REVIEW

Global Wealth

Joyce Phillips

Funds Management cashflows by product	Mar 13 $M	In- flows	Out- flows	Other [10]	Sep 12 $M
OneAnswer	17,232	1,128	(1,352)	1,151	16,305
Other Personal Investment	5,546	214	(490)	291	5,531
Employer Super	13,789	778	(784)	854	12,941
Oasis	5,626	379	(477)	452	5,272
ANZ Trustees	3,192	161	(52)	290	2,793
Kiwisaver	2,922	319	(121)	204	2,520
Private Bank - New Zealand	3,253	280	(214)	74	3,113
Other New Zealand	3,245	218	(429)	264	3,192

Total	54,805	3,477	(3,919)	3,580	51,667

10.	Other includes investment income net of taxes, fees and charges and distributions

	As at ($M)			Movement
Insurance annual in-force premiums	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Group	439	431	408	2%	8%
Individual	1,006	967	906	4%	11%
General Insurance	448	424	408	6%	10%

Total	1,893	1,822	1,722	4%	10%

Insurance annual in-force premiums by region
Australia	1,756	1,694	1,598	4%	10%
New Zealand	137	128	124	7%	10%

Total	1,893	1,822	1,722	4%	10%

Insurance in-force book movement	Mar 13 $M	New business $M	Lapses $M	Sep 12 $M
Group	439	29	(21)	431
Individual	1,006	135	(96)	967
General Insurance	448	81	(57)	424

Total	1,893	245	(174)	1,822

Insurance in-force book movement by region
Australia	1,756	233	(171)	1,694
New Zealand	137	12	(3)	128

Total	1,893	245	(174)	1,822

Embedded value and value of new business (insurance and investments only)	Australia $M	New Zealand $M	Total $M
Embedded value as at September 2012[11]	3,721	370	4,091
Value of new business[12]	108	8	116
Expected return[13]	162	16	178
Experience deviations and assumption changes[14]	(35)	3	(32)

Sub-total embedded value before economic assumption changes and net transfer	3,956	397	4,353
Economic assumptions change[15]	(19)	8	(11)
Net transfer[16]	(150)	—	(150)

Embedded value as at March 2013	3,787	405	4,192

11.

Embedded value represents an estimate of the value of existing business plus the market value of net assets at a point in time. In calculating embedded value, the present value of future profits, franking credits and the release of capital in respect of the funds management and insurance business in-force at the valuation date is added to the adjusted net asset values. Cashflows are projected using best estimate assumptions are discounted between 8.50% and 10%. The Lenders Mortgage Insurance business is not included

12.	Value of new business represents the present value of future profits less the cost of capital arising from the new business written over the period
13.	Expected return represents expected increase in value over the period
14.

Experience deviations and assumption changes arise from deviations from and changes to best estimate assumptions underlying the prior period embedded value. The adverse movement for Australian business is primarily due to lower margins on Funds Management business resulting from expected MySuper changes partially offset by lower expenses, together with lower capital charges under the new capital standards. New Zealand business has experienced positive claims experience in the past six months

15.

Risk discount rates have increased by 0-50bps over the six-month period leading to a negative impact. The discount rate impact in New Zealand business was offset by the increase in the exchange rate for New Zealand dollars

16.

Net transfer represents net capital movements over the period including capital injections, transfer of cash dividends and value of franking credits. In the past 6 months, cash dividends of $120 million and franking credits of $30 million were transferred from the business to the ANZ Group

SEGMENT REVIEW

Group Centre

Group Centre comprises Global Services & Operations, Group Technology, Group Human Resources, Group Risk, Group Strategy, Group Corporate Affairs, Group Corporate Communications, Group Treasury, Global Internal Audit, Group Finance, Group Marketing, Innovation and Digital and Shareholder Functions. Group Centre segment results are after internal recharges to operating segments.

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income[1]	232	194	184	19%	26%
Other external operating income[1]	(75)	217	(65)	large	15%

Operating income	157	411	119	-63%	32%
Operating expenses	(193)	(227)	(193)	-15%	0%

Profit/(Loss) before credit impairment and income tax	(36)	184	(74)	large	-51%
Provision for credit impairment	—	(7)	(6)	-100%	-100%

Profit/(Loss) before income tax	(36)	177	(80)	large	-55%
Income tax expense and non-controlling interests	4	(10)	46	large	-91%

Cash profit/(loss)	(32)	167	(34)	large	-6%

Total full time equivalent staff (FTE)	7,456	7,322	7,378	2%	1%

1.	Includes offsetting variances between net interest and other income as a result of elimination entries associated with the consolidation of OnePath Australia.

Cash profit – March 2013 Half Year v September 2012 Half Year

•	March 2013 half year v September 2012 half year

Key factors affecting the result were:

•

Operating income decreased $254 million due to a $224 million gain on sale of Visa shares in the September half partially offset by higher net interest income due to an increase in centrally held capital.

•

Operating expenses reduced $34 million largely due to $24 million software impairment expense in the September half, along with higher depreciation and amortisation and restructuring expenses in the March 2013 half.

•	Provision for credit impairment reduced $7 million due to provisions made for discontinued businesses in the September half.
•	March 2013 half year v March 2012 half year

Key factors affecting the result were:

•	Operating income improved $38 million largely due to higher net interest income following an increase in centrally held capital and increased profit from foreign currency hedges.

•	Operating expenses were flat mainly due to a GST credit in the March 2013 half, offset by higher depreciation and amortisation and higher restructuring expenses in the March 2013 half.

•	Provision for credit impairment reduced $6 million due to higher provisions made for discontinued businesses in the March 2012 half.

SEGMENT REVIEW

Group Centre

This page has been left blank intentionally

GEOGRAPHIC REVIEW

CONTENTS

Section 6 – Geographic Review

Geographic performance	68

Australia geography	69

Asia Pacific, Europe & America geography	70

New Zealand geography	72

GEOGRAPHIC REVIEW

Geographic Performance

	Half Year			Movement
Statutory Profit[1]	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	1,958	1,733	1,995	13%	-2%
Asia Pacific, Europe & America	460	502	449	-8%	2%
New Zealand	522	507	475	3%	10%

	2,940	2,742	2,919	7%	1%

	Half Year			Movement
Cash Profit[1]	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	2,164	1,893	1,977	14%	9%
Asia Pacific, Europe & America	460	516	447	-11%	3%
New Zealand	558	525	472	6%	18%

	3,182	2,934	2,896	8%	10%

	As at ($M)			Movement
Net loans & advances	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	312,247	305,817	298,013	2%	5%
Asia Pacific, Europe & America	51,620	45,310	40,723	14%	27%
New Zealand	78,113	76,696	73,892	2%	6%

Net loans & advances	441,980	427,823	412,628	3%	7%

	As at ($M)			Movement
Customer deposits	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	195,850	194,695	186,975	1%	5%
Asia Pacific, Europe & America	92,736	80,464	70,779	15%	31%
New Zealand	55,549	52,717	50,549	5%	10%

Customer deposits	344,135	327,876	308,303	5%	12%

1.	Refer to page 84 for a detailed reconciliation of divisional to geographic region results

GEOGRAPHIC REVIEW

Australia geography

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	4,514	4,395	4,274	3%	6%
Other external operating income	1,677	1,856	1,691	-10%	-1%

Operating income	6,191	6,251	5,965	-1%	4%
Operating expenses	(2,602)	(2,936)	(2,685)	-11%	-3%

Profit before credit impairment and income tax	3,589	3,315	3,280	8%	9%
Provision for credit impairment	(466)	(562)	(446)	-17%	4%

Profit before tax	3,123	2,753	2,834	13%	10%
Income tax expense and non-controlling interests	(959)	(860)	(857)	12%	12%

Cash profit	2,164	1,893	1,977	14%	9%
Adjustments between statutory profit and cash profit	(206)	(160)	18	29%	large

Statutory profit	1,958	1,733	1,995	13%	-2%

Balance Sheet
Net loans & advances	312,247	305,817	298,013	2%	5%
Other external assets	126,486	123,592	113,176	2%	12%

External assets	438,733	429,409	411,189	2%	7%

Customer deposits	195,850	194,695	186,975	1%	5%
Other deposits and borrowings	63,239	55,782	61,903	13%	2%

Deposits and other borrowings	259,089	250,477	248,878	3%	4%
Other external liabilities	148,116	148,506	138,841	0%	7%

External liabilities	407,205	398,983	387,719	2%	5%

Risk weighted assets[1]	192,118	179,957	173,421	7%	11%
Average net loans and advances	309,310	305,500	292,553	1%	6%
Average deposits and other borrowings	255,299	253,904	249,597	1%	2%

Ratios
Net interest average margin	2.52%	2.48%	2.51%
Net interest average margin (excluding Global Markets)	2.79%	2.76%	2.82%
Operating expenses to operating income - cash	42.0%	47.0%	45.0%
Operating expenses to average assets - cash	1.20%	1.36%	1.29%

Individual provision charge/(release) - cash	447	797	569	-44%	-21%
Individual provision charge/(release) as a % of average net advances - cash	0.29%	0.52%	0.39%
Collective provision charge/(release) - cash	19	(235)	(123)	large	large
Collective provision charge/(release) as a % of average net advances - cash	0.01%	(0.15%)	0.08%)
Net impaired assets	2,097	2,314	2,408	-9%	-13%
Net impaired assets as a % of net advances	0.67%	0.76%	0.81%

Total full time equivalent staff (FTE)	21,350	21,682	23,583	-2%	-9%

1.	March 2013 risk weighted assets under Basel 3 methodology, September 2012 and March 2012 risk weighted assets under Basel 2 methodology

GEOGRAPHIC REVIEW

Asia Pacific, Europe & America geography

Table reflects AUD for the APEA region

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	682	679	659	0%	3%
Other external operating income	809	770	715	5%	13%

Operating income	1,491	1,449	1,374	3%	9%
Operating expenses	(822)	(772)	(787)	6%	4%

Profit before credit impairment and income tax	669	677	587	-1%	14%
Provision for credit impairment	(99)	(51)	(48)	94%	large

Profit before income tax	570	626	539	-9%	6%
Income tax expense and non-controlling interests	(110)	(110)	(92)	0%	20%

Cash profit	460	516	447	-11%	3%
Adjustments between statutory profit and cash profit	—	(14)	2	-100%	-100%

Statutory profit	460	502	449	-8%	2%

Geographic segments:
Asia	301	304	251	-1%	20%
Europe & America	68	120	98	-43%	-31%
Pacific	91	92	98	-1%	-7%

Cash profit	460	516	447	-11%	3%

Balance Sheet
Net loans & advances	51,620	45,310	40,723	14%	27%
Other external assets	80,897	65,571	62,617	23%	29%

External assets	132,517	110,881	103,340	20%	28%

Customer deposits	92,736	80,464	70,779	15%	31%
Other deposits and borrowings	8,319	7,398	7,630	12%	9%

Deposits and other borrowings	101,055	87,862	78,409	15%	29%
Other external liabilities	38,975	30,453	27,788	28%	40%

External liabilities	140,030	118,315	106,197	18%	32%

Risk weighted assets[1]	78,416	69,261	63,241	13%	24%
Average net loans and advances	47,326	43,387	38,837	9%	22%
Average deposits and other borrowings	89,150	81,943	72,421	9%	23%

Ratios
Net interest average margin	1.20%	1.27%	1.39%
Net interest average margin (excluding Global Markets)	2.15%	2.26%	2.07%
Operating expenses to operating income - cash	55.1%	53.3%	57.3%
Operating expenses to average assets - cash	1.27%	1.30%	1.46%

Individual provision charge/(release) - cash	87	28	53	large	64%
Individual provision charge/(release) as a % of average net advances - cash	0.37%	0.12%	0.27%
Collective provision charge/(release) - cash	12	23	(5)	-48%	large
Collective provision charge/(release) as a % of average net advances - cash	0.06%	0.10%	(0.03%)
Net impaired assets	337	319	301	6%	12%
Net impaired assets as a % of net advances	0.65%	0.70%	0.74%

Total full time equivalent staff (FTE)	17,413	17,500	16,874	0%	3%

1.	March 2013 risk weighted assets under Basel 3 methodology, September 2012 and March 2012 risk weighted assets under Basel 2 methodology

GEOGRAPHIC REVIEW

Asia Pacific, Europe & America geography

Table reflects USD for the APEA region

	Half Year			Movement
	Mar 13 USD M	Sep 12 USD M	Mar 12 USD M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	709	695	680	2%	4%
Other external operating income	840	788	738	7%	14%

Operating income	1,549	1,483	1,418	4%	9%
Operating expenses	(854)	(790)	(812)	8%	5%

Profit before credit impairment and income tax	695	693	606	0%	15%
Provision for credit impairment	(103)	(52)	(50)	98%	large

Profit before income tax	592	641	556	-8%	6%
Income tax expense and non-controlling interests	(114)	(113)	(95)	1%	20%

Cash profit	478	528	461	-9%	4%
Adjustments between statutory profit and cash profit	—	(13)	2	-100%	-100%

Statutory profit	478	515	463	-7%	3%

Geographic segments:
Asia	313	311	259	1%	21%
Europe & America	71	123	101	-42%	-30%
Pacific	94	94	101	0%	-7%

Cash profit	478	528	461	-9%	4%

Balance Sheet
Net loans & advances	53,809	47,403	42,356	14%	27%
Other external assets	84,327	68,601	65,128	23%	29%

External assets	138,136	116,004	107,484	19%	29%

Customer deposits	96,669	84,182	73,616	15%	31%
Other deposits and borrowings	8,671	7,739	7,937	12%	9%

Deposits and other borrowings	105,340	91,921	81,553	15%	29%
Other external liabilities	40,627	31,860	28,902	28%	41%

External liabilities	145,967	123,781	110,455	18%	32%

Risk weighted assets[1]	80,174	72,461	65,776	11%	22%
Average net loans and advances	49,158	44,433	40,077	11%	23%
Average deposits and other borrowings	92,601	83,923	74,735	10%	24%

Ratios
Net interest average margin	1.20%	1.27%	1.39%
Net interest average margin (excluding Global Markets)	2.15%	2.26%	2.07%
Operating expenses to operating income - cash	55.1%	53.3%	57.3%
Operating expenses to average assets - cash	1.27%	1.30%	1.46%

Individual provision charge/(release) - cash	90	27	55	large	64%
Individual provision charge/(release) as a % of average net advances - cash	0.37%	0.12%	0.27%
Collective provision charge/(release) - cash	13	25	(5)	-48%	large
Collective provision charge/(release) as a % of average net advances - cash	0.06%	0.10%	(0.03%)
Net impaired assets	350	333	313	5%	12%
Net impaired assets as a % of net advances	0.65%	0.70%	0.74%

Total full time equivalent staff (FTE)	17,413	17,500	16,874	0%	3%

1.	March 2013 risk weighted assets under Basel 3 methodology, September 2012 and March 2012 risk weighted assets under Basel 2 methodology

GEOGRAPHIC REVIEW

New Zealand geography

Table reflects AUD results for the New Zealand geography

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	1,040	1,052	1,051	-1%	-1%
Other external operating income	364	376	330	-3%	10%

Operating income	1,404	1,428	1,381	-2%	2%
Operating expenses	(610)	(678)	(661)	-10%	-8%

Profit before credit impairment and income tax	794	750	720	6%	10%
Provision for credit impairment	(34)	(75)	(76)	-55%	-55%

Profit before income tax	760	675	644	13%	18%
Income tax expense and non-controlling interests	(202)	(150)	(172)	35%	17%

Cash profit	558	525	472	6%	18%
Adjustments between statutory profit and cash profit	(36)	(18)	3	100%	large

Statutory profit	522	507	475	3%	10%

Balance Sheet
Net loans & advances	78,113	76,696	73,892	2%	6%
Other external assets	23,266	25,145	23,786	-7%	-2%

External assets	101,379	101,841	97,678	0%	4%

Customer deposits	55,549	52,717	50,549	5%	10%
Other deposits and borrowings	4,781	6,067	5,305	-21%	-10%

Deposits and other borrowings	60,330	58,784	55,854	3%	8%
Other external liabilities	22,534	24,808	22,989	-9%	-2%

External liabilities	82,864	83,592	78,843	-1%	5%

Risk weighted assets[1]	52,048	50,901	48,174	2%	8%
Average net loans and advances	77,258	74,072	72,145	4%	7%
Average deposits and other borrowings	60,351	57,173	53,897	6%	12%

Ratios
Net interest average margin	2.27%	2.39%	2.47%
Net interest average margin (excluding Global Markets)	2.51%	2.60%	2.67%
Operating expenses to operating income - cash	43.5%	47.5%	47.9%
Operating expenses to average assets - cash	1.18%	1.33%	1.34%

Individual provision charge/(release) - cash	61	90	102	-32%	-40%
Individual provision charge/(release) as a % of average net advances - cash	0.16%	0.24%	0.28%
Collective provision charge/(release) - cash	(27)	(15)	(26)	80%	4%
Collective provision charge/(release) as a % of average net advances - cash	(0.07%)	(0.04%)	(0.07%)
Net impaired assets	708	790	920	-10%	-23%
Net impaired assets as a % of net advances	0.91%	1.03%	1.25%

Total full time equivalent staff (FTE)	8,656	9,057	9,052	-4%	-4%

1.	March 2013 risk weighted assets under Basel 3 methodology, September 2012 and March 2012 risk weighted assets under Basel 2 methodology

GEOGRAPHIC REVIEW

New Zealand geography

Table reflects NZD results for the New Zealand geography

	Half Year			Movement
	Mar 13 NZD M	Sep 12 NZD M	Mar 12 NZD M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Net interest income	1,303	1,347	1,362	-3%	-4%
Other external operating income	457	482	428	-5%	7%

Operating income	1,760	1,829	1,790	-4%	-2%
Operating expenses	(765)	(868)	(857)	-12%	-11%

Profit before credit impairment and income tax	995	961	933	4%	7%
Provision for credit impairment	(43)	(96)	(98)	-55%	-56%

Profit before income tax	952	865	835	10%	14%
Income tax expense and non-controlling interests	(253)	(192)	(223)	32%	13%

Cash profit	699	673	612	4%	14%
Adjustments between statutory profit and cash profit	(44)	(23)	3	91%	large

Statutory profit	655	650	615	1%	7%

Balance Sheet
Net loans & advances	97,398	96,094	93,818	1%	4%
Other external assets	29,011	31,505	30,199	-8%	-4%

External assets	126,409	127,599	124,017	-1%	2%

Customer deposits	69,264	66,051	64,179	5%	8%
Other deposits and borrowings	5,960	7,601	6,735	-22%	-12%

Deposits and other borrowings	75,224	73,652	70,914	2%	6%
Other external liabilities	28,099	31,083	29,189	-10%	-4%

External liabilities	103,323	104,735	100,103	-1%	3%

Risk weighted assets[1]	64,898	63,775	61,165	2%	6%
Average net loans and advances	96,831	94,886	93,490	2%	4%
Average deposits and other borrowings	75,640	73,251	69,843	3%	8%

Ratios
Net interest average margin	2.27%	2.39%	2.47%
Net interest average margin (excluding Global Markets)	2.51%	2.60%	2.67%
Operating expenses to operating income - cash	43.5%	47.5%	47.9%
Operating expenses to average assets - cash	1.18%	1.33%	1.34%

Individual provision charge/(release) - cash	77	114	131	-32%	-41%
Individual provision charge/(release) as a % of average net advances - cash	0.16%	0.24%	0.28%
Collective provision charge/(release) - cash	(34)	(18)	(33)	89%	3%
Collective provision charge/(release) as a % of average net advances - cash	(0.07%)	(0.04%)	(0.07%)
Net impaired assets	884	990	1,169	-11%	-24%
Net impaired assets as a % of net advances	0.91%	1.03%	1.25%

Total full time equivalent staff (FTE)	8,656	9,057	9,052	-4%	-4%

1.	March 2013 risk weighted assets under Basel 3 methodology, September 2012 and March 2012 risk weighted assets under Basel 2 methodology

GEOGRAPHIC REVIEW

This page has been left blank intentionally

PROFIT RECONCILIATION

CONTENTS

Section 7 – Profit Reconciliation

Adjustments between statutory profit and cash profit	76
Explanation of adjustments between statutory profit and cash profit	76
Reconciliation of statutory profit to cash profit	80
Divisional to Geographic region reconciliation matrix	84

PROFIT RECONCILIATION

Non -IFRS information

The Group provides two additional measures of performance in the Results Announcement which are prepared on a basis other than in accordance with accounting standards - cash profit and economic profit. The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information.

Adjustments between statutory profit and cash profit

From 1 October 2012, the Group changed from reporting profit on an underlying profit basis to reporting profit on a cash profit basis. Comparative information has been restated on a consistent basis.

Statutory profit has been adjusted to exclude non-core items to arrive at cash profit, the result for the ongoing business activities of the Group. These adjustments made in arriving at cash profit are included in statutory profit which is subject to review within the context of the Group Condensed Consolidated Financial Statements review. Cash profit is not subject to review by the external auditor, however the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Statutory profit attributable to shareholders of the Company	2,940	2,742	2,919	7%	1%
Adjustments between statutory profit and cash profit	242	192	(23)	26%	large

Cash profit	3,182	2,934	2,896	8%	10%

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Adjustments between statutory profit and cash profit (gains)/losses
Treasury shares adjustment	53	26	70	large	-24%
Revaluation of policy liabilities	19	(35)	(6)	large	large
Economic hedging	192	207	22	-7%	large
Revenue and net investment hedges	16	10	(63)	60%	large
Structured credit intermediation trades	(38)	(16)	(46)	large	-17%

Total adjustments between statutory profit and cash profit	242	192	(23)	26%	large

Explanation of adjustments between statutory profit and cash profit

•	Treasury shares adjustment

ANZ shares held by the Group in the consolidated managed funds and life business are deemed to be Treasury shares for accounting purposes. Realised and unrealised gains and losses from these shares and dividends received on these shares are reversed as these are not permitted to be recognised in income for statutory reporting purposes. In deriving cash profit, these earnings are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policy liabilities which are revalued in deriving income. Accordingly, an adjustment to statutory profit of $53 million gain after tax ($57 million gain pre tax) has been recognised.

•	Revaluation of policy liabilities

When calculating policy liabilities, the projected future cash flows on insurance contracts are discounted to reflect the present value of the obligation, with the impact of changes in the market discount rate each period being reflected in the income statement. ANZ includes the impact on the remeasurement of the insurance contract attributable to changes in market discount rates as an adjustment to cash profit to remove the volatility attributable to changes in market interest rates which reverts to zero over the life of the insurance contract.

•	Economic hedging and Revenue and net investment hedges

The Group enters into economic hedges to manage its interest rate and foreign exchange risk. The application of AASB 139: Financial Instruments – Recognition and Measurement results in fair value gains and losses being recognised within the income statement. ANZ includes the mark-to- market adjustments as an adjustment to cash profit as the profit or loss resulting from the transactions will reverse over time to match with the profit or loss from the economically hedged item as part of cash profit. This includes gains and losses arising from:

•	approved classes of derivatives not designated in accounting hedge relationships but which are considered to be economic hedges, including hedges of NZD and USD revenue;

•	the use of the fair value option (principally arising from the valuation of the ‘own name’ credit spread on debt issues designated at fair value); and

•	ineffectiveness from designated accounting cash flow, fair value and net investment hedges.

In the table below, funding and lending related swaps are primarily foreign exchange rate swaps which are being used to convert the proceeds of foreign currency debt issuances into floating rate Australian dollar and New Zealand dollar debt. As these swaps do not qualify for hedge accounting, movements in the fair values are recorded in the Income Statement. The main drivers of these fair values are currency basis spreads and the Australian dollar and New Zealand dollar fluctuation against other major funding currencies. This category also includes economic hedges of select structured finance and specialised leasing transactions that do not qualify for hedge accounting. The main drivers of these fair value adjustments are Australian and New Zealand yield curves.

Over the first half of 2013, funding swaps have been significantly impacted by the contraction in currency basis spreads, principally from AUD/USD spreads.

PROFIT RECONCILIATION

Losses arising from the use of the fair value option on own name debt hedged by derivatives have been driven by a contraction of the Group’s credit spreads in the first half of 2013.

During the half the AUD exchange rate was relatively flat against the NZD and USD, the revenue and net investment hedge loss was principally attributed to the recycling of unrealised gains at 30 September 2012 to cash profit in the first half 2013.

	Half Year
Impact on income statement (gains)/losses	Mar 13 $M	Sep 12 $M	Mar 12 $M
Timing differences where IFRS results in asymmetry between the hedge and hedged items
Funding and lending related swaps	203	299	(105)
Use of the fair value option on own debt hedged by derivatives	74	(8)	127
Revenue and net investment hedges	23	15	(90)
Ineffective portion of cash flow and fair value hedges	(6)	5	11

(Profit)/loss before tax	294	311	(57)

(Profit)/loss after tax	208	217	(41)

Cumulative pre-tax timing differences relating to economic hedging (gains)/losses	As at ($M)
	Mar 13	Sep 12	Mar 12

Timing differences where IFRS results in asymmetry between the hedge and hedged items (before tax)
Funding and lending related swaps	959	756	457
Use of the fair value option on own debt hedged by derivatives	10	(64)	(56)
Revenue and net investment hedges	(22)	(45)	(60)
Ineffective portion of cash flow and fair value hedges	(23)	(17)	(22)

	924	630	319

PROFIT RECONCILIATION

•	Structured credit intermediation trades

ANZ entered into a series of structured credit intermediation trades from 2004 to 2007. The underlying structures involve credit default swaps (CDS) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs). ANZ sold protection using credit default swaps over these structures and then to mitigate risk, purchased protection via credit default swaps over the same structures from eight US financial guarantors.

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the global credit crisis, movements in valuations of these positions were not significant and largely offset each other in income. Following the onset of the credit crisis, the purchased protection has provided only a partial offset against movements in valuation of the sold protection because:

•	one of the counterparties to the purchased protection defaulted and many of the remaining were downgraded; and

•	a credit valuation adjustment is applied to the remaining counterparties to the purchased protection reflective of changes to their credit worthiness.

ANZ is actively monitoring this portfolio with a view to reducing the exposure via termination and restructuring of both the bought and sold protection if and when ANZ deems it cost effective relative to the perceived risk associated with a specific trade or counterparty. During the half ANZ terminated all bought CDSs with one financial guarantor along with the corresponding sold CDSs for a net profit of $7 million (including termination costs and release of CVA). The notional amount on the outstanding sold trades at March 2013 was US$4.7 billion (Sep 2012: US$8.0 billion; Mar 2012: US$8.1 billion).

The credit risk expense on structured credit derivatives remains volatile reflecting the impact of market movements in credit spreads and AUD/USD rates.

The (gain)/loss on structured credit intermediation trades is included as an adjustment to cash profit as it relates to a legacy non-core business and the remaining gains and losses predominantly relate to mark-to-market movements which are expected to reverse to zero in future periods.

	Half Year			Movement
Credit risk on intermediation trades	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Profit before income tax	(48)	(21)	(52)	large	-8%
Income tax expense	10	5	6	100%	67%
Profit after income tax	(38)	(16)	(46)	large	-17%

	As at ($M)			Movement
Financial impacts of credit intermediation trades	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Mark-to-market exposure to financial guarantors	257	359	447	-28%	-43%

Cumulative costs relating to financial guarantors[1]
CVA for outstanding transactions	54	116	139	-53%	-61%
Realised close out and hedge costs	336	322	320	4%	5%

Cumulative life to date charges	390	438	459	-11%	-15%

1.

The cumulative costs in managing the positions include realised losses relating to restructuring of trades in order to reduce risks and realised losses on termination of sold protection trades. It also includes foreign exchange hedging losses

•	Credit risk on impaired derivatives (nil profit after tax impact)

Reclassification of a charge to income for credit valuation adjustments on defaulted and impaired derivative exposures to provision for credit impairment of $11 million (Sep 2012 half $28 million; Mar 2012 half: $32 million). The reclassification has been made to reflect the manner in which the defaulted and impaired derivatives are managed.

•	Policyholders tax gross up (nil profit after tax impact)

For statutory reporting purposes policyholder income tax and other related taxes paid on behalf of policyholders are included in both net income from wealth management and the Group’s income tax expense. The gross up of $187 million (Sep 2012 half: $63 million; Mar 2012 half: $88 million) has been excluded from the cash results as it does not reflect the underlying performance of the business which is assessed on a net of policyholder tax basis.

PROFIT RECONCILIATION

This page has been left blank intentionally

PROFIT RECONCILIATION

Reconciliation of statutory profit to cash profit

March 2013 Half Year
	Statutory	Adjustments to statutory profit
	profit
	$M	Treasury shares adjustment $M	Policyholders tax gross up $M	Revaluation of policy liabilities $M
Net interest income	6,200	—	—	—

Fee income	1,231	—	—	—
Foreign exchange earnings	467	—	—	—
Profit on trading instruments	315	—	—	—
Net income from wealth management	696	57	(187)	28
Other	21	—	—	—

Other operating income	2,730	57	(187)	28
Operating income	8,930	57	(187)	28

Personnel expenses	(2,344)	—	—	—
Premises expenses	(356)	—	—	—
Computer expenses	(618)	—	—	—
Restructuring expenses	(57)	—	—	—
Other expenses	(659)	—	—	—

Operating expenses	(4,034)	—	—	—

Profit before credit impairment and tax	4,896	57	(187)	28
Provision for credit impairment	(588)	—	—	—

Profit before income tax	4,308	57	(187)	28
Income tax expense	(1,363)	(4)	187	(9)
Non-controlling interests	(5)	—	—	—

Profit	2,940	53	—	19

September 2012 Half Year
	Statutory	Adjustments to statutory profit
	profit
	$M	Treasury shares adjustment $M	Policyholders tax gross up $M	Revaluation of policy liabilities $M
Net interest income	6,126	—	—	—

Fee income	1,194	—	—	—
Foreign exchange earnings	511	—	—	—
Profit on trading instruments	79	—	—	—
Net income from wealth mgmt	626	28	(63)	(49)
Other	358	—	—	—

Other operating income	2,768	28	(63)	(49)
Operating income	8,894	28	(63)	(49)

Personnel expenses	(2,338)	—	—	—
Premises expenses	(363)	—	—	—
Computer expenses	(825)	—	—	—
Restructuring expenses	(136)	—	—	—
Other expenses	(724)	—	—	—

Operating expenses	(4,386)	—	—	—

Profit before credit impairment and tax	4,508	28	(63)	(49)
Provision for credit impairment	(660)	—	—	—

Profit before income tax	3,848	28	(63)	(49)
Income tax expense	(1,104)	(2)	63	14
Non-controlling interests	(2)	—	—	—

Profit	2,742	26	—	(35)

PROFIT RECONCILIATION

March 2013 Half Year
Adjustments to statutory profit					Cash
					profit
Economic hedging $M	Revenue and net investment hedges $M	Structured credit intermediation trades $M	Credit risk on impaired derivatives $M	Total adjustments to statutory profit $M	$M
36	—	—	—	36	6,236

—	—	—	—	—	1,231
(12)	23	—	—	11	478
7	—	(48)	11	(30)	285
—	—	—	—	(102)	594
241	—	—	—	241	262

236	23	(48)	11	120	2,850
272	23	(48)	11	156	9,086

—	—	—	—	—	(2,344)
—	—	—	—	—	(356)
—	—	—	—	—	(618)
—	—	—	—	—	(57)
—	—	—	—	—	(659)

—	—	—	—	—	(4,034)

272	23	(48)	11	156	5,052
—	—	—	(11)	(11)	(599)

272	23	(48)	—	145	4,453
(80)	(7)	10	—	97	(1,266)
—	—	—	—	—	(5)

192	16	(38)	—	242	3,182

September 2012 Half Year
Adjustments to statutory profit					Cash
					profit
Economic hedging $M	Revenue and net investment hedges $M	Structured credit intermediation trades $M	Credit risk on impaired derivatives $M	Total adjustments to statutory profit $M	$M
—	—	—	—	—	6,126

—	—	—	—	—	1,194
4	15	—	—	19	530
14	—	(21)	28	21	100
—	—	—	—	(84)	542
278	—	—	—	278	636

296	15	(21)	28	234	3,002
296	15	(21)	28	234	9,128

—	—	—	—	—	(2,338)
—	—	—	—	—	(363)
—	—	—	—	—	(825)
—	—	—	—	—	(136)
—	—	—	—	—	(724)

—	—	—	—	—	(4,386)

296	15	(21)	28	234	4,742
—	—	—	(28)	(28)	(688)

296	15	(21)	—	206	4,054
(89)	(5)	5	—	(14)	(1,118)
—	—	—	—	—	(2)

207	10	(16)	—	192	2,934

PROFIT RECONCILIATION

March 2012 Half Year
	Statutory	Adjustments to statutory profit
	profit
	$M	Treasury shares adjustment $M	Policyholders tax gross up $M	Revaluation of policy liabilities $M
Net interest income	5,984	—	—	—

Fee income	1,218	—	—	—
Foreign exchange earnings	570	—	—	—
Profit on trading instruments	274	—	—	—
Net income from wealth mgmt	577	76	(88)	(8)
Other	194	—	—	—

Other operating income	2,833	76	(88)	(8)
Operating income	8,817	76	(88)	(8)

Personnel expenses	(2,427)	—	—	—
Premises expenses	(353)	—	—	—
Computer expenses	(558)	—	—	—
Restructuring expenses	(138)	—	—	—
Other expenses	(657)	—	—	—

Operating expenses	(4,133)	—	—	—

Profit before credit impairment and tax	4,684	76	(88)	(8)
Provision for credit impairment	(538)	—	—	—

Profit before income tax	4,146	76	(88)	(8)
Income tax expense	(1,223)	(6)	88	2
Non-controlling interests	(4)	—	—	—

Profit	2,919	70	—	(6)

PROFIT RECONCILIATION

March 2012 Half Year
Adjustments to statutory profit					Cash
					profit
Economic hedging $M	Revenue and net investment hedges $M	Structured credit intermediation trades $M	Credit risk on impaired derivatives $M	Total adjustments to statutory profit $M	$M
—	—	—	—	—	5,984

—	—	—	—	—	1,218
(4)	(90)	—	—	(94)	476
(5)	—	(52)	32	(25)	249
—	—	—	—	(20)	557
42	—	—	—	42	236

33	(90)	(52)	32	(97)	2,736
33	(90)	(52)	32	(97)	8,720

—	—	—	—	—	(2,427)
—	—	—	—	—	(353)
—	—	—	—	—	(558)
—	—	—	—	—	(138)
—	—	—	—	—	(657)

—	—	—	—	—	(4,133)

33	(90)	(52)	32	(97)	4,587
—	—	—	(32)	(32)	(570)

33	(90)	(52)	—	(129)	4,017
(11)	27	6	—	106	(1,117)
—	—	—	—	—	(4)

22	(63)	(46)	—	(23)	2,896

PROFIT RECONCILIATION

Divisional to Geographic region reconciliation matrix

	Geographies
March 2013 Half Year AUD M	Australia	Asia Pacific, Europe & America	New Zealand	Total
Australia	1,413	2	—	1,415
International and Institutional Banking	590	477	132	1,199
New Zealand	n/a	n/a	397	397
Global Wealth	173	—	30	203
Group Centre	(12)	(19)	(1)	(32)

Cash profit	2,164	460	558	3,182
Adjustments between statutory profit and cash profit	(206)	—	(36)	(242)
Statutory profit	1,958	460	522	2,940

September 2012 Half Year AUD M
Australia	1,326	2	(1)	1,327
International and Institutional Banking	322	520	110	952
New Zealand	n/a	n/a	319	319
Global Wealth	141	—	28	169
Group Centre	104	(6)	69	167

Cash profit	1,893	516	525	2,934
Adjustments between statutory profit and cash profit	(160)	(14)	(18)	(192)
Statutory profit	1,733	502	507	2,742

March 2012 Half Year AUD M
Australia	1,267	2	2	1,271
International and Institutional Banking	567	459	133	1,159
New Zealand	n/a	n/a	323	323
Global Wealth	159	(5)	23	177
Group Centre	(16)	(9)	(9)	(34)

Cash profit	1,977	447	472	2,896
Adjustments between statutory profit and cash profit	18	2	3	23
Statutory profit	1,995	449	475	2,919

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – TABLE OF CONTENTS

DIRECTORS’ REPORT

The Directors present their report on the Condensed Consolidated Financial Statements for the half year ended 31 March 2013.

Directors

The names of the Directors of the Company who held office during and since the end of the half year are:

Mr JP Morschel	Chairman
Mr MRP Smith, OBE - Chief Executive Officer	Director and Chief Executive Officer
Dr GJ Clark	Director
Ms PJ Dwyer	Director
Mr PAF Hay	Director
Mr Lee Hsien Yang	Director
Mr IJ Macfarlane, AC	Director
Mr DE Meiklejohn, AM	Director
Ms AM Watkins	Director

Result

The consolidated profit attributable to shareholders of the Company was $2,940 million. Further details are contained in the CFO’s Overview on pages 12 to 33 which forms part of this report, and in the Condensed Consolidated Financial Statements.

Review of operations

A review of the operations of the Group during the half year and the results of those operations are contained in the CFO’s Overview on pages 12 to 33 which forms part of this report.

Lead auditor’s independence declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act 2001 (as amended) is set out on page 113 which forms part of this report.

Rounding of amounts

The amounts contained in these Condensed Consolidated Financial Statements have been rounded to the nearest million dollars, except where otherwise indicated, as permitted by ASIC Class Order 98/100.

Significant event since balance date

There have been no significant events from 31 March 2013 to the date of this report.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director

29 April 2013

CONDENSED CONSOLIDATED INCOME STATEMENT

Australia and New Zealand Banking Group Limited

	Note	Half Year			Movement
		Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Interest income		14,326	15,098	15,440	-5%	-7%
Interest expense		(8,126)	(8,972)	(9,456)	-9%	-14%

Net interest income	2	6,200	6,126	5,984	1%	4%
Other operating income	2	1,823	1,913	2,090	-5%	-13%
Net funds management and insurance income	2	696	626	577	11%	21%
Share of associates’ profit	18	211	229	166	-8%	28%

Operating income		8,930	8,894	8,817	0%	1%
Operating expenses	3	(4,034)	(4,386)	(4,133)	-8%	-2%

Profit before credit impairment and income tax		4,896	4,508	4,684	9%	5%
Provision for credit impairment	8	(588)	(660)	(538)	-11%	9%

Profit before income tax		4,308	3,848	4,146	12%	4%
Income tax expense	4	(1,363)	(1,104)	(1,223)	23%	11%

Profit for the period		2,945	2,744	2,923	8%	1%

Comprising:
Profit attributable to non-controlling interests		5	2	4	large	25%
Profit attributable to shareholders of the Company		2,940	2,742	2,919	7%	1%

Earnings per ordinary share (cents)
Basic	6	108.6	102.6	110.8	6%	-2%
Diluted	6	105.4	99.1	106.2	6%	-1%
Dividend per ordinary share (cents)	5	73	79	66	-8%	11%

The notes appearing on pages 92 to 111 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Australia and New Zealand Banking Group Limited

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Profit for the period	2,945	2,744	2,923	7%	1%
Other comprehensive income
Items that will not be reclassified subsequently to profit or loss
Actuarial gain/(loss) on defined benefit plans	(27)	(52)	(2)	-48%	large
Income tax on items that will not be reclassified subsequently to profit or loss
Actuarial gain/(loss) on defined benefit plans	—	10	—	-100%	n/a

Items that may be reclassified subsequently to profit or loss
Foreign currency translation reserve
Exchange differences taken to equity	6	(6)	(410)	large	large
Available-for-sale assets
Valuation gain/(loss) taken to equity	35	117	142	-70%	-75%
Cumulative (gain)/loss transferred to the income statement	(2)	(271)	25	-99%	large
Cash flow hedges
Valuation gain/(loss) taken to equity	(115)	96	(53)	large	large
Transferred to income statement for the period	5	10	7	-50%	-29%
Share of associates’ other comprehensive income[1]	20	(29)	(2)	large	large
Income tax on items that may be reclassified subsequently to profit or loss
Foreign currency translation reserve	—	4	(5)	-100%	-100%
Available-for-sale assets revaluation reserve	(9)	32	(49)	large	-82%
Cash flow hedge reserve	31	(31)	14	large	large

Other comprehensive income net of tax	(56)	(120)	(333)	-53%	-83%

Total comprehensive income for the period	2,889	2,624	2,590	10%	12%

Comprising total comprehensive income attributable to:
non-controlling interests	5	2	1	large	large
shareholders of the Company	2,884	2,622	2,589	10%	11%

1.

Share of associate’s other comprehensive income is comprised of Available-for-sale assets reserve of $20 million (Sep 12 half: loss of $30 million; Mar 12 half: $2 million); Foreign currency translation reserve loss of $1 million (Sep 12 half: $1 million; Mar 12 half: Nil) and Cash flow hedge reserve of $1 million (Sep 12 half: Nil; Mar 12 half: loss of $4 million)

The notes appearing on pages 92 to 111 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED BALANCE SHEET

Australia and New Zealand Banking Group Limited

		As at ($M)			Movement
	Note	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Assets
Liquid assets		53,077	36,578	35,771	45%	48%
Due from other financial institutions		20,781	17,103	16,287	22%	28%
Trading securities		39,569	40,602	32,859	-3%	20%
Derivative financial instruments		41,700	48,929	39,597	-15%	5%
Available-for-sale assets		23,282	20,562	23,125	13%	1%
Net loans and advances	7	441,980	427,823	412,628	3%	7%
Regulatory deposits		1,679	1,478	1,436	14%	17%
Investment in associates		3,719	3,520	3,424	6%	9%
Current tax assets		55	33	116	67%	-53%
Deferred tax assets		654	785	484	-17%	35%
Goodwill and other intangible assets		7,142	7,082	7,070	1%	1%
Investments backing policy liabilities		31,199	29,895	30,204	4%	3%
Other assets		5,709	5,623	7,116	2%	-20%
Premises and equipment		2,079	2,114	2,095	-2%	-1%

Total assets		672,625	642,127	612,212	5%	10%

Liabilities
Due to other financial institutions		43,345	30,538	29,688	42%	46%
Deposits and other borrowings	10	420,474	397,123	383,141	6%	10%
Derivative financial instruments		45,070	52,639	41,371	-14%	9%
Current tax liabilities		735	781	648	-6%	13%
Deferred tax liabilities		12	18	26	-33%	-54%
Policy liabilities		31,087	29,537	29,003	5%	7%
External unit holder liabilities (life insurance funds)		3,730	3,949	4,528	-6%	-18%
Payables and other liabilities		12,589	10,109	9,418	25%	34%
Provisions		1,172	1,201	1,234	-2%	-5%
Bonds and notes[1]		60,226	63,098	61,107	-5%	-1%
Loan capital	11	11,666	11,914	12,605	-2%	-7%

Total liabilities		630,106	600,907	572,769	5%	10%

Net assets		42,519	41,220	39,443	3%	8%

Shareholders’ equity
Ordinary share capital		23,589	23,070	22,195	2%	6%
Preference share capital		871	871	871	0%	0%
Reserves	13	(2,528)	(2,498)	(2,430)	1%	4%
Retained earnings	13	20,534	19,728	18,758	4%	9%

Share capital and reserves attributable to shareholders of the Company	13	42,466	41,171	39,394	3%	8%
Non-controlling interests	13	53	49	49	8%	8%

Total shareholders’ equity	13	42,519	41,220	39,443	3%	8%

1.	On 20 December 2012, ANZ repurchased $2.4 billion of Commonwealth guaranteed transferable Certificates of Deposit

The notes appearing on pages 92 to 111 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

Australia and New Zealand Banking Group Limited

		Half Year
	Note	Mar 13 Inflows (Outflows) $M	Sep 12 Inflows (Outflows) $M	Mar 12 Inflows (Outflows) $M
Cash flows from operating activities
Interest received		14,302	15,130	15,291
Interest paid		(8,250)	(8,925)	(9,902)
Dividends received		22	61	19
Other operating income received		2,351	687	2,011
Personnel expenses paid		(2,350)	(2,392)	(2,381)
Other operating expenses paid		(1,322)	(1,220)	(1,842)
Net cash (paid)/received on derivatives		119	5,161	(427)
Income taxes (paid)/refunds received		(1,291)	(1,174)	(1,661)
Net cash flows from funds management and insurance business
Premiums, other income and life investment deposits received		2,733	3,088	2,867
Investment income and policy deposits received		59	76	2
Claims and policy liability payments		(2,388)	(2,257)	(2,171)
Commission expense paid		(207)	(239)	(200)

Cash flows from operating activities before changes in operating assets and liabilities		3,778	7,996	1,606

Changes in operating assets and liabilities arising from cash flow movements
(Increase)/decrease in operating assets
Liquid assets		(720)	634	(199)
Due from other financial institutions		(121)	(2,729)	(1,527)
Trading securities		2,392	(7,307)	2,718
Loans and advances		(14,590)	(14,353)	(18,395)
Net cash flows from investments backing policy liabilities
Purchase of insurance assets		(1,728)	(3,003)	(4,946)
Proceeds from sale/maturity of insurance assets		1,928	2,137	5,729
Increase/(decrease) in operating liabilities
Deposits and other borrowings		24,835	15,250	18,412
Due to other financial institutions		12,751	(544)	4,728
Payables and other liabilities		1,403	1,095	(886)

Change in operating assets and liabilities arising from cash flow movements		26,150	(8,820)	5,634

Net cash provided by/(used in) operating activities	15(a)	29,928	(824)	7,240

Cash flows from investing activities
Available-for-sale assets
Purchases		(10,229)	(3,597)	(26,844)
Proceeds from sale or maturity		7,541	5,873	25,327
Controlled entities and associates
Purchased (net of cash acquired)		(1)	1	(2)
Proceeds from sale (net of cash disposed)		25	5	13
Premises and equipment
Purchases		(149)	(189)	(130)
Proceeds from sale		—	—	20
Other assets		(550)	(273)	(429)

Net cash provided by/(used in) investing activities		(3,363)	1,820	(2,045)

Cash flows from financing activities
Bonds and notes
Issue proceeds		6,980	8,988	15,364
Redemptions		(10,683)	(7,720)	(7,942)
Loan capital
Issue proceeds		750	714	2,010
Redemptions		(965)	(1,440)	(1,153)
Dividends paid		(1,657)	(1,028)	(1,191)
Share capital issues		21	31	29
On market share purchases		(44)	—	(55)

Net cash provided by/(used in) financing activities		(5,598)	(455)	7,062

Net cash provided by/(used in) operating activities		29,928	(824)	7,240
Net cash provided by/(used in) investing activities		(3,363)	1,820	(2,045)
Net cash provided by/(used in) financing activities		(5,598)	(455)	7,062

Net increase/(decrease) in cash and cash equivalents		20,967	541	12,257
Cash and cash equivalents at beginning of period		41,450	40,601	30,021
Effects of exchange rate changes on cash and cash equivalents		(1,640)	308	(1,677)

Cash and cash equivalents at end of period	15(b)	60,777	41,450	40,601

The notes appearing on pages 92 to 111 form an integral part of the Condensed Consolidated Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Australia and New Zealand Banking Group Limited

	Ordinary share capital $M	Preference shares $M	Reserves[1] $M	Retained earnings $M	Shareholders’ equity attributable to Equity holders of the Bank $M	Non- controlling interests $M	Total Shareholders’ equity $M
As at 1 October 2011	21,343	871	(2,095)	17,787	37,906	48	37,954

Profit or loss	—	—	—	2,919	2,919	4	2,923
Other comprehensive income for the period	—	—	(328)	(2)	(330)	(3)	(333)

Total comprehensive income for the period	—	—	(328)	2,917	2,589	1	2,590
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(1,962)	(1,962)	—	(1,962)
Dividend income on treasury shares held within the Group’s life insurance statutory funds	—	—	—	14	14	—	14
Dividend reinvestment plan	757	—	—	—	757	—	757
Transactions with non-controlling interests	—	—	(1)	—	(1)	—	(1)
Other equity movements:
Share based payments and exercises	—	—	(4)	—	(4)	—	(4)
Group share option scheme	29	—	—	—	29	—	29
Treasury shares OnePath Australia adjustment	21	—	—	—	21	—	21
Group employee share acquisition scheme	45	—	—	—	45	—	45
Transfer of options/rights lapsed	—	—	(2)	2	—	—	—

As at 31 March 2012	22,195	871	(2,430)	18,758	39,394	49	39,443

Profit or loss	—	—	—	2,742	2,742	2	2,744
Other comprehensive income for the period	—	—	(78)	(42)	(120)	—	(120)

Total comprehensive income for the period	—	—	(78)	2,700	2,622	2	2,624
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(1,740)	(1,740)	(2)	(1,742)
Dividend income on treasury shares held within the Group’s life insurance statutory funds	—	—	—	10	10	—	10
Dividend reinvestment plan	704	—	—	—	704	—	704
Transactions with non-controlling interests	—	—	—	—	—	—	—
Other equity movements:
Share based payments and exercises	—	—	10	—	10	—	10
Group share option scheme	31	—	—	—	31	—	31
Treasury shares OnePath Australia adjustment	57	—	—	—	57	—	57
Group employee share acquisition scheme	83	—	—	—	83	—	83
Transfer of options/rights lapsed	—	—	—	—	—	—	—

As at 30 September 2012	23,070	871	(2,498)	19,728	41,171	49	41,220

Profit or loss	—	—	—	2,940	2,940	5	2,945
Other comprehensive income for the period	—	—	(29)	(27)	(56)	—	(56)

Total comprehensive income for the period	—	—	(29)	2,913	2,884	5	2,889
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(2,118)	(2,118)	—	(2,118)
Dividend income on treasury shares held within the Group’s life insurance statutory funds	—	—	—	10	10	—	10
Dividend reinvestment plan	451	—	—	—	451	—	451
Transactions with non-controlling interests	—	—	—	—	—	(1)	(1)
Other equity movements:			—
Share based payments and exercises	—	—	—	—	—	—	—
Group share option scheme	21	—	—	—	21	—	21
Treasury shares OnePath Australia adjustment	27	—	—	—	27	—	27
Group employee share acquisition scheme	20	—	—	—	20	—	20
Transfer of options/rights lapsed	—	—	(1)	1	—	—	—

As at 31 March 2013	23,589	871	(2,528)	20,534	42,466	53	42,519

1.	Further information on other comprehensive income is disclosed in Note 13

The notes appearing on pages 92 to 111 form an integral part of the Condensed Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of preparation

These Condensed Consolidated Financial Statements:

•	have been prepared in accordance with the recognition and measurement requirements of Australian Accounting Standards (“AASs”);

•

should be read in conjunction with the ANZ Annual Report for the year ended 30 September 2012 and any public announcements made by the Parent Entity and its controlled entities (the Group) for the half year ended 31 March 2013 in accordance with the continuous disclosure obligations under the Corporations Act 2001 and the ASX Listing Rules;

•	are Condensed Financial statements as defined in AASB 134 Interim Financial Reporting (“AASB 134”). This report does not include all notes of the type normally included in the annual financial report;

•	are presented in Australian dollars unless otherwise stated; and

•	were approved by the Board of Directors on 29 April 2013.

i)	Statement of compliance

These Condensed Consolidated Financial Statements have been prepared in accordance with the Corporations Act 2001 and AASB 134 which ensures compliance with IAS 34 Interim Financial Reporting.

ii)	Accounting policies

These Condensed Consolidated Financial Statements have been prepared on the basis of accounting policies and using methods of computation consistent with those applied in the 2012 Annual Financial Statements. All new AASs and Australian Accounting Standards Board Interpretations applicable to annual reporting periods beginning on or after 1 October 2012 have been applied to the Group effective from their required date of application. The initial application of these Standards and Interpretations has not had a material impact on the financial position or the financial results of the Group.

iii)	Basis of measurement

The financial information has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value:

•	derivative financial instruments, including in the case of fair value hedging, the fair value of any applicable underlying exposure;

•	financial assets treated as available-for-sale;

•	financial instruments held for trading; and

•	assets and liabilities designated at fair value through profit and loss.

In accordance with AASB 1038 Life Insurance Contracts, life insurance liabilities are measured using the Margin on Services model.

In accordance with AASB 119 Employee Benefits, defined benefit obligations are measured using the Projected Unit Credit method.

iv)	Use of estimates, assumptions and judgments

The preparation of these Condensed Consolidated Financial Statements requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of accounting policies. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable. Actual results may differ from these estimates and the estimates may require review in future periods.

v)	Rounding of amounts

The amounts contained in these Condensed Consolidated Financial Statements have been rounded to the nearest million dollars, except where otherwise indicated, as permitted by ASIC Class Order 98/100.

vi)	Comparatives

Certain amounts in the comparative information have been reclassified to conform with current period financial statement presentations.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Income

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12

Interest income	14,326	15,098	15,440	-5%	-7%

Interest expense	(8,126)	(8,972)	(9,456)	-9%	-14%

Net interest income	6,200	6,126	5,984	1%	4%

i) Fee and commission income

Lending fees[1]	371	356	341	4%	9%

Non-lending fees and commissions	1,043	1,012	1,048	3%	0%

Total fee and commission income	1,414	1,368	1,389	3%	2%

Fee and commission expense	(183)	(174)	(171)	5%	7%

Net fee and commission income[2]	1,231	1,194	1,218	3%	1%

ii) Net funds management and insurance income

Funds management income	418	408	417	2%	0%

Investment income	2,303	818	1,912	large	20%

Insurance premium income	519	647	590	-20%	-12%

Commission income/(expense)	(207)	(238)	(200)	-13%	4%

Claims	(345)	(289)	(309)	19%	12%

Changes in policy liabilities[3]	(1,935)	(692)	(1,757)	large	10%

Elimination of treasury share (gain)/loss	(57)	(28)	(76)	large	-25%

Total net funds management and insurance income	696	626	577	11%	21%

iii) Share of associates’ profit	211	229	166	-8%	28%

iv) Other income

Net foreign exchange earnings	467	511	570	-9%	-18%

Net gains from trading securities and derivatives	267	58	222	large	20%

Credit risk on intermediation trades	48	21	52	large	-8%

Movement on financial instruments measured at fair value through profit & loss[4]	(241)	(294)	(33)	-18%	large

Brokerage income	25	32	23	-22%	9%

Gain on sale of investment in Sacombank	—	—	10	n/a	-100%

Write-down of investment in SSI	—	—	(31)	n/a	-100%

Private equity and infrastructure earnings	—	6	22	-100%	-100%

Gain on sale of Visa shares	—	291	—	-100%	n/a

Dilution gain on investment in Bank of Tianjin	—	10	—	-100%	n/a

Other	26	84	37	-69%	-31%

Total other income	592	719	872	-18%	-32%

Total other operating income	2,730	2,768	2,833	-1%	-4%

Total income[5]	17,056	17,866	18,273	-5%	-7%

Profit before income tax as a % of total income	25.26%	21.54%	22.69%

1.	Lending fees exclude fees treated as part of the effective yield calculation in interest income
2.	Includes interchange fees paid
3.

Includes policyholder tax gross up, which represents contribution tax (recovered at 15% on the super contributions made by members) debited to the policyholder account once a year in July when the statement is issued to the members at the end of the 30 June financial year

4.

Includes fair value movements (excluding realised and accrued interest) on derivatives entered into to manage interest rate and foreign exchange risk on funding instruments and not designated as accounting hedges, ineffective portions of cashflow hedges, and fair value movements in financial assets and liabilities designated fair value

5.	Total income includes external dividend income of $3 million (Sep 2012 half: $3 million; Mar 2012 half: $1 million)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Operating expenses

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Personnel
Employee entitlements and taxes	115	145	143	-21%	-20%
Salaries and wages	1,547	1,512	1,554	2%	0%
Superannuation costs - defined benefit plans	2	5	5	-60%	-60%
Superannuation costs - defined contribution plans	143	143	152	0%	-6%
Equity-settled share-based payments	101	88	101	15%	0%
Temporary staff	64	106	112	-40%	-43%
Other	372	339	360	10%	3%

Total personnel expenses	2,344	2,338	2,427	0%	-3%

Premises
Depreciation and amortisation	47	46	44	2%	7%
Rent	208	207	205	0%	1%
Utilities and other outgoings	81	86	82	-6%	-1%
Other	20	24	22	-17%	-9%

Total premises expenses	356	363	353	-2%	1%

Computer
Computer contractors	109	68	82	60%	33%
Data communications	55	54	52	2%	6%
Depreciation and amortisation	238	222	202	7%	18%
Rentals and repairs	71	62	69	15%	3%
Software purchased	120	131	122	-8%	-2%
Software impairment	8	273	1	-97%	large
Other	17	15	30	13%	-43%

Total computer expenses	618	825	558	-25%	11%

Other
Advertising and public relations	112	124	105	-10%	7%
Audit and other fees	10	10	8	0%	25%
Depreciation of furniture and equipment	49	49	50	0%	-2%
Freight and cartage	32	32	33	0%	-3%
Loss on sale and write-off of equipment	7	3	5	large	40%
Non-lending losses	28	27	25	4%	12%
Postage and stationery	61	70	67	-13%	-9%
Professional fees	118	144	109	-18%	8%
Telephone	34	36	33	-6%	3%
Travel	85	88	82	-3%	4%
Amortisation and impairment of intangible assets	50	55	55	-9%	-9%
Other	73	86	85	-15%	-14%

Total other expenses	659	724	657	-9%	0%

Restructuring
New Zealand simplification programme	14	84	64	-83%	-78%
Other	43	52	74	-17%	-42%

Total restructuring expenses	57	136	138	-58%	-59%

Operating expenses	4,034	4,386	4,133	-8%	-2%

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Income tax expense

Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense charged in the Income Statement	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Profit before income tax	4,308	3,848	4,146	12%	4%
Prima facie income tax expense at 30%	1,292	1,154	1,244	12%	4%
Tax effect of permanent differences:
Overseas tax rate differential	(16)	(17)	(31)	-6%	-48%
Rebateable and non-assessable dividends	(3)	(2)	(2)	50%	50%
Profit from associates	(63)	(68)	(50)	-7%	26%
Gain on sale of investment in Sacombank	—	—	(3)	n/a	-100%
Write-down of investment in SSI	—	—	9	n/a	-100%
Offshore Banking Unit	(4)	(3)	(9)	33%	-56%
OnePath Australia - Policyholder income and contributions tax	131	44	62	large	large
Tax provisions no longer required	(4)	(47)	(23)	-91%	-83%
Interest on Convertible Preference Shares	29	33	35	-12%	-17%
Other	2	5	(6)	-60%	large

	1,364	1,099	1,226	24%	11%
Income tax under/(over) provided in previous years	(1)	5	(3)	large	-67%

Total income tax expense charged in the income statement	1,363	1,104	1,223	23%	11%

Australia	1,070	860	964	24%	11%
Overseas	293	244	259	20%	13%

	1,363	1,104	1,223	23%	11%

Effective Tax Rate - Group	31.6%	28.7%	29.5%

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Dividends

	Half Year			Movement
Dividend per ordinary share (cents)	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Interim (fully franked)	73	n/a	66	n/a	11%
Final (fully franked)	n/a	79	n/a	n/a	n/a

Ordinary share dividend[1]	$M	$M	$M	%	%
Interim dividend	—	1,769	—	n/a	n/a
Final dividend	2,150	—	2,002	n/a	7%
Bonus option plan adjustment	(35)	(33)	(47)	6%	-26%

Total[2]	2,115	1,736	1,955	22%	8%

Ordinary share dividend payout ratio (%)[3]	68.2%	78.5%	60.8%

1.	Dividends paid to ordinary equity holders of the Company. Excludes dividends paid by subsidiaries of the Group to non-controlling equity holders (Mar 13: Nil; Sep 12: $2 million; Mar 12: Nil)
2.	Dividends payable are not accrued and are recorded when paid
3.

Dividend payout ratio is calculated using proposed 2013 interim dividend of $2,003 million (not shown in the above table). The proposed 2013 interim dividend of $2,003 million is based on the forecast number of ordinary shares on issue at the dividend record date. Dividend payout ratios for the September 2012 half year and March 2012 half year were calculated using actual dividend paid of $2,150 million and $1,769 million respectively. Dividend payout ratio is calculated by adjusting profit attributable to shareholders of the company by the amount of preference shares dividend paid

Ordinary Shares

The Directors propose that an interim dividend of 73 cents be paid on each eligible fully paid ANZ ordinary share on 1 July 2013. The proposed 2013 interim dividend will be fully franked for Australian tax purposes.

New Zealand imputation credits of NZ 9 cents per ordinary share will also be attached.

ANZ has a Dividend Reinvestment Plan (DRP) and a Bonus Option Plan (BOP) that will operate in respect of the 2013 interim dividend. For the 2013 interim dividend, ANZ intends to provide shares under the DRP and BOP through the issue of new shares. The “Acquisition Price” to be used in determining the number of shares to be provided under the DRP and BOP will be calculated by reference to the arithmetic average of the daily volume weighted average sale price of all fully paid ANZ ordinary shares sold in the ordinary course of trading on the ASX during the seven trading days commencing on 17 May 2013, and then rounded to the nearest whole cent. Shares provided under the DRP and BOP will rank equally in all respects with existing fully paid ANZ ordinary shares. Election notices from shareholders wanting to commence, cease or vary their participation in the DRP or BOP for the 2013 interim dividend must be received by ANZ’s Share Registrar by 5.00 pm (Australian Eastern Standard Time) on 15 May 2013 (the record date for the proposed interim dividend). Subject to receiving effective contrary instructions from the shareholder, dividends payable to shareholders with a registered address in Great Britain (including the Channel Islands and the Isle of Man) or New Zealand will be converted to Pounds Sterling and New Zealand dollars respectively at an exchange rate calculated on 17 May 2013.

Preference Shares

	Half Year			Movement
	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12

Preference share dividend
Euro Trust Securities	3	4	7	-25%	-57%

Dividend per preference share
Euro Trust Securities	€4.37	€7.38	€10.80	-41%	-60%

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.	Earnings per share

	Half Year			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Number of fully paid ordinary shares on issue (M)[1]	2,743.7	2,717.4	2,679.5	1%	2%

Basic
Profit attributable to shareholders of the Company ($M)	2,940	2,742	2,919	7%	1%
Less Preference share dividends ($M)	(3)	(4)	(7)	-25%	-57%

Profit less preference share dividends ($M)	2,937	2,738	2,912	7%	1%
Weighted average number of ordinary shares (M)[2]	2,704.1	2,667.5	2,627.4	1%	3%
Basic earnings per share (cents)	108.6	102.6	110.8	6%	-2%

Diluted
Profit less preference share dividends ($M)	2,937	2,738	2,912	7%	1%
Interest on US Stapled Trust Securities ($M)[3]	14	16	14	-13%	0%
Interest on UK Stapled Securities ($M)[4]	—	9	22	-100%	-100%
Interest on Convertible Preference Shares ($M)[5]	96	108	117	-11%	-18%

Profit attributable to shareholders of the Company excluding interest on US Stapled Trust Securities, UK Stapled	3,047	2,871	3,065	6%	-1%
Securities and Convertible Preference Shares ($M)

Weighted average number of shares on issue (M)[2]	2,704.1	2,667.5	2,627.4	1%	3%
Weighted average number of convertible options (M)	5.3	4.4	4.6	20%	15%
Weighted average number of convertible US Stapled Trust Securities (M)[3]	26.5	30.5	32.6	-13%	-19%
Weighted average number of convertible UK Stapled Securities (M)[4]	—	14.0	31.3	-100%	-100%
Weighted average number of Convertible Preference Shares (M)[5]	156.0	179.8	191.4	-13%	-18%

Adjusted weighted average number of shares - diluted (M)[6]	2,891.9	2,896.2	2,887.3	0%	0%

Diluted earnings per share (cents)	105.4	99.1	106.2	6%	-1%

1.	Number of fully paid ordinary shares on issue includes Treasury shares of 28.7 million at 31 March 2013 (Sep 2012: 28.8 million; Mar 2012: 31.6 million)
2.	Weighted average number of ordinary shares excludes Treasury shares held in OnePath (12.1 million) and in ANZEST Pty Ltd (16.6 million) for the group employee share acquisition scheme
3.

The US Stapled Trust securities (issued on 27 November 2003) convert to ordinary shares in 2053 at the market price of ANZ ordinary shares less 5% unless redeemed or bought back prior to that date. The US Stapled Trust security issue can be de-stapled and the investor left with coupon paying preference shares at ANZ’s discretion under certain circumstances. AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be included in the calculation of diluted EPS

4.

UK Hybrid (issued on 15 June 2007) is a GBP denominated stapled security that was due to convert to ordinary shares on the fifth anniversary at the market price of ANZ ordinary shares less 5% (subject to certain conversion conditions). Immediately prior to conversion on 15 June 2012 the securities were redeemed by ANZ for cash at face value. AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be considered in the calculation of diluted EPS up to the date of conversion

5.

There are three “Tranches” of convertible preference shares. The first are convertible preference shares issued on 30 September 2008 and convert to ordinary shares on 16 June 2014 at the market price of ANZ ordinary shares less 2.5% (subject to certain conversion conditions). The second are convertible preference shares issued on 17 December 2009 and convert to ordinary shares on 15 December 2016 at the market price of ANZ ordinary shares less 1.0% (subject to certain conversion conditions). The third are convertible preference shares issued on 28 September 2011 that convert to ordinary shares on 1 September 2019 at the market price of ANZ ordinary shares less 1% (subject to certain conversion conditions). AASB 133 requires that potential ordinary shares for which conversion to ordinary share capital is mandatory must be included in the calculation of diluted EPS

6.	The earnings per share calculation excludes the Euro Trust Securities (Preference Shares)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7.	Net loans and advances

	As at ($M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia
Overdrafts	5,779	6,031	5,732	-4%	1%
Credit card outstandings	8,761	8,632	9,084	1%	-4%
Commercial bills outstanding	16,388	18,223	18,476	-10%	-11%
Term loans - housing	187,708	181,971	178,486	3%	5%
Term loans - non-housing	85,199	82,922	78,528	3%	8%
Lease receivables	1,560	1,603	1,868	-3%	-16%
Hire purchase	9,753	9,880	9,498	-1%	3%
Other	702	480	580	46%	21%

	315,850	309,742	302,252	2%	4%

Asia Pacific, Europe & America
Overdrafts	1,077	892	786	21%	37%
Credit card outstandings	994	996	964	0%	3%
Commercial bills outstanding	1,539	1,246	812	24%	90%
Term loans - housing	4,494	3,981	3,374	13%	33%
Term loans - non-housing	42,786	37,668	34,761	14%	23%
Lease receivables	132	143	126	-8%	5%
Other	331	161	168	large	97%

	51,353	45,087	40,991	14%	25%

New Zealand
Overdrafts	987	1,091	1,185	-10%	-17%
Credit card outstandings	1,135	1,113	1,110	2%	2%
Term loans - housing	46,080	44,754	42,681	3%	8%
Term loans - non-housing	30,062	29,909	29,179	1%	3%
Lease receivables	119	139	168	-14%	-29%
Hire purchase	535	505	462	6%	16%
Other	108	220	218	-51%	-50%

	79,026	77,731	75,003	2%	5%

Total gross loans and advances	446,229	432,560	418,246	3%	7%

Less: Provision for credit impairment (refer note 8)	(4,312)	(4,538)	(4,708)	-5%	-8%
Less: Unearned income[1]	(2,075)	(2,235)	(2,283)	-7%	-9%
Add: Capitalised brokerage/mortgage origination fees[2]	869	797	697	9%	25%
Add: Customers’ liabilities for acceptances	1,269	1,239	676	2%	88%

	(4,249)	(4,737)	(5,618)	-10%	-24%

Total net loans and advances	441,980	427,823	412,628	3%	7%

1.	Includes fees deferred and amortised using the effective interest method of $362 million (Sep 2012: $415 million; Mar 2012: $425 million)
2.	Capitalised brokerage/mortgage origination fees are amortised over the term of the loan

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.	Provision for credit impairment

	Half Year			Movement
Collective provision	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Balance at start of period	2,765	2,994	3,176	-8%	-13%
Charge/(credit) to income statement	4	(227)	(152)	large	large
Disposal	—	(4)	—	-100%	n/a
Adjustment for exchange rate fluctuations	—	2	(30)	-100%	-100%

Total collective provision[1]	2,769	2,765	2,994	0%	-8%

Individual provision
Balance at start of period	1,773	1,714	1,697	3%	4%
New and increased provisions	932	1,270	1,023	-27%	-9%
Write-backs	(240)	(286)	(251)	-16%	-4%
Adjustment for exchange rate fluctuations	(3)	(5)	(29)	-40%	-90%
Discount unwind	(55)	(79)	(64)	-30%	-14%
Bad debts written-off	(864)	(841)	(662)	3%	31%

Total individual provision	1,543	1,773	1,714	-13%	-10%

Total provision for credit impairment	4,312	4,538	4,708	-5%	-8%

1.

The collective provision includes amounts for off-balance sheet credit exposures: $531 million at 31 March 2013 (Sep 2012: $529 million; Mar 2012: $545 million). The impact on the income statement for the half year ended 31 March 2013 was a $2 million charge (Sep 2012 half: $14 million release; Mar 2012 half: $22 million release)

	Half Year			Movement
Provision movement analysis	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
New and increased provisions
Australia	646	958	772	-33%	-16%
Asia Pacific, Europe & America	132	126	61	5%	large
New Zealand	154	186	190	-17%	-19%

	932	1,270	1,023	-27%	-9%
Write-backs	(240)	(286)	(251)	-16%	-4%

	692	984	772	-30%	-10%
Recoveries of amounts previously written-off	(111)	(97)	(117)	14%	-5%

Individual provision charge for loans and advances	581	887	655	-34%	-11%
Impairment on available-for-sale assets[1]	3	—	35	n/a	-91%
Collective provision charge/(credit) to income statement	4	(227)	(152)	large	large

Charge to income statement	588	660	538	-11%	9%

1.	Includes impairment of $3 million on AFS assets reclassified to Net Loans & Advances (Sep 12 half: Nil; Mar 12 half: $35 million)

	Half Year			Movement
Individual provision balance	Mar 13 $M	Sep 12 $M	Mar 12 $M	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Australia	955	1,128	985	-15%	-3%
Asia Pacific, Europe & America	275	277	326	-1%	-16%
New Zealand	313	368	403	-15%	-22%

Total individual provision	1,543	1,773	1,714	-13%	-10%

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.	Credit quality

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the table below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following table presents the maximum exposure to credit risk of on-balance sheet and off-balance sheet financial instruments before taking account of any collateral held or other credit enhancements.

As at March 2013 $M	Reported	Excluded[1]	Maximum exposure to credit risk
Liquid assets	53,077	3,705	49,372
Due from other financial institutions	20,781	—	20,781
Trading securities	39,569	—	39,569
Derivative financial instruments[2]	41,700	—	41,700
Available-for-sale assets	23,282	65	23,217
Net loans and advances	441,980	—	441,980
Other financial assets[3]	5,052	—	5,052

	625,441	3,770	621,671

Undrawn facilities	152,467	—	152,467
Contingent facilities	34,008	—	34,008

	186,475	—	186,475

Total	811,916	3,770	808,146

As at September 2012 $M
Liquid assets	36,578	3,056	33,522
Due from other financial institutions	17,103	—	17,103
Trading securities	40,602	—	40,602
Derivative financial instruments[2]	48,929	—	48,929
Available-for-sale assets	20,562	71	20,491
Net loans and advances	427,823	—	427,823
Other financial assets[3]	5,049	—	5,049

	596,646	3,127	593,519

Undrawn facilities	141,355	—	141,355
Contingent facilities	32,383	—	32,383

	173,738	—	173,738

Total	770,384	3,127	767,257

As at March 2012 $M
Liquid assets	35,771	2,834	32,937
Due from other financial institutions	16,287	—	16,287
Trading securities	32,859	—	32,859
Derivative financial instruments[2]	39,597	—	39,597
Available-for-sale assets	23,125	497	22,628
Net loans and advances	412,628	—	412,628
Other financial assets[3]	6,525	—	6,525

	566,792	3,331	563,461

Undrawn facilities	137,505	—	137,505
Contingent facilities	32,738	—	32,738

	170,243	—	170,243

Total	737,035	3,331	733,704

1.	Includes bank notes and coins and cash at bank within liquid assets and equity instruments within available-for-sale financial assets
2.	Derivative financial instruments are net of credit valuation adjustments
3.

Mainly comprises trade dated assets and accrued interest. During the period deferred insurance premiums were reclassified to non financial assets and comparative information has been restated accordingly

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.	Credit quality, cont’d

Distribution of financial assets by credit quality

As at March 2013 $M	Neither past due nor impaired	Past due but not impaired	Restructured	Net Impaired	Total
Liquid assets	49,372	—	—	—	49,372
Due from other financial institutions	20,781	—	—	—	20,781
Trading securities	39,569	—	—	—	39,569
Derivative financial instruments[1]	41,592	—	25	83	41,700
Available-for-sale assets	23,217	—	—	—	23,217
Net loans and advances	427,184	11,837	499	2,460	441,980
Other financial assets[2]	5,052	—	—	—	5,052
Credit related commitments[3]	186,400	—	—	75	186,475

	793,167	11,837	524	2,618	808,146

As at September 2012 $M
Liquid assets	33,522	—	—	—	33,522
Due from other financial institutions	17,103	—	—	—	17,103
Trading securities	40,602	—	—	—	40,602
Derivative financial instruments[1]	48,785	—	28	116	48,929
Available-for-sale assets	20,491	—	—	—	20,491
Net loans and advances	413,556	11,135	497	2,635	427,823
Other financial assets[2]	5,049	—	—	—	5,049
Credit related commitments[3]	173,591	—	—	147	173,738

	752,699	11,135	525	2,898	767,257

As at March 2012 $M
Liquid assets	32,937	—	—	—	32,937
Due from other financial institutions	16,287	—	—	—	16,287
Trading securities	32,859	—	—	—	32,859
Derivative financial instruments[1]	39,426	—	20	151	39,597
Available-for-sale assets	22,628	—	—	—	22,628
Net loans and advances	396,861	12,484	320	2,963	412,628
Other financial assets[2]	6,525	—	—	—	6,525
Credit related commitments[3]	170,068	—	—	175	170,243

	717,591	12,484	340	3,289	733,704

1.	Derivative assets, considered impaired, are net of credit valuation adjustments
2.

Mainly comprises trade dated assets and accrued interest. During the period deferred insurance premiums were reclassified to non financial assets and comparative information has been restated accordingly

3.	Comprises undrawn facilities and customer contingent liabilities

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.	Credit quality, cont’d

Credit quality of financial assets neither past due nor impaired

The credit quality of financial assets is managed by the Group using internal ratings based on their current probability of default. The Group’s masterscales are mapped to external rating agency scales, to enable wider comparisons.

As at March 2013 $M	Strong credit profile[1]	Satisfactory risk[2]	Sub-standard but not past due or impaired[3]	Total
Liquid assets	49,162	196	14	49,372
Due from other financial institutions	19,798	932	51	20,781
Trading securities	39,326	243	—	39,569
Derivative financial instruments	40,638	746	208	41,592
Available-for-sale assets	21,691	1,520	6	23,217
Net loans and advances	313,425	96,319	17,440	427,184
Other financial assets[4]	4,666	327	59	5,052
Credit related commitments[5]	155,168	29,044	2,188	186,400

	643,874	129,327	19,966	793,167

As at September 2012 $M
Liquid assets	32,790	664	68	33,522
Due from other financial institutions	16,296	792	15	17,103
Trading securities	40,503	99	—	40,602
Derivative financial instruments	46,578	1,962	245	48,785
Available-for-sale assets	19,065	1,420	6	20,491
Net loans and advances	300,227	96,058	17,271	413,556
Other financial assets[4]	4,655	334	60	5,049
Credit related commitments[5]	142,037	29,535	2,019	173,591

	602,151	130,864	19,684	752,699

As at March 2012 $M
Liquid assets	32,703	201	33	32,937
Due from other financial institutions	15,171	1,103	13	16,287
Trading securities	31,859	1,000	—	32,859
Derivative financial instruments	37,751	1,264	411	39,426
Available-for-sale assets	20,857	1,765	6	22,628
Net loans and advances	287,131	91,566	18,164	396,861
Other financial assets[4]	5,588	851	86	6,525
Credit related commitments[5]	139,174	28,355	2,539	170,068

	570,234	126,105	21,252	717,591

1.

Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings “Aaa” to “Baa3” and “AAA” to “BBB-” of Moody’s and Standard & Poor’s respectively

2.

Customers that have consistently demonstrated sound operational and financial stability over the medium to long term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings “Ba2” to “Ba3” and “BB” to “BB-” of Moody’s and Standard & Poor’s respectively

3.

Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings “B1” to “Caa” and “B+” to “CCC” of Moody’s and Standard & Poor’s respectively

4.

Mainly comprises trade dated assets and accrued interest. During the period deferred insurance premiums were reclassified to non financial assets and comparative information has been restated accordingly

5.	Comprises undrawn commitments and customer contingent liabilities

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.	Credit quality, cont’d

Ageing analysis of financial assets that are past due but not impaired

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans), that can be held on a productive basis until they are 180 days past due, as well as those which are managed on an individual basis.

A large portion of retail credit exposures, such as residential mortgages, are generally well secured. That is, the value of associated security is sufficient to cover amounts outstanding.

As at March 2013 $M	1-5 days	6-29 days	30-59 days	60-89 days	> 90 days	Total
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans and advances	2,088	5,294	1,870	889	1,696	11,837
Other financial assets[1]	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—

	2,088	5,294	1,870	889	1,696	11,837

As at September 2012 $M
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans and advances	2,285	4,926	1,478	733	1,713	11,135
Other financial assets[1]	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—

	2,285	4,926	1,478	733	1,713	11,135

As at March 2012 $M
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans and advances	2,847	4,837	1,966	958	1,876	12,484
Other financial assets[1]	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—

	2,847	4,837	1,966	958	1,876	12,484

1.	Mainly comprises trade dated assets and accrued interest
2.	Comprises undrawn facilities and customer contingent liabilities

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9.	Credit quality, cont’d

Financial assets that are individually impaired

ANZ regularly reviews its portfolio and monitors adherence to contractual terms. When doubt arises as to the collectability of a credit facility, the financial instrument (or ‘the facility’) is classified and reported as individually impaired and an individual provision is allocated against it.

As described in the summary of significant accounting policies in the 2012 Annual Financial Statements, provisions are created for financial instruments that are reported on the balance sheet at amortised cost. For instruments reported at fair value, impairment provisions are treated as part of overall change in fair value and directly reduce the reported carrying amounts.

	Impaired instruments			Individual provision balances
	As at ($M)			As at ($M)
	Mar 13	Sep 12	Mar 12	Mar 13	Sep 12	Mar 12
	$M	$M	$M	$M	$M	$M
Liquid assets	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—
Derivative financial instruments[1]	83	116	151	—	—	—
Available-for-sale assets	—	—	—	—	—	—
Net loans and advances	3,978	4,364	4,664	1,518	1,729	1,701
Other financial assets[2]	—	—	—	—	—	—
Credit related commitments[3]	100	191	188	25	44	13

Total	4,161	4,671	5,003	1,543	1,773	1,714

1.	Derivative financial instruments are net of credit valuation adjustments
2.	Mainly comprises trade dated assets and accrued interest
3.	Comprises undrawn facilities and customer contingent liabilities

	As at ($M)			Movement
Impaired and Restructured Items by size of exposure	Mar 13	Sep 12	Mar 12	Mar 13 v. Sep 12	Mar 13 v. Mar 12
Less than $10 million	2,246	2,311	2,468	-3%	-9%
$10 million to $100 million	1,659	1,731	1,903	-4%	-13%
Greater than $100 million	780	1,154	972	-32%	-20%

Gross impaired assets[1]	4,685	5,196	5,343	-10%	-12%
Less: Individually assessed provisions for impairment	(1,543)	(1,773)	(1,714)	-13%	-10%

Net impaired assets	3,142	3,423	3,629	-8%	-13%

1.	Includes $524 million restructured items (Sep 2012: $525 million; Mar 2012: $340 million)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	Deposits and other borrowings

	Half Year			Movement
	Mar 13	Sep 12	Mar 12	Mar 13	Mar 13
	$M	$M	$M	v. Sep 12	v. Mar 12
Certificates of deposit	61,564	56,838	59,603	8%	3%
Term deposits	180,169	172,313	164,439	5%	10%
Other deposits bearing interest and other borrowings	150,042	142,753	131,183	5%	14%
Deposits not bearing interest	12,970	11,782	11,452	10%	13%
Commercial paper	14,486	12,164	15,084	19%	-4%
Borrowing corporations’ debt	1,243	1,273	1,380	-2%	-10%

Total deposits and other borrowings	420,474	397,123	383,141	6%	10%

11.	Loan capital[1]

	Half Year			Movement
	Mar 13	Sep 12	Mar 12	Mar 13	Mar 13
	$M	$M	$M	v. Sep 12	v. Mar 12
US Stapled Trust Securities[2]	740	752	768	-2%	-4%
UK Stapled Securities[3]	—	—	691	n/a	-100%
Convertible Preference Shares (ANZ CPS)
ANZ CPS1[4]	1,080	1,078	1,077	0%	0%
ANZ CPS2[5]	1,961	1,958	1,956	0%	0%
ANZ CPS3[6]	1,327	1,326	1,324	0%	0%
Perpetual subordinated notes	957	953	946	0%	1%
Subordinated notes	5,601	5,847	5,843	-4%	-4%

Total Loan Capital	11,666	11,914	12,605	-2%	-7%

1.

APRA has granted ANZ transitional capital treatment for all outstanding Tier 1 and Tier 2 capital securities. Transition will apply up until the security’s first call date, except in the case of the outstanding USD and NZD Perpetual Subordinated Notes and ANZ CPS3 where the transitional treatment will apply up until the earlier of the end of the transitional period (January 2022) and the first call date when either a step up event (ie an increase in credit margin) or a conversion to ordinary shares occurs

2.

On 27 November 2003, ANZ issued USD750 million Trust Securities each comprising an interest paying unsecured note and a preference share which are stapled together. Subject to certain conditions, the securities are redeemable by the issuer on 15 December 2013. The instrument converts into ordinary shares of ANZ at a 5% discount (i) at the holder’s request, if ANZ fails to redeem the instrument on 15 December 2013, or (ii) on 15 December 2053 unless redeemed earlier. The securities constitute Additional Tier 1 capital as defined by APRA for capital adequacy purposes

3.

On 15 June 2007, ANZ issued £450 million stapled securities, each comprising an interest paying subordinated note and a preference share which are stapled together. ANZ bought-back and cancelled the stapled securities on 15 June 2012. The securities constituted Tier 1 capital as defined by APRA for capital adequacy purposes until 27 April 2012

4.

On 30 September 2008, ANZ issued convertible preference shares which will convert into ordinary shares of ANZ on 16 June 2014 at a 2.5% discount (subject to certain conditions being satisfied). The securities constitute Additional Tier 1 capital as defined by APRA for capital adequacy purposes

5.

On 17 December 2009, ANZ issued convertible preference shares which will convert into ordinary shares of ANZ on 15 December 2016 at a 1% discount (subject to certain conditions being satisfied). The securities constitute Additional Tier 1 capital as defined by APRA for capital adequacy purposes

6.

On 28 September 2011, ANZ issued convertible preference shares which will convert into ordinary shares of ANZ on 1 September 2019 at a 1% discount (subject to certain conditions being satisfied). If ANZ’s Common Equity Tier 1 capital ratio is equal to or less than 5.125% then the convertible preference shares will immediately convert into ANZ ordinary shares at a 1% discount subject to maximum conversion number. Subject to certain conditions, on and from 1 September 2017 the convertible preference shares are redeemable or convertible into ANZ ordinary shares (on similar terms to the mandatory conversion) by ANZ. The securities constitute Additional Tier 1 capital as defined by APRA for capital adequacy purposes

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	Share capital

Issued and quoted securities

		Issue price	Amount paid
	Number quoted	per share	up per share
Ordinary shares
As at 31 March 2013	2,743,728,688
Issued during the half year	26,371,727
Preference shares
As at 31 March 2013
Euro Trust Securities[1,2]	500,000	€1,000	€1,000

1.

On 13 December 2004, ANZ issued €500 million Trust Securities each comprising subordinated floating rate notes due 2053 stapled to a preference share. Subject to certain conditions, the securities are redeemable by the issuer on 15 December 2014. The securities constitute Additional Tier 1 capital as defined by APRA for capital adequacy purposes

2.

APRA has granted ANZ transitional capital treatment for all outstanding Tier 1 and Tier 2 capital securities. Transition will apply for the Euro Trust Securities (preference shares) until their first call date

13.	Shareholders’ equity

	Half Year			Movement
	Mar 13	Sep 12	Mar 12	Mar 13	Mar 13
	$M	$M	$M	v. Sep 12	v. Mar 12
Share capital
Balance at start of period	23,941	23,066	22,214	4%	8%
Ordinary share capital
Dividend reinvestment plan	451	704	757	-36%	-40%
Group employee share acquisition scheme[1]	20	83	45	-76%	-56%
Treasury shares in OnePath Australia[2]	27	57	21	-53%	29%
Group share option scheme	21	31	29	-32%	-28%

Total share capital	24,460	23,941	23,066	2%	6%

Foreign currency translation reserve
Balance at start of period	(2,831)	(2,830)	(2,418)	0%	17%
Currency translation adjustments net of hedges after tax	5	(1)	(412)	large	large

Total foreign currency translation reserve	(2,826)	(2,831)	(2,830)	0%	0%

Share option reserve[3]
Balance at start of period	54	44	50	23%	8%
Share based payments/(exercises)	—	10	(4)	-100%	-100%
Transfer of options/rights lapsed to retained earnings	(1)	—	(2)	n/a	-50%

Total share option reserve	53	54	44	-2%	20%

1.

As at 31 March 2013, there were 16,583,195 ANZEST Treasury shares outstanding (Sep 12: 15,673,505; Mar 12: 15,962,923). Shares in the Company which are purchased on-market by ANZEST Pty Ltd (trustee of ANZ employee share and option plans) or issued by the Company to ANZEST Pty Ltd are classified as Treasury shares (to the extent that they relate to unvested employee share-based awards)

2.

As at 31 March 2013, there were 12,076,540 OnePath Australia Treasury shares outstanding (Sep 12:13,081,042; Mar 12: 15,587,499). OnePath Australia purchases and holds shares in the Company to back policy liabilities in the life insurance statutory funds. These shares are also classified as Treasury shares

3.

The share option reserve arises on the grant of share options/deferred share rights/performance rights (“options and rights”) to selected employees under the ANZ Share Option Plan. Amounts are transferred from the share option reserve to other equity accounts when the options and rights are exercised and to retained earnings when lapsed or forfeited after vesting. Forfeited options and rights due to termination prior to vesting are credited to the income statement

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.	Shareholders’ equity, cont’d

	Half Year			Movement
	Mar 13	Sep 12	Mar 12	Mar 13	Mar 13
	$M	$M	$M	v. Sep 12	v. Mar 12
Available-for-sale revaluation reserve[4]
Balance at start of period	94	246	126	-62%	-25%
Gain/(loss) recognised after tax	15	85	108	-82%	-86%
Transferred to income statement	29	(237)	12	large	large

Total available-for-sale revaluation reserve	138	94	246	47%	-44%

Hedging reserve[5]
Balance at start of period	208	133	169	56%	23%
Gain/(loss) recognised after tax	(81)	68	(41)	large	98%
Transferred to income statement	3	7	5	-57%	-40%

Total hedging reserve	130	208	133	-38%	-2%

Transactions with non-controlling interests reserve
Balance at the start of the period	(23)	(23)	(22)	0%	5%
Transactions with non-controlling interests	—	—	(1)	n/a	-100%

Total transactions with non-controlling interests reserve	(23)	(23)	(23)	0%	0%

Total reserves	(2,528)	(2,498)	(2,430)	1%	4%

Retained earnings
Balance at start of period	19,728	18,758	17,787	5%	11%
Profit attributable to shareholders of the Company	2,940	2,742	2,919	7%	1%
Transfer of options/rights lapsed from share option reserve	1	—	2	n/a	-50%

Total available for appropriation	22,669	21,500	20,708	5%	9%
Actuarial gain/(loss) on defined benefit plans after tax[6]	(27)	(42)	(2)	-36%	large
Ordinary share dividends paid	(2,115)	(1,736)	(1,955)	22%	8%
Dividend income on Treasury shares held within the	10	10	14	0%	-29%
Group’s life insurance statutory funds
Preference share dividends paid	(3)	(4)	(7)	-25%	-57%

Retained earnings at end of period	20,534	19,728	18,758	4%	9%

Share capital and reserves attributable to shareholders of the Company	42,466	41,171	39,394	3%	8%
Non-controlling interests	53	49	49	8%	8%

Total shareholders’ equity	42,519	41,220	39,443	3%	8%

4.

The available-for-sale revaluation reserve arises on the revaluation of available-for-sale financial assets. Where a revalued financial asset is sold or impaired, that portion of the reserve which relates to that financial asset is realised and recognised in the income statement.

5.

The hedging reserve represents hedging gains and losses recognised on the effective portion of cash flow hedges. The cumulative deferred gain or loss on the hedge is recognised in the income statement when the hedged transaction impacts profit or loss, consistent with the applicable accounting policy

6.	ANZ has taken the option available under AASB 119 to recognise actuarial gains/losses on defined benefit superannuation plans directly in retained earnings

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14.	Contingent liabilities and contingent assets

There are outstanding court proceedings, claims and possible claims against the Group, the aggregate amount of which cannot readily be quantified. Appropriate legal advice has been obtained and, in the light of such advice, provisions as deemed necessary have been made. In some instances we have not disclosed the estimated financial impact as this may prejudice the interests of the Group.

Refer to Note 43 of the 2012 ANZ Annual Financial Statements for a description of current contingent liabilities and contingent assets.

•	Bank fees litigation

Litigation funder IMF (Australia) Ltd commenced a class action against ANZ in 2010, followed by a second, similar class action in March 2013. The separate actions are claimed to be on behalf of more than 40,000 ANZ customers for more than $50 million in fees claimed to have been charged to those customers. The case is at an early stage. ANZ is defending it. There is a risk that further claims could emerge in Australia or elsewhere. On 11 March 2013, litigation funder Litigation Lending Services (NZ) announced plans for a class action against banks in New Zealand for certain fees charged to New Zealand customers over the past six years.

•	Security recovery actions

Various claims have been made or are anticipated, arising from security recovery actions taken to resolve impaired assets over recent years. ANZ will defend these claims and any future claims.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15.	Note to the Cash Flow Statement

(a)	Reconciliation of profit after income tax to net cash provided by/(used in) operating activities

	Half Year
	Mar 13	Sep 12	Mar 12
	Inflows	Inflows	Inflows
	(Outflows)	(Outflows)	(Outflows)
	$M	$M	$M

Profit after income tax	2,940	2,742	2,919
Adjustments to reconcile to net cash provided by/(used in) operating activities
Provision for credit impairment	588	660	538
Impairment on available for sale assets transferred to profit and loss	3	7	37
Credit risk on intermediation trades	(48)	(21)	(52)
Depreciation and amortisation	384	372	351
(Profit)/loss on sale of businesses	(6)	(7)	3
Provision for employee entitlements, restructuring	182	483	315
and other provisions
Payments from provisions	(288)	(520)	(325)
(Profit)/loss on sale of premises and equipment	33	24	(1)
(Profit)/loss on sale of available-for-sale assets	(10)	(195)	(30)
Amortisation of discounts/premiums included in interest income	(6)	(5)	(2)
Share-based payments expense	101	92	97
Change in policy liabilities	1,992	692	1,757
Net derivatives/foreign exchange adjustment	713	(674)	(419)
Net (increase)/decrease in operating assets:
Trading securities	2,392	(7,307)	2,718
Liquid assets	(720)	634	(199)
Due from other banks	(121)	(2,729)	(1,527)
Loans and advances	(14,590)	(14,353)	(18,395)
Investments backing policy liabilities	(2,282)	(1,517)	(1,052)
Net derivative financial instruments	119	5,161	(427)
Interest receivable	(18)	8	(118)
Accrued income	(85)	49	(24)
Net tax assets	72	(88)	(437)
Net increase/(decrease) in operating liabilities:
Deposits and other borrowings	24,835	15,250	18,412
Due to other financial institutions	12,751	(544)	4,728
Payables and other liabilities	1,403	1,095	(886)
Interest payable	(124)	(295)	(104)
Accrued expenses	(103)	73	(528)
Other	(179)	89	(109)

Net cash provided by/(used in) operating activities	29,928	(824)	7,240

(b)	Reconciliation of cash and cash equivalents

Cash and cash equivalents at the end of the period as shown in the cash flow statement are reflected to the related items in the balance sheet as follows

Liquid assets	51,379	35,583	34,146
Due from other financial institutions	9,398	5,867	6,455

	60,777	41,450	40,601

(c)	Non-cash financing activities

Dividends satisfied by share issue	451	704	757
Dividends satisfied by bonus share issue	35	33	47

	486	737	804

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.	Segment analysis

(i) Description of segments

The Group operates on a divisional structure with Australia, International and Institutional Banking (IIB), New Zealand and Global Wealth being the major operating divisions. The IIB and Global Wealth divisions are co-ordinated globally.

Effective 1 October 2012, Corporate Banking Australia transferred to the Australia division from IIB, and comparatives have been restated accordingly.

(ii) Operating segments

Transactions between business units across segments within ANZ are conducted on an arms length basis.

	Half Year			Movement
	Mar 13	Sep 12	Mar 12	Mar 13	Mar 13
Segment Revenue	$M	$M	$M	v. Sep 12	v. Mar 12
Australia	3,869	3,778	3,578	2%	8%
International and Institutional Banking	3,271	3,171	3,256	3%	0%
New Zealand	1,051	1,051	1,044	0%	1%
Global Wealth	738	717	723	3%	2%

Group Centre	157	411	119	-62%	32%
Subtotal	9,086	9,128	8,720	0%	4%
Other[1]	(156)	(234)	97	-33%	large

Group total	8,930	8,894	8,817	0%	1%

	Half Year			Movement
	Mar 13	Sep 12	Mar 12	Mar 13	Mar 13
Segment Profit	$M	$M	$M	v. Sep 12	v. Mar 12
Australia	1,415	1,327	1,271	7%	11%
International and Institutional Banking	1,199	952	1,159	26%	3%
New Zealand	397	319	323	24%	23%
Global Wealth	203	169	177	20%	15%
Group Centre	(32)	167	(34)	large	-6%

Subtotal	3,182	2,934	2,896	8%	10%
Other[1]	(242)	(192)	23	26%	large

Group total	2,940	2,742	2,919	7%	1%

	Half Year			Movement
	Mar 13	Sep 12	Mar 12	Mar 13	Mar 13
Segment Assets	$M	$M	$M	v. Sep 12	v. Mar 12
Australia	264,974	256,805	250,514	3%	6%
International and Institutional Banking	284,861	266,886	245,861	7%	16%
New Zealand	73,073	71,913	68,946	2%	6%
Global Wealth	47,223	45,353	45,175	4%	5%
Group Centre	2,688	1,337	1,868	large	44%

Subtotal	672,819	642,294	612,364	5%	10%
Other[1,2]	(194)	(167)	(152)	16%	28%

Group total	672,625	642,127	612,212	5%	10%

1.

In evaluating the performance of the operating segments, certain items are removed from the operating segment results, where they are not considered integral to the ongoing performance of the segment and are evaluated separately. From 1 October 2012, management adopted a revised definition on when gains/losses would ordinarily be removed when assessing segment performance. Under the revised definition, gains and losses are adjusted where they are significant, or have the potential to be significant in any one period and are either non-core items not associated with the ongoing operations of the Group (such as changes in tax or accounting legislation); accounting items that represent timing differences that will reverse through earnings in the future; or accounting reclassifications between individual line items that do not impact reported results. Comparative information has been restated to reflect the revised definition. These items and the profit after tax impact are set out in part (iii) of this note

2.	Relates to Treasury shares held to support policy liabilities and policyholder related tax liabilities which are included in the Global Wealth segment assets for management reporting purposes

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.	Segment analysis, cont’d

(iii) Other items

The table below sets out the profit after tax impact of other items.

		Half Year
		Mar 13	Sep 12	Mar 12
		$M	$M	$M
Item (gains)/losses	Related segment
Treasury shares adjustment	Global Wealth	53	26	70
Revaluation of policy liabilities	Global Wealth	19	(35)	(6)
Economic hedging	IIB	192	207	22
Revenue and net investment hedges	Group Centre	16	10	(63)
Structured credit intermediation trades	IIB	(38)	(16)	(46)

Total profit after tax		242	192	(23)

17.	Changes in composition of the Group

There were no material entities acquired or disposed during the half year ended 31 March 2013.

18.	Investments in Associates

	Half Year
	Mar 13	Sep 12	Mar 12
	$M	$M	$M
Profit after income tax	211	229	166

Contributions to profit1

	Contribution to Group post-tax profit			Ownership interest held by Group
Associates	Half Year			As at
	Mar 13	Sep 12	Mar 12	Mar 13	Sep 12	Mar 12
	$M	$M	$M	%	%	%
P.T. Bank Pan Indonesia	38	57	30	39	39	39
Metrobank Card Corporation Inc	9	8	7	40	40	40
Bank of Tianjin[2]	44	35	37	18	18	20
AMMB Holdings Berhad	54	65	53	24	24	24
Shanghai Rural Commercial Bank	63	64	46	20	20	20
Saigon Securities Inc.[2]	—	—	(1)	18	18	18
Other associates	3	—	(6)	n/a	n/a	n/a

Profit after income tax	211	229	166

1.

The results differ from the published results of these entities due to the application of IFRS, Group Accounting Policies and acquisition adjustments. This amounted to a $1 million increase for the March 2013 half year (Sep 2012 half: $6 million increase; Mar 2012 half: $18 million reduction). Excludes gains or losses on disposal or valuation adjustments

2.	Significant influence was established via representation on the Board of Directors

19.	Related party disclosure

There have been no significant changes to the arrangements with related parties. Refer to Notes 46 and 47 of the 2012 Annual Financial Statements.

20.	Significant events since balance date

There are no significant events from 31 March 2013 to the date of signing of this report.

DIRECTORS’ DECLARATION AND RESPONSIBILITY STATEMENT

Directors’ Declaration

The Directors of Australia and New Zealand Banking Group Limited declare that:

1.	in the Directors’ opinion the Condensed Consolidated Financial Statements and Notes to the Condensed Consolidated Financial Statements are in accordance with the Corporations Act 2001, including;

•	section 304, that they comply with the Australian Accounting Standards and any further requirements of the Corporations Regulations 2001; and

•	section 305, that they give a true and fair view of the financial position of the Group as at 31 March 2013 and of its performance for the half year ended on that date; and

2.	in the Directors’ opinion as at the date of this declaration there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith, OBE
Chairman	Director

29 April 2013

Responsibility statement of the Directors in accordance with the Disclosure and Transparency Rule 4.2.10(3)(b) of the United Kingdom Financial Services Authority

The Directors of Australia and New Zealand Banking Group Limited confirm to the best of their knowledge that:

The Condensed Consolidated Financial Statements and Notes to the Condensed Consolidated Financial Statements for the half year ended 31 March 2013, Directors’ Report (including matters included by reference) and Directors’ Declaration as set out on pages 86 to 112 as well as the additional information on pages 127 to 133 includes a fair review of:

(i)	the important events that have occurred during the first six months of the financial year, and their impact on the Condensed Consolidated Financial Statements; and

(ii)	a description of the principal risks and uncertainties for the remaining six months of the financial year.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith, OBE
Chairman	Director

29 April 2013

AUDITOR’S REVIEW REPORT AND INDEPENDENCE DECLARATION

Independent auditor’s review report to the members of Australia and New Zealand Banking Group Limited

Report on the condensed consolidated financial statements

We have reviewed the accompanying half year condensed consolidated financial statements of Australia and New Zealand Banking Group Limited (the “Company”), which comprises the condensed consolidated balance sheet as at 31 March 2013, condensed consolidated income statement and condensed consolidated statement of comprehensive income, condensed consolidated statement of changes in equity and condensed consolidated cash flow statement for the half year ended on that date, notes 1 to 20 comprising a basis of preparation and other explanatory notes, and the directors’ declaration of the Group comprising the Company and the entities it controlled at the half year’s end or from time to time during the half year.

Directors’ responsibility for the half year condensed consolidated financial statements

The directors of the Company are responsible for the preparation of the half year condensed consolidated financial statements that give a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal controls as the directors determine is necessary to enable the preparation of the half year condensed consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express a conclusion on the half year condensed consolidated financial statements based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the half year condensed consolidated financial statements are not in accordance with the Corporations Act 2001 including: giving a true and fair view of the Group’s financial position as at 31 March 2013 and its performance for the half year ended on that date; and complying with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As auditor of Australia and New Zealand Banking Group Limited, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual report.

A review of a half year Condensed Consolidated Financial Statements consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the half year condensed consolidated financial statements of Australia and New Zealand Banking Group Limited are not in accordance with the Corporations Act 2001, including:

(a)	giving a true and fair view of the Group’s financial position as at 31 March 2013 and of its performance for the half year ended on that date; and

(b)	complying with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001.

KPMG	Andrew Yates
Melbourne	Partner

29 April 2013

Lead Auditor’s Independence Declaration under section 307C of the Corporations Act 2001

To: the directors of Australia and New Zealand Banking Group Limited

I declare that, to the best of my knowledge and belief, in relation to the review for the half year ended 31 March 2013, there have been:

(i)	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the review; and

(ii)	no contraventions of any applicable code of professional conduct in relation to the review.

KPMG	Andrew Yates
Melbourne	Partner

29 April 2013

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. Liability limited by a scheme approved under Professional Standards Legislation

AUDITOR’S REVIEW REPORT AND INDEPENDENCE DECLARATION

This page has been left blank intentionally

SUPPLEMENTARY INFORMATION

Four year summary by half year

	Mar 13	Sep 12	Mar 12	Sep 11	Mar 11	Sep 10	Mar 10	Sep 09
	$M	$M	$M	$M	$M	$M	$M	$M
Income Statement
Net interest income	6,236	6,126	5,984	5,848	5,652	5,623	5,239	4,988
Other operating income	2,850	3,002	2,736	2,529	2,856	2,592	2,328	2,339
Operating expense	(4,034)	(4,386)	(4,133)	(3,997)	(4,026)	(3,722)	(3,249)	(3,124)
Provision for credit impairment	(599)	(688)	(570)	(560)	(660)	(722)	(1,098)	(1,621)

Profit before income tax	4,453	4,054	4,017	3,820	3,822	3,771	3,220	2,582
Income tax expense	(1,266)	(1,118)	(1,117)	(1,073)	(1,094)	(1,040)	(920)	(720)
Non-controlling interests	(5)	(2)	(4)	(3)	(5)	(4)	(2)	2

Cash/underlying profit[1]	3,182	2,934	2,896	2,744	2,723	2,727	2,298	1,864
Adjustments to arrive at statutory profit[1]	(242)	(192)	23	(53)	(59)	(151)	(373)	(338)

Profit attributable to shareholders of the Company	2,940	2,742	2,919	2,691	2,664	2,576	1,925	1,526

Balance Sheet
Assets	672,625	642,127	612,212	594,488	537,447	531,739	506,708	476,987

Net assets	42,519	41,220	39,443	37,954	35,129	34,155	32,583	32,429

Ratios
Return on average ordinary shareholders’ equity	14.4%	13.7%	15.6%	14.9%	15.8%	15.5%	12.2%	10.3%
Return on average assets	0.90%	0.85%	0.95%	0.93%	0.97%	0.94%	0.76%	0.63%
Common Equity Tier 1 - APRA Basel 3	8.2%	8.0%	7.8%	7.5%	7.3%	n/a	n/a	n/a
Common Equity Tier 1 - Internationally Harmonised Basel 3	10.3%	10.0%	9.8%	9.5%	9.3%	n/a	n/a	n/a
Tier 1 capital - APRA Basel 2	n/a	10.8%	11.3%	10.9%	10.5%	10.1%	10.7%	10.6%
Total capital - APRA Basel 2	n/a	12.2%	12.6%	12.1%	12.1%	11.9%	13.0%	13.7%
Operating expenses to operating income	45.2%	49.3%	46.9%	48.0%	46.8%	46.3%	46.8%	44.5%
Operating expenses to operating income (cash/underlying)	44.4%	48.0%	47.4%	47.7%	47.3%	45.3%	42.9%	42.6%

Shareholder value - ordinary shares
Total return to shareholders
(share price movement plus dividends)	19.0%	9.6%	23.6%	(15.7%)	3.6%	(4.5%)	7.9%	58.0%
Market capitalisation	78,278	67,255	62,325	51,319	61,820	60,614	64,250	61,085
Dividend	73 cents	79 cents	66 cents	76 cents	64 cents	74 cents	52 cents	560 cents
Franked portion	100%	100%	100%	100%	100%	100%	100%	100%
Share price
- high	$29.46	$25.12	$23.68	$24.49	$25.96	$26.23	$25.72	$24.99
- low	$23.42	$20.26	$18.60	$17.63	$22.05	$19.95	$20.13	$14.90
- closing	$28.53	$24.75	$23.26	$19.52	$23.81	$23.68	$25.36	$24.39

Share information (per fully paid)
Earnings per share - basic	108.6c	102.6c	110.8c	104.0c	104.2c	102.1c	76.8	64.8c
Dividend payout ratio	68.2%	78.5%	60.8%	74.6%	62.5%	73.7%	68.7%	92.5%
Net tangible assets per ordinary share	$12.56	$12.22	$11.74	$11.44	$10.61	$10.38	$9.99	$11.02

Number of fully paid ordinary shares (M)	2,743.7	2,717.4	2,679.5	2,629.0	2,596.4	2,559.7	2,533.5	2,504.5
Other information
Permanent full time equivalent staff (FTE)	44,642	45,243	46,138	46,152	45,731	43,992	39,536	36,094
Temporary full time equivalent staff (FTE)	2,777	2,996	3,371	4,145	3,332	3,107	2,608	1,593

Total full time equivalent staff (FTE)	47,419	48,239	49,509	50,297	49,063	47,099	42,144	37,687

Number of shareholders	451,621	438,958	439,811	442,943	424,787	411,692	405,698	396,181

1.	Mar 2013 - Mar 2011 adjustments to arrive at Cash Profit. Sep 2010 – Sep 2009 adjustments to arrive at Underlying Profit

SUPPLEMENTARY INFORMATION

Capital management

		Basel 3	Basel 2
		Mar 13	Sep 12	Mar 12
Qualifying Capital		$M	$M	$M
Tier 1
Shareholders’ equity and non-controlling interests		42,519	41,220	39,443
Prudential adjustments to shareholders’ equity	Table 1	(958)	(3,857)	(3,170)

Gross Common Equity Tier 1 capital		41,561	37,363	36,273
Deductions	Table 2	(15,170)	(10,839)	(10,858)

Common Equity Tier 1 capital		26,391	26,524	25,415
Additional Tier 1 capital instruments		5,962	5,977	6,673
Transitional adjustment		(597)	—	—

Tier 1 capital		31,756	32,501	32,088

Tier 2
Tier 2 capital components	Table 3	6,062	6,887	6,930
Deductions		n/a	(2,814)	(3,217)

Tier 2 capital		6,062	4,073	3,713

Total qualifying capital		37,818	36,574	35,801

Capital adequacy ratios
Common Equity Tier 1		8.2%	8.8%	8.9%
Tier 1		9.8%	10.8%	11.3%
Tier 2		1.9%	1.4%	1.3%

Total		11.7%	12.2%	12.6%

Risk weighted assets	Table 4	322,582	300,119	284,836

SUPPLEMENTARY INFORMATION

Capital management, cont’d

	Basel 3	Basel 2
	Mar 13	Sep 12	Mar 12
	$M	$M	$M
Table 1: Prudential adjustments to shareholders’ equity
Treasury shares attributable to OnePath policy holders	253	280	337
Reclassification of preference share capital	(871)	(871)	(871)
Accumulated retained profits and reserves of insurance, funds management and securitisation entities[1]	(573)	(1,660)	(1,444)
Deferred fee revenue including fees deferred as part of loan yields	362	415	425
Hedging reserve	n/a	(208)	(133)
Available-for-sale reserve attributable to deconsolidated subsidiaries[2]	(105)	(94)	(246)
Dividend not provided for	n/a	(2,149)	(1,769)
Accrual for Dividend Reinvestment Plans	n/a	430	531
Other	(24)	—	—

Total	(958)	(3,857)	(3,170)

Table 2: Deductions from Common Equity Tier 1 capital
Unamortised goodwill & other intangibles (excluding OnePath Australia and New Zealand)	(3,717)	(3,052)	(3,017)
Intangible component of investments in OnePath Australia and New Zealand[3]	(2,075)	(2,074)	(2,071)
Capitalised software	(1,800)	(1,702)	(1,660)
Capitalised expenses including loan and lease origination fees	(884)	(850)	(761)
Applicable deferred net tax assets[4]	(990)	(301)	(92)
Expected losses in excess of eligible provisions[5]	(526)	(542)	(524)
Investment in ANZ insurance and funds management subsidiaries	(684)	(327)	(327)
Investment in OnePath Australia and New Zealand	(1,042)	(721)	(922)
Investment in banking associates	(2,956)	(1,070)	(1,118)
Other deductions[6]	(496)	(200)	(366)

Total	(15,170)	(10,839)	(10,858)

Table 3: Tier 2 capital
General reserve for impairment of financial assets	244	234	230
Perpetual subordinated notes	957	951	943
Subordinated debt	4,979	5,702	5,757
Less: Adjustment for third party holdings	(87)	—	—
Holdings of Tier 2 instruments in ANZ and other financial institutions	(31)	—	—
Deductions	—	(2,814)	(3,217)

Total	6,062	4,073	3,713

1.	Prior to 2013, included undistributed equity accounted earnings in associates
2.	Prior to 2013, the entire balance was excluded from capital
3.	Calculation based on prudential requirements
4.	From 2013, includes deferred tax on general reserve for impairment of financial assets
5.	From 2013, does not include adjustments for tax
6.	In 2013 includes Cash Flow Hedge Reserve

SUPPLEMENTARY INFORMATION

Capital management, cont’d

	Basel 3	Basel 2
	Mar 13	Sep 12	Mar 12
	$M	$M	$M
Table 4: Risk weighted assets
On balance sheet	199,121	190,210	186,122
Commitments	45,250	42,807	43,571
Contingents	10,174	9,962	9,546
Derivatives[1]	20,433	11,896	10,926

Total credit risk[2]	274,978	254,875	250,165
Market risk - Traded	6,850	4,664	4,201
Market risk - IRRBB	12,629	12,455	10,465
Operational risk	28,125	28,125	20,005

Total risk weighted assets	322,582	300,119	284,836

	Basel 3	Basel 2
	Mar 13	Sep 12	Mar 12
	$M	$M	$M

Table 5: Credit risk weighted assets by Basel asset class
Subject to Advanced IRB approach
Corporate[2]	114,700	111,796	101,280
Sovereign	4,382	4,088	4,669
Bank[2]	15,838	11,077	10,195
Residential mortgage	44,597	42,959	42,684
Qualifying revolving retail (credit cards)	7,234	7,092	7,610
Other retail	23,200	21,277	20,087

Credit risk weighted assets subject to Advanced IRB approach	209,951	198,289	186,525

Credit risk specialised lending exposures subject to slotting criteria	27,842	27,628	27,903

Subject to Standardised approach
Corporate	17,157	18,168	24,922
Residential mortgage	1,827	1,812	1,445
Qualifying revolving retail (credit cards)	2,068	2,028	1,933
Other retail	1,248	1,165	1,124

Credit risk weighted assets subject to Standardised approach	22,300	23,173	29,424

Credit Valuation Adjustment and Qualifying Central Counterparties	8,949	n/a	n/a

Credit risk weighted assets relating to securitisation exposures	2,549	1,170	1,225
Credit risk weighted assets relating to equity exposures	n/a	1,030	1,235
Other assets	3,387	3,585	3,853

Total credit risk weighted assets	274,978	254,875	250,165

1.	From 2013, includes impact of Credit Valuation Adjustment and Qualifying Central Counterparties
2.	From 2013, includes impact of the increase in asset value correlation with respect to large and unregulated financial institutions

SUPPLEMENTARY INFORMATION

Capital management, cont’d

	Collective Provision		Regulatory Expected Loss
	As at ($M)		As at ($M)
	Mar 13	Sep 12	Mar 13	Sep 12
Table 6: Collective provision and regulatory expected loss by division
Australia	1,090	1,073	2,377	2,309
International and Institutional Banking	1,239	1,224	1,123	1,270
New Zealand	385	413	792	814
Global Wealth	11	11	23	23
Group Centre	44	44	1	1

Cash collective provision and regulatory expected loss	2,769	2,765	4,316	4,417
Adjustments between statutory and cash	—	—	9	20

Collective provision and regulatory expected loss	2,769	2,765	4,325	4,437

	As at ($M)			Movement
	Mar 13	Sep 12	Mar 12	Mar 13	Mar 13
	$M	$M	$M	v. Sep 12	v. Mar 12
Table 7: Expected loss in excess of eligible provisions

Basel expected loss
Defaulted	1,976	2,168	2,130	-9%	-7%
Non-defaulted	2,349	2,269	2,304	4%	2%

	4,325	4,437	4,434	-3%	-2%

Less: Qualifying collective provision
Collective provision	(2,769)	(2,765)	(2,994)	0%	-8%
Non-qualifying collective provision	341	334	312	2%	9%
Standardised collective provision	245	269	296	-9%	-17%
Deferred tax asset	n/a	625	708	n/a	n/a

	(2,183)	(1,537)	(1,678)	42%	30%

Less: Qualifying individual provision
Individual provision	(1,543)	(1,773)	(1,714)	-13%	-10%
Standardised individual provision	249	268	300	-7%	-17%
Collective provision on advanced defaulted	(322)	(312)	(293)	3%	10%

	(1,616)	(1,817)	(1,707)	-11%	-5%

Gross deduction	526	1,083	1,049
50/50 deduction	n/a	542	524

SUPPLEMENTARY INFORMATION

Capital management, cont’d

Table 8: APRA Basel 3 Common Equity Tier 1

Half Year
Mar 13 vs Sep 12

APRA Basel 3 Common Equity Tier 1
Cash profit after preference share dividends	+101bps($3.2B	)
Risk weighted assets (excluding portfolio data review)
Portfolio growth and mix	-25bps
Risk migration and Expected Losses in excess of Eligible Provisions	0bps
Non-credit risk	-6bps
Capital retention in insurance businesses and associates	-7bps
Capitalised software and intangibles	-5bps
Other items	-6bps

Organic Capital Generation	+52bps

ANZ Wealth Refinance	+13bps
Other	+3bps

Capital initiatives and divestments	+16bps

Ordinary share dividends	-68bps
Dividends reinvested	+15bps

Ordinary share dividends net of reinvestment	-53bps

Other	+1bps

Total Common Equity Tier 1 movement	+16bps

March 2013 APRA Basel 3 Common Equity Tier 1	8.2%

SUPPLEMENTARY INFORMATION

Average balance sheet and related interest

Averages used in the following tables are predominantly daily averages. Interest income figures are presented on a tax-equivalent basis. Impaired loans are included under the interest earning asset category, ‘loans and advances’.

Intra-group interest earning assets and interest bearing liabilities are treated as external assets and liabilities for the geographic segments.

	Half year Mar 13			Half year Sep 12			Half year Mar 12
	Ave bal	Int	Rate	Ave bal	Int	Rate	Ave bal	Int	Rate
	$M	$M	%	$M	$M	%	$M	$M	%

Interest earning assets
Due from other financial institutions
Australia	3,204	52	3.3%	3,163	52	3.3%	3,403	73	4.3%
Asia Pacific, Europe & America	14,487	80	1.1%	12,740	93	1.5%	12,181	95	1.6%
New Zealand	1,479	6	0.8%	1,286	6	0.9%	1,732	10	1.2%
Regulatory Deposits[1]
Asia Pacific, Europe & America	939	3	0.7%	1,020	4	0.7%	1,031	4	0.7%
Trading and available-for-sale assets
Australia	36,511	605	3.3%	34,044	668	3.9%	33,092	704	4.3%
Asia Pacific, Europe & America	15,270	124	1.6%	14,778	128	1.7%	15,267	137	1.8%
New Zealand	9,786	180	3.7%	9,626	184	3.8%	8,127	168	4.1%
Loans and advances
Australia	312,158	9,841	6.3%	308,587	10,523	6.8%	295,540	10,877	7.4%
Asia Pacific, Europe & America	48,093	887	3.7%	44,145	915	4.1%	39,665	850	4.3%
New Zealand	78,101	2,333	6.0%	74,947	2,301	6.1%	73,041	2,271	6.2%
Other assets[1]
Australia	5,787	99	3.4%	4,699	86	3.7%	3,733	90	4.8%
Asia Pacific, Europe & America	27,019	61	0.4%	26,914	73	0.5%	19,695	94	1.0%
New Zealand	2,307	55	4.8%	2,212	65	5.9%	2,255	67	5.9%
Intragroup assets
Australia	1,907	217	22.8%	3,714	269	14.5%	4,920	307	12.5%
Asia Pacific, Europe & America	8,718	1	0.0%	7,696	(5)	-0.1%	6,891	(19)	-0.6%

	565,766	14,544		549,571	15,362		520,573	15,728
Intragroup elimination	(10,625)	(218)		(11,410)	(264)		(11,811)	(288)

	555,141	14,326	5.2%	538,161	15,098	5.6%	508,762	15,440	6.1%

Non-interest earning assets
Derivatives
Australia	32,978			39,210			33,774
Asia Pacific, Europe & America	5,193			4,444			5,122
New Zealand	6,758			9,979			9,969
Premises and equipment	2,082			2,069			2,101
Insurance assets	30,216			29,848			30,097
Other assets	27,189			23,268			27,165
Provisions for credit impairment
Australia	(2,846)			(3,087)			(2,987)
Asia Pacific, Europe & America	(767)			(758)			(828)
New Zealand	(843)			(875)			(895)

	99,960			104,098			103,518

Total average assets	655,101			642,259			612,280

1.	Previously Regulatory deposits were included in Other assets. In the current period these have been presented separately and comparative information has been restated accordingly

SUPPLEMENTARY INFORMATION

	Half year Mar 13			Half year Sep 12			Half year Mar 12
	Ave bal	Int	Rate	Ave bal	Int	Rate	Ave bal	Int	Rate
	$M	$M	%	$M	$M	%	$M	$M	%

Interest bearing liabilities
Time deposits
Australia	134,895	2,803	4.2%	138,964	3,354	4.8%	130,046	3,468	5.3%
Asia Pacific, Europe & America	70,817	333	0.9%	65,372	373	1.1%	55,915	368	1.3%
New Zealand	28,654	569	4.0%	28,188	571	4.1%	27,774	560	4.0%
Savings deposits
Australia	23,564	424	3.6%	22,242	428	3.8%	21,316	433	4.1%
Asia Pacific, Europe & America	4,968	12	0.5%	4,250	12	0.6%	4,311	12	0.6%
New Zealand	6,225	106	3.4%	4,743	79	3.3%	2,772	40	2.9%
Other demand deposits
Australia	82,892	1,217	2.9%	77,993	1,341	3.4%	77,169	1,505	3.9%
Asia Pacific, Europe & America	10,432	16	0.3%	9,763	14	0.3%	9,872	15	0.3%
New Zealand	15,683	195	2.5%	15,159	194	2.6%	15,111	197	2.6%
Due to other financial institutions
Australia	10,084	137	2.7%	8,201	127	3.1%	6,416	133	4.1%
Asia Pacific, Europe & America	24,325	82	0.7%	22,890	97	0.8%	20,357	84	0.8%
New Zealand	1,481	14	1.9%	2,028	19	1.9%	1,673	13	1.6%
Commercial paper
Australia	8,400	139	3.3%	9,376	188	4.0%	13,977	322	4.6%
New Zealand	4,395	67	3.1%	4,176	69	3.3%	3,161	54	3.4%
Borrowing corporations’ debt
Australia	81	3	7.7%	158	5	6.3%	282	9	6.4%
New Zealand	1,165	27	4.6%	1,155	27	4.7%	1,094	27	4.9%
Loan capital, bonds and notes
Australia	64,881	1,497	4.6%	65,093	1,692	5.2%	62,147	1,769	5.7%
Asia Pacific, Europe & America	1,142	11	1.9%	118	1	1.7%	59	1	3.4%
New Zealand	13,692	332	4.9%	12,851	331	5.2%	13,706	333	4.9%
Other liabilities[1]
Australia	1,616	116	n/a	1,083	67	n/a	3,037	139	n/a
Asia Pacific, Europe & America	1,647	19	n/a	1,592	32	n/a	1,197	20	n/a
New Zealand	329	7	n/a	183	(49)	n/a	218	(46)	n/a
Intragroup liabilities
New Zealand	10,625	218	4.1%	11,410	264	4.6%	11,811	288	4.9%

	521,993	8,344		506,988	9,236		483,421	9,744
Intragroup elimination	(10,625)	(218)		(11,410)	(264)		(11,811)	(288)

	511,368	8,126	3.2%	495,578	8,972	3.6%	471,610	9,456	4.0%

Non-interest bearing liabilities
Deposits
Australia	5,416			5,094			5,112
Asia Pacific, Europe & America	2,765			2,481			2,293
New Zealand	4,143			3,751			3,976
Derivatives
Australia	29,419			35,325			27,331
Asia Pacific, Europe & America	5,550			4,864			5,223
New Zealand	6,723			9,381			9,034
Insurance Liabilities	29,891			28,805			27,968
External unit holder liabilities (life insurance funds)	3,949			4,525			5,033
Other liabilities	14,111			11,649			16,379

	101,967			105,875			102,349

Total average liabilities	613,335			601,453			573,959

1.	Includes foreign exchange swap costs

SUPPLEMENTARY INFORMATION

	Half Year
	Mar 13	Sep 12	Mar 12
	$M	$M	$M

Total average assets
Australia	435,205	433,578	417,450
Asia Pacific, Europe & America	128,441	118,569	108,114
New Zealand	102,080	101,522	98,527
less intragroup elimination	(10,625)	(11,410)	(11,811)

	655,101	642,259	612,280

% of total average assets attributable to overseas activities	33.9%	33.1%	32.6%

Average interest earning assets
Australia	359,567	354,207	340,688
Asia Pacific, Europe & America	114,526	107,293	94,730
New Zealand	91,673	88,071	85,155
less intragroup elimination	(10,625)	(11,410)	(11,811)

	555,141	538,161	508,762

Total average liabilities
Australia	405,565	405,635	391,639
Asia Pacific, Europe & America	123,831	112,761	102,364
New Zealand	94,564	94,467	91,767
less intragroup elimination	(10,625)	(11,410)	(11,811)

	613,335	601,453	573,959

% of total average liabilities attributable to overseas activities	33.9%	32.6%	31.8%

Average interest bearing liabilities
Australia	326,413	323,110	314,390
Asia Pacific, Europe & America	113,331	103,985	91,711
New Zealand	82,249	79,893	77,320
less intragroup elimination	(10,625)	(11,410)	(11,811)

	511,368	495,578	471,610

Total average shareholders’ equity[1]
Ordinary share capital, reserves and retained earnings	40,895	39,935	37,450
Preference share capital	871	871	871

	41,766	40,806	38,321

Total average liabilities and shareholders’ equity	655,101	642,259	612,280

1.

Average shareholders’ equity includes OnePath Australia shares that are eliminated from the closing shareholders’ equity balance of $253 million for March 2013 (Sep 2012: $280 million; Mar 2012: $337 million)

SUPPLEMENTARY INFORMATION

	Half Year
	Mar 13	Sep 12	Mar 12
	%	%	%

Gross earnings rate[1]
Australia	6.03	6.55	7.07
Asia Pacific, Europe & America	2.02	2.25	2.45
New Zealand	5.63	5.81	5.91
Total Group	5.18	5.61	6.07

Interest spread and net interest average margin may be analysed as follows:

Australia
Net interest spread	2.14	2.09	2.13
Interest attributable to net non-interest bearing items	0.36	0.39	0.38

Net interest margin - Australia	2.50	2.48	2.51

Asia Pacific, Europe & America
Net interest spread	1.19	1.24	1.36
Interest attributable to net non-interest bearing items	0.01	0.03	0.03

Net interest margin - Asia Pacific, Europe & America	1.20	1.27	1.39

New Zealand
Net interest spread	1.89	2.04	2.12
Interest attributable to net non-interest bearing items	0.38	0.35	0.35

Net interest margin - New Zealand	2.27	2.39	2.47

Group
Net interest spread	1.99	1.99	2.06
Interest attributable to net non-interest bearing items	0.25	0.29	0.29

Net interest margin	2.24	2.28	2.35

Net interest margin (excluding Global Markets)	2.65	2.67	2.75

1.	Average interest rate received on average interest earning assets

SUPPLEMENTARY INFORMATION

Exchange rates

Major exchange rates used in translation of results of offshore controlled entities and branches and investments in associates were as follows:

	Balance sheet			Profit & Loss Average
	As at			Half Year
	Mar 13	Sep 12	Mar 12	Mar 13	Sep 12	Mar 12
Chinese Yuan	6.4793	6.5848	6.5530	6.4746	6.4923	6.5376
Euro	0.8152	0.8092	0.7791	0.7938	0.8071	0.7758
Great British Pound	0.6886	0.6437	0.6510	0.6574	0.6475	0.6569
Indian Rupee	56.738	55.171	53.414	56.240	55.756	52.143
Indonesian Rupiah	10,127.4	10,022.6	9,548.1	10,034.1	9,619.9	9,332.8
Malaysian Ringgit	3.2351	3.2077	3.1890	3.1876	3.1927	3.2068
New Zealand Dollar	1.2469	1.2529	1.2697	1.2533	1.2808	1.2959
Papua New Guinea Kina	2.2297	2.1773	2.1579	2.1850	2.1191	2.2124
United States Dollar	1.0424	1.0462	1.0401	1.0387	1.0237	1.0320

SUPPLEMENTARY INFORMATION

Derivative financial instruments

Derivatives

Derivative instruments are contracts whose value is derived from one or more underlying financial instruments or indices. They include swaps, forward rate contracts, futures, options and combinations of these instruments. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading activities. Derivatives are also used to manage the Group’s own exposure to fluctuations in foreign exchange and interest rates as part of its asset and liability management activities. Derivatives are subject to the same types of credit and market risk as other financial instruments, and the Group manages these risks in a consistent manner.

The following table provides an overview of the Group’s exchange rate, interest rate, commodity and credit derivatives. It includes all contracts, both trading and hedging.

Notional principal amount is the face value of the contract and represents the volume of outstanding transactions. Fair value is the net position of contracts with positive market values and negative market values.

	As at 31 March 2013			As at 30 September 2012
	Notional	Total fair value		Notional	Total fair value
	Principal			Principal
	amount	Assets	Liabilities	amount	Assets	Liabilities
	$M	$M	$M	$M	$M	$M

Foreign exchange contracts
Spot and forward contracts	419,509	5,044	(5,567)	390,756	4,147	(5,336)
Swap agreements	311,885	6,572	(10,503)	280,664	7,863	(11,685)
Futures contracts	676	117	(108)	954	99	(134)
Options purchased	60,166	1,282	—	66,348	1,228	—
Options sold	73,605	—	(1,239)	71,318	—	(1,091)

	865,841	13,015	(17,417)	810,040	13,337	(18,246)

Commodity contracts
Derivative contracts	23,383	1,096	(770)	34,820	1,600	(1,803)

Interest rate contracts
Forward rate agreements	182,042	12	(13)	240,576	24	(23)
Swap agreements	1,911,250	25,898	(25,074)	1,583,257	32,284	(30,745)
Futures contracts	189,884	337	(369)	113,974	157	(176)
Options purchased	16,691	918	—	26,040	963	—
Options sold	25,762	—	(1,000)	35,367	—	(1,116)

	2,325,629	27,165	(26,456)	1,999,214	33,428	(32,060)

Credit default swaps
Structured credit derivatives purchased[1]	4,495	203	—	7,634	243	—
Other credit derivatives purchased[2]	11,877	159	(134)	11,632	277	(62)

Total credit derivatives purchased	16,372	362	(134)	19,266	520	(62)

Structured credit derivatives sold[1]	4,495	—	(246)	7,634	—	(346)
Other credit derivatives sold[2]	10,706	62	(47)	10,870	44	(122)

Total credit derivatives sold	15,201	62	(293)	18,504	44	(468)

	31,573	424	(427)	37,770	564	(530)

Total	3,246,426	41,700	(45,070)	2,881,844	48,929	(52,639)

1.	Refer page 78
2.

The notional amounts comprise vanilla credit default swap transactions including credit indices such as Itraxx (Europe and Australia) and CDX. In the case of back-to-back deals, where a risk position from one counterparty is “closed out” with another counterparty, the notional amounts are not netted down in the above table. For example, ANZ may sell credit protection over a particular corporate bond (or reference asset) to a counterparty and simultaneously offset that credit exposure by buying credit protection over the same corporate bond (or reference asset) from another counterparty. Netting may only occur when there is an offsetting deal with the same counterparty. These credit default swap trades are transacted in conjunction with other financial instruments by reference to the traded market risk limit framework which includes VaR, name and rating specific concentration limits, sensitivity limits and stress testing limits. VaR disclosures are set out on page 50

SUPPLEMENTARY INFORMATION

Principal risks and uncertainties

1.	Introduction

The Group’s activities are subject to risks that can adversely impact its business, operations and financial condition. The risks and uncertainties described below are not the only ones that the Group may face. Additional risks and uncertainties that the Group is unaware of, or that the Group currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, the Group’s business, operations, financial condition, or reputation could be materially and adversely affected, with the result that the trading price of the Group’s equity or debt securities could decline, and investors could lose all or part of their investment.

2.	Changes in general business and economic conditions, including disruption in regional or global credit and capital markets, may adversely affect the Group’s business, operations and financial condition

The Group’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it operates or trades, i.e. Australia, New Zealand, the Asia Pacific region, Europe and the United States of America. The Group’s business, operations, and financial condition can be negatively affected by changes to these economic and business conditions.

The economic and business conditions that prevail in the Group’s major operating and trading markets are affected by domestic and international economic events, political events and natural disasters, and by movements and events that occur in global financial markets.

The global financial crisis saw a sudden and prolonged dislocation in credit and equity capital markets, a contraction in global economic activity and the creation of many challenges for financial services institutions worldwide that still persist in many regions. Sovereign risk and its potential impact on financial institutions in Europe and globally subsequently emerged as a significant risk to the growth prospects of the various regional economies and the global economy. The impact of the global financial crisis and its aftermath (such as heightened sovereign risk) continue to affect regional and global economic activity, confidence and capital markets.

The economic effects of the global financial crisis and the European sovereign debt crisis have been widespread and far-reaching with unfavourable ongoing impacts on retail spending, personal and business credit growth, housing credit, and business and consumer confidence. While some of these economic factors have since improved, lasting impacts from the global financial crisis and subsequent volatility in financial markets and the European sovereign debt crisis suggest ongoing vulnerability and potential adjustment of consumer and business behaviour.

A sovereign debt crisis could have serious implications for the European Union and the euro which, depending on the circumstances in which they take place and the countries and currencies affected, could adversely impact the Group’s business operations and financial condition. Likewise, if one or more European countries re-introduce national currencies, and the Euro destabilises, the Group’s business operations could be disrupted by currency fluctuations and difficulties in hedging against such fluctuations. The New Zealand economy is also vulnerable to more volatile markets and deteriorating funding conditions. Economic conditions in Australia, New Zealand, and some Asia Pacific countries remain difficult for many businesses.

Should the difficult economic conditions described above persist or worsen, asset values in the housing, commercial or rural property markets could decline, unemployment could rise and corporate and personal incomes could suffer. Also, deterioration in global markets, including equity, property, currency and other asset markets, could impact the Group’s customers and the security the Group holds against loans and other credit exposures, which may impact its ability to recover some loans and other credit exposures.

All or any of the negative economic and business impacts described above could cause a reduction in demand for the Group’s products and services and/or an increase in loan and other credit defaults and bad debts, which could adversely affect the Group’s business, operations, and financial condition.

The Group’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit and funding costs) could be incurred because of adverse changes in the economy, general business conditions or the operating environment in the countries in which it operates.

Other economic and financial factors or events which may adversely affect the Group’s performance and results, include, but are not limited to, the level of and volatility in foreign exchange rates and interest rates, changes in inflation and money supply, fluctuations in both debt and equity capital markets, declining commodity prices due to, for example, reduced demand in Asia, especially North Asia/China, and decreasing consumer and business confidence.

Geopolitical instability, such as threats of, potential for, or actual conflict, occurring around the world, such as the ongoing unrest and conflicts in Syria, North Korea and the Middle East, may also adversely affect global financial markets, general economic and business conditions and the Group’s ability to continue operating or trading in a country, which in turn may adversely affect the Group’s business, operations, and financial condition.

Natural disasters such as (but not restricted to) cyclones, floods and earthquakes, and the economic and financial market implications of such disasters on domestic and global conditions can adversely impact the Group’s ability to continue operating or trading in the country or countries directly or indirectly affected, which in turn may adversely affect the Group’s business, operations and financial condition. For more specific risks in relation to earthquakes and the Christchurch earthquakes, see the risk factor entitled “The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition”.

3.	Changes in exchange rates may adversely affect the Group’s business, operations and financial condition

The previous appreciation in and continuing relatively high level of the Australian and New Zealand dollars relative to other currencies has adversely affected, and could continue to have an adverse effect on, certain portions of the Australian and New Zealand economies, including some agricultural exports, tourism, manufacturing, retailing subject to internet competition, and import-competing producers. Recently, commodity prices have fallen and the Australian and New Zealand dollars have remained high, removing some of the traditional “natural hedge” the currencies have played for commodity producers and the broader economy. A depreciation in the Australian or New Zealand dollars relative to other currencies would increase the debt service obligations in Australia or New Zealand dollar terms of unhedged exposures. Appreciation of the Australian dollar against the New Zealand dollar, the United States dollar and other currencies has a negative earnings translation effect, and future appreciation could have a greater negative impact, on the Group’s results from its other non-Australian businesses, particularly its New Zealand and Asian businesses, which are largely based on non-Australian dollar revenues. The Group has put in place hedges to partially mitigate the impact of currency appreciation, but notwithstanding this, there can be no assurance that the Group’s hedges will be sufficient or effective, and any further appreciation could have an adverse impact upon the Group’s earnings.

SUPPLEMENTARY INFORMATION

4.	Competition may adversely affect the Group’s business, operations and financial condition, especially in Australia, New Zealand and the Asian markets in which it operates

The markets in which the Group operates are highly competitive and could become even more so, particularly in those countries and segments that are considered to provide higher growth prospects or are in greatest demand (for example, customer deposits or the Asian region). Factors that contribute to competition risk include industry regulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods, increased diversification of products by competitors, and regulatory changes in the rules governing the operations of banks and non-bank competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic payments systems, mortgages and credit cards. In addition, banks organised in jurisdictions outside Australia and New Zealand are subject to different levels of regulation and consequently some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in the Group’s net interest margins, or increased advertising and related expenses to attract and retain customers.

Additionally, the Australian Government announced in late 2010 a set of measures with the stated purpose of promoting a competitive and sustainable banking system in Australia. Any regulatory or behavioural change that occurs in response to this policy shift could have the effect of limiting or reducing the Group’s revenue earned from its banking products or operations. These regulatory changes could also result in higher operating costs. A reduction or limitation in revenue or an increase in operating costs could adversely affect the Group’s profitability.

The effect of competitive market conditions, especially in the Group’s main markets and products, may lead to erosion in the Group’s market share or margins, and adversely affect the Group’s business, operations and financial condition.

5.	Changes in monetary policies may adversely affect the Group’s business, operations and financial condition

Central monetary authorities (including the Reserve Bank of Australia (“RBA”) and the Reserve Bank of New Zealand (“RBNZ”), the United States Federal Reserve and the monetary authorities in the Asian jurisdictions in which ANZ carries out business) set official interest rates or take other measures to affect the demand for money and credit in their relevant jurisdictions (in some Asian jurisdictions currency policy is used to influence general business conditions and the demand for money and credit). These policies can significantly affect the Group’s cost of funds for lending and investing and the return that the Group will earn on those loans and investments. Both these factors impact the Group’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of the central monetary authorities can also affect the Group’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in such policies are difficult to predict.

6.	Sovereign risk may destabilise global financial markets adversely affecting all participants, including the Group

Sovereign risk, or the risk that foreign governments will default on their debt obligations, increase borrowings as and when required or be unable to refinance their debts as they fall due or nationalise participants in their economy, has emerged as a risk to the recovery prospects of many economies. This risk is particularly relevant to a number of European countries though it is not limited to these places and includes the United States. Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to or worse than those currently being experienced or which were experienced during the global financial crisis. Such an event could destabilise global financial markets adversely affecting all participants, including the Group.

7.	The Group is exposed to liquidity and funding risk, which may adversely affect its business, operations and financial condition

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows.

Reduced liquidity could lead to an increase in the cost of the Group’s borrowings and possibly constrain the volume of new lending, which could adversely affect the Group’s profitability. A significant deterioration in investor confidence in the Group could materially impact the Group’s cost of borrowing, and the Group’s ongoing operations and funding.

The Group raises funding from a variety of sources including customer deposits and wholesale funding in Australia and offshore markets to ensure that it continues to meet its funding obligations and to maintain or grow its business generally. In times of systemic liquidity stress, in the event of damage to market confidence in the Group or in the event that funding inside or outside of Australia is not available or constrained, the Group’s ability to access sources of funding and liquidity may be constrained and it will be exposed to liquidity risk. In any such cases, ANZ may be forced to seek alternative funding. The availability of such alternative funding, and the terms on which it may be available, will depend on a variety of factors, including prevailing market conditions and ANZ’s credit ratings. Even if available, the cost of these alternatives may be more expensive or on unfavourable terms.

Since the global financial crisis, developments in the U.S. mortgage industry and in the U.S. and European markets more generally, including recent European sovereign debt concerns, did adversely affect the liquidity in global capital markets and increased funding costs. Future deterioration in market conditions may limit the Group’s ability to replace maturing liabilities and access funding in a timely and cost-effective manner necessary to fund and grow its business.

8.	The Group is exposed to the risk that its credit ratings could change, which could adversely affect its ability to raise capital and wholesale funding

ANZ’s credit ratings have a significant impact on both its access to, and cost of, capital and wholesale funding. Credit ratings are not a recommendation by the relevant rating agency to invest in securities offered by ANZ. Credit ratings may be withdrawn, subject to qualifiers, revised, or suspended by the relevant credit rating agency at any time and the methodologies by which they are determined may be revised. A downgrade or potential downgrade to ANZ’s credit rating may reduce access to capital and wholesale debt markets, potentially leading to an increase in funding costs, as well as affecting the willingness of counterparties to transact with it.

In addition, the ratings of individual securities (including, but not limited to, certain Tier 1 capital and Tier 2 capital securities) issued by ANZ (and banks globally) could be impacted from time to time by changes in the ratings methodologies used by rating agencies. Ratings agencies may also revise their methodologies in response to legal or regulatory changes or other market developments.

SUPPLEMENTARY INFORMATION

9.	The Group may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

The Group’s capital base is critical to the management of its businesses and access to funding. The Group is required by regulators including, but not limited to, APRA, RBNZ, the UK Financial Services Authority, U.S. regulators and regulators in various Asia Pacific jurisdictions (such as the Hong Kong Monetary Authority and the Monetary Authority of Singapore) where the Group has operations, to maintain adequate regulatory capital.

Under current regulatory requirements, risk-weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from lower profits in times of stress. As a result, greater volatility in capital ratios may arise and may require the Group to raise additional capital. There can be no certainty that any additional capital required would be available or could be raised on reasonable terms.

The Group’s capital ratios may be affected by a number of factors, such as lower earnings (including lower dividends from its deconsolidated subsidiaries including its insurance and funds management businesses and associates), increased asset growth, changes in the value of the Australian dollar against other currencies in which the Group operates (particularly the New Zealand dollar and U.S. dollar) that impacts risk weighted assets or the foreign currency translation reserve and changes in business strategy (including acquisitions and investments or an increase in capital intensive businesses).

Global and domestic regulators have released proposals, including the Basel 3 proposals, to strengthen, among other things, the liquidity and capital requirements of banks, funds management entities, and insurance entities. These proposals, together with any risks arising from any regulatory changes, are described below in the risk factor entitled “Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition”.

10.	The Group is exposed to credit risk, which may adversely affect its business, operations and financial condition

As a financial institution, the Group is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, or natural disasters, could cause customers or counterparties to fail to meet their obligations in accordance with agreed terms. For example, our customers and counterparties in the natural resources sector could be adversely impacted in the event of a prolonged slowdown in the Chinese economy. Also, our customers and counterparties in the agriculture, tourism and manufacturing industries have been and may continue to be adversely impacted by the sustained strength of the Australian and New Zealand dollar relative to other currencies. The Group holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to the Group’s financial condition and results, requires difficult, subjective and complex judgments, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate or if the Group fails to analyse the information correctly, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on the Group’s business, operations and financial condition.

In addition, in assessing whether to extend credit or enter into other transactions with customers, the Group relies on information provided by or on behalf of customers, including financial statements and other financial information. The Group may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. The Group’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

11.	An increase in the failure of third parties to honor their commitments in connection with the Group’s trading, lending, derivatives and other activities may adversely affect its business, operations and financial condition

The Group is exposed to the potential risk of credit-related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organisation, the Group assumes counterparty risk in connection with its lending, trading, derivatives and other businesses where it relies on the ability of a third party to satisfy its financial obligations to the Group on a timely basis. The Group is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

The risk of credit-related losses may also be increased by a number of factors, including deterioration in the financial condition of the economy, a sustained high level of unemployment, a deterioration of the financial condition of the Group’s counterparties, a reduction in the value of assets the Group holds as collateral, and a reduction in the market value of the counterparty instruments and obligations it holds.

For example, the Group is directly and indirectly exposed to the Australian mining sector and mining-related contractors and industries. Should commodity prices materially decrease due to, for example, reduced demand in Asia, especially North Asia/China, and/or mining activity, demand for resources, or corporate investment in the mining sector suffer material decreases from historical levels, the amount of new lending the Group is able to write may be adversely affected, and the weakening of the sector could be of sufficient magnitude to lead to an increase in lending losses from this sector.

Credit losses can and have resulted in financial services organisations realising significant losses and in some cases failing altogether. Should material unexpected credit losses occur to the Group’s credit exposures, it could have an adverse effect on the Group’s business, operations and financial condition.

12.	Weakening of the real estate markets in Australia, New Zealand or other markets where the Group does business may adversely affect its business, operations and financial condition

Residential, commercial and rural property lending, together with property finance, including real estate development and investment property finance, constitute important businesses to the Group.

A decrease in property valuations in Australia, New Zealand or other markets where it does business could decrease the amount of new lending the Group is able to write and/or increase the losses that the Group may experience from existing loans, which, in either case, could materially and adversely impact the Group’s financial condition and results of operations. A significant slowdown in the Australian and New Zealand housing markets or in other markets where it does business could adversely affect the Group’s business, operations and financial conditions.

SUPPLEMENTARY INFORMATION

13.	The Group is exposed to market risk which may adversely affect its business, operations and financial condition

The Group is subject to market risk, which is the risk to the Group’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, equity prices and indices, prices of commodities, debt securities and other financial contracts, including derivatives. Losses arising from these risks may have a material adverse effect on the Group. As the Group conducts business in several different currencies, its businesses may be affected by a change in currency exchange rates. Additionally, as the Group’s annual and interim reports are prepared and stated in Australian dollars, any appreciation in the Australian dollar against other currencies in which the Group earns revenues (particularly to the New Zealand dollar and U.S. dollar) may adversely affect the reported earnings.

The profitability of the Group’s funds management and insurance businesses is also affected by changes in investment markets and weaknesses in global securities markets.

14.	The Group is exposed to the risks associated with credit intermediation and financial guarantors which may adversely affect its business, operations and financial condition

The Group entered into a series of structured credit intermediation trades from 2004 to 2007. The Group sold protection using credit default swaps over these structures and then, to mitigate risk, purchased protection via credit default swaps over the same structures from eight U.S. financial guarantors. The underlying structures involve credit default swaps (“CDSs”) over synthetic collateralised debt obligations (“CDOs”), portfolios of external collateralised loan obligations (“CLOs”) or specific bonds/floating rate notes (“FRNs”).

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the global financial crisis, movements in valuations of these positions were not significant and the credit valuation adjustment (“CVA”) charge on the protection bought from the non-collateralised financial guarantors was minimal.

During and after the global financial crisis, the market value of the structured credit transactions increased and the financial guarantors were downgraded. The combined impact of this was to increase the CVA charge on the purchased protection from financial guarantors. Volatility in the market value and hence CVA will continue to persist given the volatility in credit spreads and USD/AUD rates.

Credit valuation adjustments are included as part of the Group’s profit and loss statement, and accordingly, increases in the CVA charge or volatility in that charge could adversely affect the Group’s profitability.

15.	The Group is exposed to operational risk, which may adversely affect its business, operations and financial condition

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. This definition includes legal risk, and the risk of reputational loss or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

Loss from operational risk events could adversely affect the Group’s financial results. Such losses can include fines, penalties, loss or theft of funds or assets, legal costs, customer compensation, loss of shareholder value, reputational loss, loss of life or injury to people, and loss of property and/or information.

Operational risk is typically classified into the risk event type categories to measure and compare risks on a consistent basis. Examples of operational risk events according to category are as follows:

•	internal fraud: risk that fraudulent acts are planned, initiated or executed by employees (permanent, temporary or contractors) from inside ANZ, e.g., rogue trader;

•	external fraud: fraudulent acts or attempts which originate from outside ANZ, e.g., valueless checks, counterfeit credit cards, loan applications in false names and stolen identity;

•	employment practices & workplace safety: employee relations, diversity and discrimination, and health and safety risks to ANZ employees;

•	clients, products & business practices: risk of market manipulation, product defects, incorrect advice, money laundering and misuse of customer information;

•	business disruption (including systems failure): risk that ANZ’s banking operating systems are disrupted or fail. At ANZ, technology risks are key operational risks which fall under this category;

•	damage to physical assets: risk that a natural disaster or terrorist or vandalism attack damages ANZ’s buildings or property; and

•

execution, delivery & process management: risk that ANZ experiences losses as a result of data entry errors, accounting errors, vendor, supplier or outsource provider errors, or failed mandatory reporting.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect the Group’s financial results.

16.	Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt the Group’s business which may adversely affect its business, operations and financial condition

The Group is highly dependent on information systems and technology and there is a risk that these, or the services the Group uses or is dependent upon, might fail, including because of unauthorised access or use.

Most of the Group’s daily operations are computer-based and information technology systems are essential to maintaining effective communications with customers. The exposure to systems risks includes the complete or partial failure of information technology systems or data centre infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments and the capacity of the existing systems to effectively accommodate growth, prevent unauthorised access and integrate existing and future acquisitions and alliances.

SUPPLEMENTARY INFORMATION

To manage these risks, the Group has disaster recovery and information technology governance in place. However, any failure of these systems could result in business interruption, customer dissatisfaction and ultimately loss of customers, financial compensation, damage to reputation and/or a weakening of the Group’s competitive position, which could adversely impact the Group’s business and have a material adverse effect on the Group’s financial condition and operations.

In addition, the Group has an ongoing need to update and implement new information technology systems, in part to assist it to satisfy regulatory demands, ensure information security, enhance computer-based banking services for the Group’s customers and integrate the various segments of its business. The Group may not implement these projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of the Group’s information security controls or a decrease in the Group’s ability to service its customers.

17.	The Group is exposed to risks associated with information security, which may adversely affect its financial results and reputation

Information security means protecting information and information systems from unauthorised access, use, disclosure, disruption, modification, perusal, inspection, recording or destruction. As a bank, the Group handles a considerable amount of personal and confidential information about its customers and its own internal operations. The Group also uses third parties to process and manage information on its behalf. The Group employs a team of information security subject matter experts who are responsible for the development and implementation of the Group’s Information Security Policy. The Group is conscious that threats to information security are continuously evolving and as such the Group conducts regular internal and external reviews to ensure new threats are identified, evolving risks are mitigated, policies and procedures are updated, and good practice is maintained. However, there is a risk that information may be inadvertently or inappropriately accessed or distributed or illegally accessed or stolen. Any unauthorised use of confidential information could potentially result in breaches of privacy laws, regulatory sanctions, legal action, and claims of compensation or erosion to the Group’s competitive market position, which could adversely affect the Group’s financial position and reputation.

18.	The Group is exposed to reputation risk, which may adversely impact its business, operations and financial condition

Damage to the Group’s reputation may have wide-ranging impacts, including adverse effects on the Group’s profitability, capacity and cost of sourcing funding, and availability of new business opportunities.

Reputation risk may arise as a result of an external event or the Group’s own actions, and adversely affect perceptions about the Group held by the public (including the Group’s customers), shareholders, investors, regulators or rating agencies. The impact of a risk event on the Group’s reputation may exceed any direct cost of the risk event itself and may adversely impact the Group’s business, operations and financial condition.

19.	The unexpected loss of key staff or inadequate management of human resources may adversely affect the Group’s business, operations and financial condition

The Group’s ability to attract and retain suitably qualified and skilled employees is an important factor in achieving its strategic objectives. The Chief Executive Officer and the management team of the Chief Executive Officer have skills and reputation that are critical to setting the strategic direction, successful management and growth of the Group, and whose unexpected loss due to resignation, retirement, death or illness may adversely affect its operations and financial condition. The Group may in the future have difficulty retaining or attracting highly qualified people for important roles, which could adversely affect its business, operations and financial condition.

20.	The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition

ANZ is exposed to climate related events (including climate change). These events include severe storms, drought, fires, cyclones, hurricanes, floods and rising sea levels. The impact of these events may temporarily interrupt or restrict the provision of some Group services, and also adversely affect the Group’s collateral position in relation to credit facilities extended to customers.

ANZ may also be exposed to other events such as geological events (volcanic or seismic activity, tsunamis); plant and animal diseases or a flu pandemic. These may severely disrupt normal business activity and have a negative effect on the Group’s business, operations and financial condition. The most recent example of this was the major earthquakes in Christchurch, New Zealand. Whilst much of the widespread property damage was covered by public (N.Z. Earthquake Commission) and private insurance, there have been and may continue to be negative impacts on property (and hence security) values and on future levels of insurance and reinsurance coverage across New Zealand. A reduction in value of New Zealand property as a result of geological events such as earthquakes could increase lending losses which may adversely affect the Group’s business, operations and financial condition.

21.	Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition

The Group is subject to laws, regulations, policies and codes of practice in Australia, New Zealand, the United Kingdom, the United States of America, Hong Kong, Singapore, Japan, China and other countries within the Asia Pacific region in which it has operations, trades or raises funds or in respect of which it has some other connection. In particular, the Group’s banking, funds management and insurance activities are subject to extensive regulation, mainly relating to its liquidity levels, capital, solvency, provisioning, and insurance policy terms and conditions.

Regulations vary from country to country but generally are designed to protect depositors, insured parties, customers with other banking products, and the banking and insurance system as a whole. Some of the jurisdictions in which the Group operates do not permit local deposits to be used to fund operations outside of that jurisdiction. In the event the Group experiences reduced liquidity, these deposits may not be available to fund the operations of the Group.

The Australian Government and its agencies, including APRA, the RBA index and other financial industry regulatory bodies, including the Australian Securities and Investments Commission (“ASIC”) and the Australian Competition and Consumer Commission (“ACCC”), have supervisory oversight of the Group. The New Zealand Government and its agencies, including the RBNZ, the Financial Markets Authority and the Commerce Commission, have supervisory oversight of the Group’s operations in New Zealand. To the extent that the Group has operations, trades or raises funds in, or has some other connection with, countries other than Australia or New Zealand, then such activities may be subject to the laws of, and regulation by agencies in, those countries. Such regulatory agencies include, by way of example, the U.S. Federal Reserve Board, the U.S. Department of Treasury, the U.S. Office

SUPPLEMENTARY INFORMATION

of the Comptroller of the Currency, the U.S. Office of Foreign Assets Control, the UK Prudential Regulation Authority and the Financial Conduct Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, the China Banking Regulatory Commission, the Kanto Local Finance Bureau of Japan, and other financial regulatory bodies in those countries and in other relevant countries. In addition, the Group’s expansion and growth in the Asia Pacific region gives rise to a requirement to comply with a number of different legal and regulatory regimes across that region.

A failure to comply with any standards, laws, regulations or policies in any of those jurisdictions could result in sanctions by these or other regulatory agencies, the exercise of any discretionary powers that the regulators hold or compensatory action by affected persons, which may in turn cause substantial damage to the Group’s reputation. To the extent that these regulatory requirements limit the Group’s operations or flexibility, they could adversely impact the Group’s profitability and prospects.

These regulatory and other governmental agencies (including revenue and tax authorities) frequently review banking and tax laws, regulations, codes of practice and policies. Changes to laws, regulations, codes of practice or policies, including changes in interpretation or implementation of laws, regulations, codes of practice or policies, could affect the Group in substantial and unpredictable ways and may even conflict with each other. These may include increasing required levels of bank liquidity and capital adequacy, limiting the types of financial services and products the Group can offer, and/or increasing the ability of non-banks to offer competing financial services or products, as well as changes to accounting standards, taxation laws and prudential regulatory requirements.

As a result of the global financial crisis, regulators have proposed various amendments to financial regulation that will affect the Group. APRA, the Basel Committee on Banking Supervision (the “Basel Committee”) and regulators in other jurisdictions where the Group has a presence have released discussion papers and in some instances final regulations in regard to strengthening the resilience of the banking and insurance sectors, including proposals to strengthen capital and liquidity requirements for the banking sector. In addition, the United States has passed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act which significantly affects financial institutions and financial activities in the United States.

Uncertainty remains as to the final form that some of the proposed regulatory changes will take in Australia, New Zealand, the United States and other countries in which the Group operates and any such changes could adversely affect the Group’s business, operations and financial condition. The changes may lead the Group to, among other things, change its business mix, incur additional costs as a result of increased management attention, raise additional amounts of higher-quality capital (such as ordinary shares or Tier 1 or Tier 2 instruments) or retain capital (through lower dividends), and hold significant levels of additional liquid assets and undertake further lengthening of the funding base.

In particular, the final regulations promulgated by APRA will require a 100% deduction from Tier 1 Capital for minority equity interests, up from a deduction of 50% currently. ANZ currently holds minority equity interests in banks in multiple Asian jurisdictions, including Malaysia, Indonesia, China and the Philippines. This change will require ANZ, in order to maintain its Tier 1 Capital ratio, to engage in a combination of raising additional Tier 1 Capital, divesting these minority equity interests and acquiring controlling interests in the entities in which it currently holds minority equity interests.

The Foreign Tax Compliance Act (“FATCA”) enacted on March 18, 2010, requires foreign financial institutions (such as the Group) to provide the U.S. Internal Revenue Service with information on certain foreign accounts held by U.S. persons. FATCA is expected to require significant investments by affected institutions in compliance and reporting framework that will meet FATCA standards.

22.	Unexpected changes to the Group’s license to operate in any jurisdiction may adversely affect its business, operations and financial condition

The Group is licensed to operate in the various countries, states and territories. Unexpected changes in the conditions of the licenses to operate by governments, administrations or regulatory agencies which prohibit or restrict the Group from trading in a manner that was previously permitted may adversely impact the Group’s operations and subsequent financial results.

23.	The Group is exposed to insurance risk, which may adversely affect its business, operations and financial condition

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected and, in the case of annuity business, should annuitants live longer than expected. For general insurance business, insurance risk arises mainly through weather-related incidents (including floods and bushfires) and other calamities, such as earthquakes, tsunamis and volcanic activities, as well as adverse variability in home, contents, motor, travel and other insurance claim amounts. For further details on climate and geological events see also the risk factor entitled “The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition”. The Group has exposure to insurance risk in both life insurance and general insurance business, which may adversely affect its business, operations and financial condition.

In addition, the Group has various direct and indirect pension obligations towards its current and former staff. These obligations entail various risks which are similar to, among others, risks involving a capital investment. Risks, however, may also arise due to changes in tax or other legislation, and/or in judicial rulings, as well as inflation rates or interest rates. Any of these risks could have a material adverse effect on the Group’s business, operations and financial condition.

24.	The Group may experience reductions in the valuation of some of its assets, resulting in fair value adjustments that may have a material adverse effect on its earnings

Under Australian Accounting Standards, the Group recognises at fair value:

•	financial instruments classified as “held-for-trading” or “designated as at fair value through profit or loss”;

•	financial assets classified as “available-for-sale”; and

•	derivatives.

Generally, in order to establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other accepted valuation techniques. In certain circumstances, the data for individual financial instruments or classes of financial instruments used by such estimates or techniques may not be available or may become unavailable due to changes in market conditions. In these circumstances, the fair value is determined using data derived and extrapolated from market data, and tested against historic transactions and observed market trends.

SUPPLEMENTARY INFORMATION

The valuation models incorporate the impact of factors that would influence the fair value determined by a market participant. Principal inputs used in the determination of the fair value of financial instruments based on valuation techniques include data inputs such as statistical data on delinquency rates, foreclosure rates, actual losses, counterparty credit spreads, recovery rates, implied default probabilities, credit index tranche prices and correlation curves. These assumptions, judgments and estimates need to be updated to reflect changing trends and market conditions. The resulting change in the fair values of the financial instruments could have a material adverse effect on the Group’s earnings.

25.	Changes to accounting policies may adversely affect the Group’s business, operations and financial condition

The accounting policies and methods that the Group applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so that they not only comply with generally accepted accounting principles but they also reflect the most appropriate manner in which to record and report on the financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of financial position and results of operations.

In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with generally accepted accounting principles and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

26.	The Group may be exposed to the risk of impairment to capitalised software, goodwill and other intangible assets that may adversely affect its business, operations and financial condition

In certain circumstances the Group may be exposed to a reduction in the value of intangible assets. As at 31 March 2013, the Group carried goodwill principally related to its investments in New Zealand and Australia, intangible assets principally relating to assets recognized on acquisition of subsidiaries, and capitalised software balances.

The Group is required to assess the recoverability of the goodwill balances on at least an annual basis. For this purpose the Group uses either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part or all of the goodwill balances.

Capitalised software and other intangible assets (including acquired portfolio of insurance and investment business and deferred acquisition costs) are assessed for indicators of impairment at least annually. In the event that an asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, an impairment may be recorded, adversely impacting the Group’s financial condition.

27.	Litigation and contingent liabilities may adversely affect the Group’s business, operations and financial condition

From time to time, the Group may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which, if they crystallise, may adversely affect the Group’s results. The Group’s material contingent liabilities are described in Note 14 of the 2013 Condensed Consolidated Financial Statements. There is a risk that these contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

28.	The Group regularly considers acquisition and divestment opportunities, and there is a risk that ANZ may undertake an acquisition or divestment that could result in a material adverse effect on its business, operations and financial condition

The Group regularly examines a range of corporate opportunities, including material acquisitions and disposals, with a view to determining whether those opportunities will enhance the Group’s financial performance and position. Any corporate opportunity that is pursued could, for a variety of reasons, turn out to have a material adverse effect on the Group.

The successful implementation of the Group’s corporate strategy, including its strategy to expand in the Asia Pacific region, will depend on a range of factors including potential funding strategies, and challenges associated with integrating and adding value to acquired businesses, as well as new regulatory, market and other risks associated with increasing operations outside of Australia and New Zealand.

There can be no assurance that any acquisition would have the anticipated results, including results relating to the total cost of integration, the time required to complete the integration, the amount of longer-term cost savings, the overall performance of the combined entity, or an improved price for the Group’s securities. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems, and management controls, as well as managing relevant relationships with employees, customers, counterparties, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect the Group’s operations or results. Additionally, there can be no assurance that employees, customers, counterparties, suppliers and other business partners of newly acquired businesses will remain as such post-acquisition, and the loss of employees, customers, counterparties, suppliers and other business partners could adversely affect the Group’s operations or results.

Acquisitions and disposals may also result in business disruptions that cause the Group to lose customers or cause customers to remove their business from the Group to competing financial institutions. It is possible that the integration process related to acquisitions could result in the disruption of the Group’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect the Group’s ability to maintain relationships with employees, customers, counterparties, suppliers and other business partners, which could adversely affect the Group’s ability to conduct its business successfully. The Group’s operating performance, risk profile or capital structure may also be affected by these corporate opportunities and there is a risk that any of the Group’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

DEFINITIONS

AAS - Australian Accounting Standards.

AASB - Australian Accounting Standards Board.

Cash profit is a measure of profit which is prepared on a basis other than in accordance with accounting standards. Cash profit represents a measure of the result of the ongoing business activities of the Group, enabling shareholders to assess Group and Divisional performance against prior periods and against peer institutions. To calculate cash profit, the Group excludes items from statutory net profit as below. These items are calculated consistently period on period so as not to discriminate between positive and negative adjustments.

Gains and losses are adjusted where they are significant, or have the potential to be significant in any one period, and fall into one of three categories:

1.	non-core gains or losses included in earnings arising from changes in tax, legal, accounting legislation or other non-core items not associated with the ongoing operations of the Group;

2.	treasury shares, revaluation of policy liabilities, economic hedging impacts and similar accounting items that represent timing differences that will reverse through earnings in the future; and

3.	accounting reclassifications between individual line items that do not impact reported results, such as policyholder tax gross up.

The adjustments made in arriving at cash profit are included in statutory profit which is subject to review within the context of the Group Condensed Consolidated Financial Statements review. Cash profit is not subject to review by the external auditor, however, the external auditor has informed the Audit Committee that the adjustments have been determined on a consistent basis across each period presented.

Collective provision is the provision for credit losses that are inherent in the portfolio but not able to be individually identified. A collective provision may only be recognised when a loss event has already occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations debt excluding securitisation deposits.

Economic Profit is a risk adjusted profit measure. Economic Profit is determined by adjusting cash profit with economic credit costs, the benefit of imputation credits and the cost of capital. This measure is used to evaluate business unit performance and is included in determining the variable component of remuneration packages.

Expected loss is determined based on the expected average annual loss of principal over the economic cycle for the current risk profile of the lending portfolio.

IFRS – International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial Assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had an impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired commitments and contingencies comprises undrawn facilities and contingent facilities where the customer’s status is defined as impaired.

Impaired loans comprises drawn facilities where the customer’s status is defined as impaired.

Individual provision charge is the amount of expected credit losses on financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flows over the lives of those financial instruments.

Liquid assets are cash and cash equivalent assets. Cash equivalent assets are highly liquid investments with short periods to maturity, are readily convertible to cash at ANZ’s discretion and are subject to an insignificant risk of material changes in value.

Net interest average margin is net interest income as a percentage of average interest earning assets.

Net loans and advances includes gross loans and advances and acceptances and capitalized brokerage/mortgage origination fees, less unearned income and provisions for credit impairment.

Net tangible assets equals share capital and reserves attributable to shareholders of the Group less preference share capital and unamortised intangible assets (including goodwill and software).

Operating expenses excludes the provision for impairment of loans and advances charge.

Operating income includes net funds management and insurance income, share of associates profit and other operating income.

Repo discount is a discount applicable on the repurchase by a central bank of an eligible security pursuant to a repurchase agreement.

DEFINITIONS

Restructured items comprise facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Revenue includes net interest income, net funds management and insurance income, share of associates profit and other operating income.

Segment review description

The Group operates and manages its cash results on a divisional structure comprising Australia, International & Institutional Banking (IIB), New Zealand and Global Wealth.

Group Centre comprises functions that service the organisation globally.

Australia

The Australia division comprises Retail and Corporate and Commercial Banking and business units. Retail includes Mortgages, Consumer Cards and Unsecured Lending and Deposits. Corporate and Commercial Banking includes Corporate Banking, Esanda, Regional Business Banking and Small Business Banking.

•	Retail

•	Retail Distribution delivers banking solutions to customers via the Australian branch network, ANZ Direct and specialist sales channels.

•

Retail Products is responsible for delivering a range of products including mortgages, credit cards, personal loans, transaction banking, savings accounts and deposits, using capabilities in product, analytics, customer research, segmentation, strategy and marketing. It also provides online and electronic payment solutions for businesses.

•	Mortgages provides housing finance to consumers in Australia for both owner occupied and investment purposes.

•	Cards and Payments provides consumer and commercial credit cards, personal loans and merchant services.

•	Deposits provides transaction banking, savings and investment products, such as term deposits and cash management accounts.

•	Corporate and Commercial Banking

•

Corporate Banking provides a full range of banking services offering traditional relationship banking and sophisticated financial solutions, largely to privately owned companies with a turnover greater than A$125 million.

•	Esanda provides motor vehicle and equipment finance and investment products.

•	Regional Business Banking provides a full range of banking services to non metropolitan business banking customers.

•	Business Banking provides a full range of banking services, including risk management, to metropolitan based small to medium sized business clients with a turnover of up to A$125 million.

•	Small Business Banking provides a full range of banking services for metropolitan and regional based small businesses in Australia with lending up to A$1 million.

International and Institutional Banking

The International and Institutional Banking division comprises Global Institutional, Retail Asia Pacific and Asia Partnerships business units, along with Relationship & Infrastructure.

•

Global Institutional provides global financial services to government, corporate and institutional clients with a focus on solutions for clients with complex financial needs, based on a deep understanding of their businesses and industries, with particular expertise in natural resources, agriculture and infrastructure. Institutional delivers transaction banking, specialised and relationship lending and markets solutions in Australia, New Zealand, Asia Pacific, Europe and America.

•

Transaction Banking provides working capital solutions including deposit products, cash transaction banking management, trade finance, international payments, and clearing services principally to institutional and corporate customers.

•

Global Markets provides risk management services to corporate and institutional clients globally in relation to foreign exchange, interest rates, credit, commodities, debt capital markets, wealth solutions and equity derivatives. Markets provides origination, underwriting, structuring and risk management services, advice and sale of credit and derivative products globally. Markets also manages the Group’s interest rate risk position and liquidity portfolio.

•

Global Loans provides term loans, working capital facilities and specialist loan structuring. It provides specialist credit analysis, structuring, execution and ongoing monitoring of strategically significant customer transactions, including project and structured finance, debt structuring and acquisition finance, loan product structuring and management, structured asset and export finance.

•	Retail which provides retail and small business banking services to customers in the Asia Pacific region and also includes investment and insurance products and services for Asia Pacific customers.

•

Asia Partnerships which is a portfolio of strategic partnerships in Asia. This includes investments in Indonesia with PT Bank Pan Indonesia, in the Philippines with Metrobank Cards Corporation, in China with Bank of Tianjin and Shanghai Rural Commercial Bank, in Malaysia with AMMB Holdings Berhad and in Vietnam with Saigon Securities Incorporation.

•

Relationship & Infrastructure includes client relationship management teams for global institutional and financial institution and corporate customers in Australia, New Zealand, Asia Pacific, Europe and America corporate advisory and central support functions. Relationship and infrastructure also includes businesses within IIB which are discontinued.

DEFINITIONS

Segment review description, cont’d

New Zealand

The New Zealand division comprises Retail and Commercial business units, and Operations and Support which includes the central support functions (including Treasury funding).

•	Retail

•	Includes Mortgages, Credit Cards and Unsecured Lending to personal customers in New Zealand.

•	Commercial

•

Commercial & Agri (CommAgri) provides financial solutions through a relationship management model for medium-sized businesses, including agri-business, with a turnover of up to NZ$150 million. Asset Finance (including motor vehicle and equipment finance), operating leases and investment products are provided under the UDC brand.

•	Small Business Banking provides a full range of banking services to small enterprises, typically with turnover of less than NZ$5 million.

Global Wealth

The Global Wealth division comprises Funds Management, Insurance and Private Wealth which provides investment, superannuation, insurance products and services (including Private Banking) for customers across Australia, New Zealand and Asia.

•	Private Wealth specialises in assisting individuals and families to manage, grow and preserve their wealth. The businesses within Private Wealth include Private Bank, ANZ Trustees and Super Concepts.

•	Funds Management includes Pensions and Investment business of OnePath Group (in Australia and New Zealand), E*Trade and Investment Lending.

•	Insurance includes the insurance business of OnePath Group (in Australia and New Zealand) and Lender’s Mortgage Insurance.

Group Centre

Group Centre comprises Global Services & Operations, Group Technology, Group Human Resources, Group Risk, Group Strategy, Group Corporate Affairs, Group Corporate Communications, Group Treasury, Global Internal Audit, Group Finance, and Group Marketing, Innovation and Digital and Shareholder functions.

ALPHABETICAL INDEX

PAGE

Basis of preparation	92

CEO Overview	9

CFO Overview	11

Changes in composition of the Group	111

Condensed Consolidated Balance Sheet	89

Condensed Consolidated Cash Flow Statement	90

Condensed Consolidated Income Statement	87

Condensed Consolidated Statement of Comprehensive Income	88

Condensed Statement of Changes in Equity	91

Contingent liabilities and contingent assets	108

Credit quality	100

Definitions	134

Deposits and other borrowings	105

Dividends	96

Earnings per share	97

Geographic review	67

Income	93

Income tax expense	95

Investments in associates	111

Loan capital	105

Media Release	1

Net loans and advances	98

Operating expenses	94

Profit reconciliation	75

Provision for credit impairment	99

Related party disclosure	111

Segment analysis	110

Segment review	35

Shareholders’ equity	106

Share capital	106

Significant events since balance date	111

Snapshot	5

Supplementary Information – Average balance sheet and related interest	121

Supplementary Information – Capital management	116

Supplementary Information – Derivative financial instruments	126

Supplementary Information – Exchange rates	125

Supplementary Information – Four year summary by half year	115

Supplementary Information – Principal risks and uncertainties	127